                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10
                 GENERAL FORM FOR REGISTRATION OF SECURITIES
       Pursuant to Section 12(g) of The Securities Exchange Act of 1934



FILER:

        COMPANY DATA:

                COMPANY CONFORMED NAME: GENESIS INSURANCE & FINANCIAL
                                        SERVICES, INC.

                STATE OF INCORPORATION: NEVADA

                IRS EMPLOYER ID NO:     62-1636208

        BUSINESS ADDRESS

                STREET 1:               735 BROAD STREET
                                        SUITE 1001
                CITY:                   CHATTANOOGA
                STATE:                  TENNESSEE
                ZIP:                    37402
                BUSINESS PHONE:         (423) 266-7544

        Securities to be registered pursuant to Section 12(g) of the Act: None
        - Exchange: N/A

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement on its behalf by the undersigned, thereunto duly authorized.



                        GENESIS INSURANCE & FINANCIAL SERVICES, INC.



                        By:   /s/ Mohamed Khairy Mohamed Zayed
                            ----------------------------------------
                              Mr. Mohamed Khairy Mohamed Zayed, II
                              President/CEO


Date:  11/19/96
      ---------

                              TABLE OF CONTENTS


I.      GENESIS INSURANCE & FINANCIAL SERVICES, INC.

        DESCRIPTION OF BUSINESS
        -  Background
        -  The Products
        -  Management
        -  In-House Management
        -  Outside Management Support
        -  Marketing
        -  Conclusion

        COMPANY PROFILES AND INDUSTRY DISCUSSION
        -  Insurance Industry
        -  Agency Acquisition Proposal
        -  Projection of Profits for First Five Years of Operation
        -  Company Owned Finance Company
        -  Priscott, Whittley & Rose
           (Agency Acquisition and Management Company)
        -  Congress Re-Insurance Corporation, Inc.
        -  The Non-Insurance Surety Industry
        -  MotorSports Travel Centers, Inc.

        OTHER LONG RANGE PLANS
        -  Company Owned Insurance Company
        -  Expansion into Other States
        -  Increased Sales of Non-Insurance Sureties
        -  International Bank and Trade Finance
        -  Acquisition of a Treasury Listed Carrier
        -  Natural Gas/Energy Development Program
        -  Guarantee Settlement Corporation, Inc.
        -  Longhorn Energy Corporation, Inc.
              -  Proforma Consolidated Financial Statements, Years 1-5
           -  Consolidated Proforma Operating Statements, Months 1-24
           -  Five Year Proforma Annual Consolidated Operating Statements
        -  International Medical Products, Inc.
        -  Imagex Services, Inc.
        -  American Lift
        -  Miller Mountain Gold Mine
        -  MotorSports Travel Centers, Inc.

        SUMMARY OF INDUSTRY RISK FACTORS
        -  Insurance Industry
        -  Non-Insurance Surety Industry
        -  Medical Products and Service Industry
        -  Gold Mining Industry
        -  Natural Gas Development
        -  Industrial Life Manufacturing Industry
        -  Liquidity and Capital Resources

II.     MANAGEMENT'S DISCUSSION AND ANALYSIS

        -  Plan of Operations
        -  Genesis Insurance & Financial Services, Inc.

III.    MANAGEMENT'S DISCUSSION OF OPERATION RESULTS

        -  Operations
        -  Balance Sheet
        -  Cash Flow and Liability
        -  Results Of Operations For The 12-Months Ended 12/31/95

IV.     CONGRESS RE-INSURANCE and its SUBSIDIARIES

        -  Guarantee Settlement Corporation
        -  Longhorn Energy Corporation, Inc.

        OTHER COMPANIES:
        -  International Medical Products,Inc.
        -  Imagex Services, Inc.
        -  American Lift, Inc.
        -  Miller Mountain Gold Mine
        -  Priscott, Whittley & Rose
        -  MotorSports Travel Centers, Inc.

VI.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
        MANAGEMENT

        -  Resumes' of Directors and Executive Officers,
        -  Promoters and Control Persons
        -  Executive Compensation

VII.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VIII.   LEGAL PROCEEDINGS

IX.     DESCRIPTION OF PROPERTY

        -  Genesis Insurance & Financial Services, Inc.
        -  Priscott, Whitley & Rose
        -  Congress Re-Insurance Corporation, Inc.
        -  International Medical Products
        -  Imagex Services, Inc.
        -  Longhorn Energy Corporation
        -  American Lift, Inc.
        -  MotorSports Travel Centers, Inc.

X.      MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON
        EQUITY AND RELATED STOCKHOLDER MATTERS

        -  Recent Sales Of Unregistered Securities
        -  Description Of Registrant's Securities To Be Registered
        -  Indemnification Of Directors And Officer
        -  Changes In And Disagreements With Accountants

XI.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        -  Transfer Agent
        -  Over-The-Counter Market (OTC)
        -  Market Price Of and Dividends On the Registrant's Common Equity and
           Other Stockholder Matters
        -  Options, Grants and Exercises and Long Term Incentive Plans



        EXHIBITS

- Prior Four Year Audited Financial Statements while Operating as Congress Re-Insurance Corporation, Inc., Academy Insurance & Financial Services, Inc. and Guardian Insurance & Financial Services, Inc. (Now Genesis)

(ADDITIONAL EXHIBITS MAY FOLLOW IN THE FORM OF AMENDMENTS)

                  GENESIS INSURANCE & FINANCIAL SERVICES, INC.

                                   BACKGROUND

                            DESCRIPTION OF BUSINESS

     Created in 1988 as a Nevada Corporation trading under the name BIG BOSS MINES, then, SPECTRUM MANAGEMENT UNDERWRITERS GROUP, INC. (SMUG), the Company was later renamed after the acquisition of PAP Finance, Inc. to ACADEMY INSURANCE & FINANCIAL SERVICES, INC. and structured for the purpose of acquiring a series of insurance agencies and companies. On July 15, 1995, Academy Insurance & Financial Services, Inc., trading as AIFS (NASDAQ B.B. -
OTC), acquired CONGRESS RE-INSURANCE CORPORATION, INC. CONGRESS, operating as a Non-Insurance Surety company, and associated with a group of financial services
companies incorporated since 1987.   The CONGRESS group maintains assets valued
at over 130 million dollars, with a value of approximately 90 million dollars after contingent liabilities. On December 4, 1995, the Company's name was changed to GUARDIAN INSURANCE & FINANCIAL SERVICES, INC. and, in settlement of a trademark dispute, to GENESIS INSURANCE & FINANCIAL SERVICES, INC.

     CONGRESS started its operations with over 12 million dollars in sales of Non-Insurance Surety bonding and collateral packages, and has grown to over 35 million dollars in sales in 1995. The average gross profit has historically been between 1% and 5% of gross sales, with the average cost of sales at forty percent. CONGRESS Re-Insurance Corporation, Inc., anticipates its bond and collateral package sales alone to increase by over 60% annually by 1998. Additionally, with regard to GENESIS' operations, our goal is to increase consolidated sales to as much as 180 million dollars (subject to the success of the Company's anticipated public offering), where anticipated profits could reach 70 million dollars, projected from the combined operations of both GENESIS Insurance & Financial Services, Inc., and CONGRESS Re-Insurance Corporation. This projected revenue and sales base is the result of combining the agency acquisition plans of GENESIS Insurance & Financial Services, Inc. with the plan for increased bonding and acquisitions of diversified investments by the Company together with its subsidiary operations, all operating under the umbrella of GENESIS Insurance & Financial Services, Inc. (The foregoing expansion, growth and revenue projections are subject to the successful placement of an anticipated 25 million dollar stock offering).

     During November of 1995, when CONGRESS RE-INSURANCE CORPORATION, INC. acquired its parent, ACADEMY INSURANCE FINANCIAL SERVICES, INC., and Mohamed Khairy Mohamed Zayed, II, replaced Mr. Stan Cohen as its Chief Executive Officer. Academy was thereafter renamed GUARDIAN INSURANCE & FINANCIAL SERVICES, INC. and a comprehensive plan of acquisitions were formulated to combine its original "insurance agency acquisition plan" with the existing CONGRESS plan for the strategic acquisition of income-producing properties and investments in the Hospitality, Agriculture, Petroleum, Banking, Transportation, and Medical Technology Industries. This plan of diversity in the Company's holdings creates, we believe, protected value for its shareholders and increases the value of its Non-Insurance Surety products, which are backed by the value of its diverse asset base.

     GENESIS Insurance & Financial Services, Inc., through the combined assets of its wholly-owned subsidiary, CONGRESS Re-Insurance Corporation, Inc., together with its existing and future subsidiaries program, believes it is in a position of financial strength which will allow it both to move into the rated, regulated insurance industry, as well as to take advantage of the global opportunities in growth through acquisitions and through the expansion of its diverse subsidiary and asset base.

BACKGROUND

     For many years people have established financial service companies and insurance companies with excellent operational plans and exciting growth plans for the future. Unfortunately, because of a lack of attention to diversification of assets and operations, many failed or became "Turn-Around Targets" which were acquired by stronger companies in their industry in order to save the newcomers from imminent demise.

     GENESIS Insurance & Financial Services, Inc., being well aware of the pitfalls associated with changing economic and political conditions, has designed a comprehensive plan of diversification which has led to the current success of its wholly-owned subsidiary, CONGRESS Re-Insurance Corporation, and which management believes will also guarantee GENESIS Insurance Financial Services, Inc., a position of financial strength well into the future.

     GENESIS Insurance & Financial Services, Inc., through its subsidiary CONGRESS Re-Insurance Corporation will continue marketing its unique brand of Non-Insurance, corporate indemnification products at competitive rates, while the GENESIS subsidiary will market a wide range of regulated insurance products through its agency acquisition program. All operations will offer a high degree of customer service and risk management. Additionally, profit centers in GENESIS' plan of growth through acquisitions, together with revenues from its various existing holdings, we believe will maintain the Company's growth and will help to ensure its reputation and standing in the global economy as an established leader in service and product value.

THE PRODUCTS

     Performance Guarantee Bonds, Labor and Material Bonds, Financial Guarantee Bonds, 2% Trade Performance Bonds, and various other structured indemnification products currently being provided by GENESIS' wholly owned subsidiary, CONGRESS Re-Insurance Corporation, is the primary source of revenue at present, with its secondary source being the revenue of its other subsidiaries together with revenue generated by international financial consulting fees.

     GENESIS' subsidiary, CONGRESS Re-Insurance Corporation, Inc., has primarily focused on the minority-owned construction company market for its performance
bonding activities.   The Company services a wide variety of clients for whom it provides trade- related performance guarantees and financial guarantee products. There is a considerable niche market in the area of bonding minority-owned construction firms, and the Company enjoys considerable political support for its activities in this area, as many regulated "Insurance Sureties" are very demanding in their underwriting requirements, which has made it extremely difficult for many smaller firms to obtain rated bonding.

     GENESIS Insurance & Financial Services, Inc., through its subsidiary, CONGRESS Re-Insurance Corporation, Inc., maintains a high degree of control and accountability in the area of risk management through the implementation of "builder disbursement accounts," a very broad "counter-indemnity" agreement and "power of attorney" over its clients, together with other comprehensive monitoring programs which ensure top-level risk management while allowing clients to bid on and obtain quality projects for which they could not obtain rated sureties elsewhere.

     We believe that CONGRESS' unique concept of collateralization and indemnification programs are on the "cutting edge" of today's global economy, when the demand for various trade-related indemnification products has never been higher, through combining CONGRESS Re-Insurance Corporation's Non-Insurance Surety Bonding activities and acquisition plans with the insurance agency acquisitions planned by GENESIS Insurance & Financial Services, Inc. Accordingly, GENESIS will take full advantage of the opportunities available in today's global economy, giving it an extremely effective marketing and delivery system which will greatly enhance revenues in all profit centers.

     GENESIS Insurance & Financial Services, Inc., and its subsidiaries also plans to take advantage of the opportunities in the international banking industry through the strategic acquisition of a small ($7 to $10 million in assets) internationally chartered bank in 1997, which will increase the multitude of financial services which the Company is able offer its clients throughout the world.

     GENESIS Insurance & Financial Services, Inc. further plans to acquire various companies in the Medical Technology industry to further diversify its holdings, while maintaining the majority of its holdings in Treasuries and other Securities Portfolios, cash, gold, real estate, gas wells and other diversified assets.

     GENESIS' immediate goals, as set out above, included a small (Rule 504) stock offering to capitalize the beginning stages of its acquisition and marketing program. This Offering was successfully completed and placed for cash and services equal to $1,000,000 on August 8, 1996. Additionally, the Company plans a Secondary Offering of common stock to raise approximately 25 million dollars during 1996 and second quarter of 1997 in order to facilitate its acquisition and expansion program. The Company believes that by year-end, the Company's stock will exceed at least its book value, and therefore substantial dilution will not occur as less shares will be required to reach 25 million dollars.

     GENESIS INSURANCE & FINANCIAL SERVICES, INC.'s long term mission is to build a strong, diversified and internationally prominent group of companies supplying quality and value to the Regulated Insurance markets, the Non-Insurance Surety markets, the medical industry, mechanical lift industry, mining industry and the International Banking community. With the Company's previous success and with the implementation of its quality, experienced management team, we hope to see GENESIS Insurance & Financial Services, Inc. grow into a multi-national Fortune 500 corporation in the coming years.

MANAGEMENT

     The management and operation team consists of approximately twenty men and women whose backgrounds consist of Insurance, Non-Insurance Surety, Banking, Structured Finance, Management, Investment Management, International Law, Trading and Economics, many of whom have been associated with Fortune 500 Companies in the past. Additionally, our outside Management advisors provide tremendous support for management decisions and creativity. Comprehensive long term marketing programs for each of our family of companies are in place and described more fully in each company's business overview.

IN-HOUSE STAFF AND MANAGEMENT

     Mr. Mohamed Khairy Mohamed Zayed, II, President-CEO, Genesis Companies Mr. Gary Emery, VP, Marketing & Sales, Congress Reinsurance & Genesis Mr. Darrell Morgan, Sr. VP, Operations, President, Priscott, Whittley &
         Rose, Inc.
     Mr. Michael Edison, Operations Manager, Priscott, Whittley & Rose, Inc. Dr. Nayan Shah, President, IMP, Inc. Division
     Dr. Andrew Cappoccia, President, Imagex Division
     Ms. Lisa Lovell, President, American Lift, Inc. Division
     Mr. Michael Rehtorik, Investor Relations (Genesis)
     Ms. Deborah T. Evans, Information Services Manager (Staff)
     Ms. Janet M. Robert, Paralegal Assistant (Staff)
     Ms. Gayle Slaten, Communications Manager (Staff)
     Ms. Stephanie Mealer-Zayed, Payroll Assistant (Staff)
     Mr. Ken Todd, Investor Relations (Staff)

OUTSIDE MANAGEMENT SUPPORT (HOURLY/PROJECT BASIS)

     Mr. Herbert Woll, CPA
     Mr. A.C. McKee, CPA
     James Pratt, Esq., Attorney
     Jack Quarant, Attorney
     Aguliar & Sebastianelli, P.C., Attorney
     Nelson Rui G. Xavier Aquino, Esq., International Attorney
     Mr. Robert Gartzman, Consultant
     Hayden Financial Corporation, Consultant
     First Equity Corporation, Inc., Consultant
     Chase Capital Services, Inc., Consultant
     Ferguson Financial Insurance Services, Consultant
     Mrs. Donna Maxine Ferguson, Consultant
     Morgan Insurance Group, Inc., Consultant

MARKETING

     The market research accumulated by GENESIS Insurance & Financial Services and its family of companies project a worldwide market for its products and services to be well over $150 billion dollars by the end of 1998. Conservative estimates suggest Genesis' market share, with the Company's intensified, accelerated national marketing plan, product development, and customer service, the Company hopes to capture an average market share, which could generate as much as $180 million dollars in gross revenue annually by the end of 1998, in the agency acquisition program alone, together with a comparable consolidated profit center from the Company's other subsidiaries as well.

CONCLUSION

     Genesis Insurance & Financial Services, Inc. and its family of companies enjoy an established track-record of excellence and support services for our customers. Their expressions of satisfaction and encouragement are numerous, and we plan to continue our advances in the global marketplace with our unique and instrumental products and services and take advantage of the opportunities available in today's Global Economy.


                    COMPANY PROFILES AND INDUSTRY DISCUSSION


                               INSURANCE INDUSTRY


     There are basically two areas of retail sales in the insurance industry: the standard products sold both direct and through independent agents by national companies, such as Allstate, State Farm, Prudential, Chubb, Aetna, etc., and the non-standard higher-risk products offered to those who cannot qualify for the higher standard insurance products. We plan to market our products to the non-standard market. The non-standard market is a higher-premium, more profitable product which represents, in many cases, the larger segment of the market. Further, the insurance industry has some unique advantages in the states of Florida, North Carolina, Tennessee and many other selected states, not necessarily common to other industries.

     First, auto insurance is a mandatory purchase based upon the laws of the State as well as a requirement of banks and leasing companies. Also, commercial insurance products are required by landlords, general contractors and many other industries due to legal and moral responsibility that many insureds experience, thus causing them to purchase coverage. It is probably the only service that seems to be recession-proof. There is no choice of purchase, they must buy due to the above noted legal requirements.

     The retail agencies have not been hurt by the recent natural disasters that have caused many of the insurance companies to either go out of business or greatly reduce their sales. The reasons for this are mostly those noted above, that is, the purchase of these insurance products is based upon requirements established by persons other than the insured (state, county, landlords, contractors, etc.). Consequently, we believe that our agency acquisition program focused on the area of the industry previously discussed will help guarantee the success of our group of companies well into the future.

     Further, it is our intention to explore other avenues for future profit opportunities due to the large amount of annual premium which we will control. This includes:

                          AGENCY ACQUISITION PROPOSAL

     "GENESIS" plans to raise $25 million in funding, part of which will be used to acquire the above-mentioned 50+ automobile insurance sales agency locations and facilitate the acquisition, renovation and expansion plans of its other operations. The funds will be acquired through a public offering, which we anticipate to be complete during the fourth quarter of this year.

        THE FOLLOWING IS A PROJECTION OF THE PROFITS FOR THE FIRST FIVE
                              YEARS OF OPERATIONS.

     It is based on the anticipated projected earnings of 50+ agency locations with adjustments for centralized operations and the addition of products not sold by the present operations, plus normal expansion thereafter. We shall utilize the cash we generate each fiscal year to allow for the expansion and operation of additional units. Further, we project that there will already exist by that time a solid state-wide management organization to simplify such expansion.



AGENCIES:           YEAR 1       YEAR 2        YEAR 3        YEAR 4        YEAR 5
              ------------  -----------  ------------  ------------  ------------
LOCATIONS               58           97           134           220           370

POLICIES            79,575      148,665       265,320       435,600       732,600

PREMIUMS       $48,063,300  $89,793,660  $160,253,280  $263,102,400  $442,490,400

REVENUE        $ 9,096,522  $18,095,504  $ 32,294,750  $ 53,021,232  $ 89,172,072

EXPENSES       $ 5,614,520  $10,178,201  $ 16,566,195  $ 28,193,021  $ 47,021,721
=================================================================================
GROSS          $ 3,482,002  $ 7,917,303  $ 15,728,555  $ 24,828,211  $ 42,150,351
PROFIT (PRE-TAX)



     In summary, the foregoing is a general description of the insurance industry sector involved and followed by an overview of projected performance and operation forecast, of (Developmental Stage) Priscott, Whitley & Rose, Inc. and other owned companies (excluding IMP, Inc. and Miller Mountain Gold Mine, which follow).

     COMPANY OWNED FINANCE COMPANY- Based on anticipated annual premiums of over $50,000,000, we hope to structure and operate our own profitable financial services company to finance those premiums in the future (during our fourth or fifth years).

                           PRISCOTT, WHITTLEY & ROSE

                  (AGENCY ACQUISITION AND MANAGEMENT COMPANY)

   A WHOLLY OWNED SUBSIDIARY OF GENESIS INSURANCE & FINANCIAL SERVICES, INC.

     Priscott, Whittley & Rose, Inc., a wholly owned subsidiary of Genesis Insurance & Financial Services, Inc. was formed for the specific purpose of developing and implementing a nationwide agency acquisition program with a strong focus on the non-standard auto lines agencies. For Priscott, Whittley & Rose, Inc., the Company has employed Mr. Michael Edison, President of The Edison Companies, New York, New York and Mr. Darrell Morgan, Sr. Vice President of Morgan Insurance Group, Atlanta, Georgia, both of whom have decades of experience in agency acquisition consolidation and management. Mr. Morgan will operate as the Company's President while Mr. Edison shall serve in the capacity of Chief Operating Officer. The Company will institute its agency acquisition program upon the successful placement of the Company's anticipated secondary offering in which it is expected that the Company will earmark approximately $7 to $12 million in cash which will be used to support the operations of the acquisition program, initially.

     As demonstrated in the proforma operating statements included with this general background and representation, this particular model is based upon a 50+ agency acquisition program in the short term which may include one or more large agency groups rather than a large number of smaller independent single agencies. The company's revenues expectations and growth depends upon the success of capitalizing the acquisition program through the anticipated public offering or a private placement as the case may be. Additionally, the fundamental principles upon which the proforma operating statements were based are primarily derived from similar programs which were successful in the actual implementation, one of which was founded by Mr. Edison in the mid-80's by the name of Wicombe & Keates. The Company also intends to focus upon this particular acquisition program as its most prominent source of revenue and cash flow and therefore yields the most detailed proforma operation forecast and detailed cash flow projections.

     Additionally, the Company believes that through the agency acquisition program developed by Priscott, Whittley & Rose, Inc. officers, Morgan and Edison, together with the management of Genesis Insurance & Financial Services, Inc., low cost, high quality, competitive product lines can be delivered to the national consumer base associated with this particular non-standard auto lines product based on contenders for the competition which already exists in this area and the Company also expects that the development of a centralized processing center and information systems and development facility will also help the Company maintain higher profits and lower overhead ratios by virtue of the volume of business and the affect which centralized control management features provide.

     Again, our primary goal is the consolidation of 50+ non-standard auto line agency locations across the State of Florida, North Carolina and Tennessee (under one ownership and management) which we believe could place GENESIS Insurance & Financial Services, Inc.,

("GENESIS") among the larger independent insurance providers in those states by the latter part of 1998. Subsequent goals of acquiring 100 or more agencies in the succeeding years, if achieved, will provide the Company with even more of a command of the non-standard insurance products. At that level of volume "GENESIS" would be able to reduce operating costs while providing better service and increasing revenue. We would enjoy additional volume bonuses from various insurance companies whom we may represent that are not available to agencies with lesser volume.


                    CONGRESS RE-INSURANCE CORPORATION, INC.

                        A NON-INSURANCE CORPORATE SURETY

     THE NON-INSURANCE SURETY INDUSTRY- GENESIS, through its wholly-owned subsidiary, CONGRESS RE-INSURANCE CORPORATION, INC., offers a vast array of Non-Insurance Surety products, performance, payment, bid, labor, and materials, bonds, financial guarantee bonds, trade performance bonds, and other specially-structured indemnification instruments, all of which emanate from the statutory authority (both state and federal) which allow for the application and issuance of non-insurance corporate and individual surety obligations within the United States, and pursuant to international law as it pertains to the same. While it is unique by virtue of the fact that CONGRESS, is one of the few corporations which have capitalized on the statutory authority afforded under the law, which provide for the unregulated application and right to offer corporately/individually-guaranteed surety and co-surety (re-insurance) products throughout the country, without the cost burden of regulatory oversight which regulated insurance carriers are required to endure.

     CONGRESS RE-INSURANCE CORPORATION, INC., and its unique brand of Non-Insurance Surety products, was born out of the increasing demand for surety in the minority-owned and disadvantaged business community, where regulated (and rated) bonding is virtually impossible for small firms, and large firms alike, to obtain, without posting a near one-for-one cash collateral guarantee to the insurer. This being a nationwide attitude amongst the regulated insurance community, CONGRESS devised a mechanism of sophisticated accountability and control provisions which yields an intense risk management, oversight unit for each client, and every project under bond issue by CONGRESS in connection with contracts and performance obligations emanating from the construction industry, as well as those obligations which reside in the minority-owned or disadvantaged trading companies.

     Some of the features which make our Non-Insurance Surety products as valuable, if not more valuable than regulated bonding issued by major insurers, is the fact that we utilize a ratio of 1:1 in our issuance of indemnification contracts (bonds) versus a 4:1 or more ratio which is used by the regulated insurance industry. Consequently, guarantees issued by CONGRESS RE-INSURANCE CORPORATION, INC., are backed by collateral in a 1:1 ratio held by CONGRESS, in addition to the assets of the client, which are assigned by virtue of a power of attorney and a very strict indemnity agreement which is operative through each and every transaction-specific project under bond, which we believe yields a collateralized guarantee which has a value far in excess of many regulated insurance concerns by virtue of the fact that there is a great disparity in the manner which contingent liabilities are placed in relation to actual assets on hand. For instance, a regulated insurance concern may write a bond, or issue an indemnification instrument for one million dollars, against assets which, in fact, do not yet exist, because they have written obligation four times actual assets retained by the company. This is perfectly legitimate, and a well-accepted method of operation which is based on the theory and calculation of "loss ratios" which are analyzed and set by management. Consequently, the Department of Commerce and Insurance for various states which regulate insurance activities will allow an insurance company to write up obligations far in excess of its actual asset holdings if their "loss ratios" are low enough to merit such activities based on this method of calculating contingent liabilities. While this has worked well for some hundreds of years, it has also backfired many times in the face of natural disasters or other unforeseen events where an insurance company, utilizing this method of operations, is faced with multiple calls on bonds outstanding, which far exceed its available asset base, and the state is required to liquidate its position, pay those obligations and settle for a value much lower than the loss(es) involved.

     Consequently, many insurance companies have been forced out of business and many recipients of their guarantees have either been forced to "settle" for much less than their actual losses, without any recourse whatsoever. Also, the theory of "layering" regulated re-insurance, who take positions in contingent liabilities of an insurer, and in turn participate in the premium revenue obtained through the issuance of such obligations, and because the re-insurance companies utilize a similar calculation of contingent liabilities in multiples over and above their available assets, a virtual "house of cards" exists in the face of a serious disaster or major default under a series of obligations or even one major obligation in default. Also, another disparity between the regulated insurance market and the Non-Insurance Surety business (calculating a one-for-one asset-to-obligation ratio) is that, based on the foregoing principles, the obligations of CONGRESS RE-INSURANCE CORPORATION and the manner in which it operates, are, in actual fact, backed by several hundred percent more actual available assets than that of an opposing company using a loss ratio principle, issuing bonds in multiples over and above its actual asset holdings. Further, it is interesting to note another distinct difference between the regulated insurance bonding industry, utilizing these particular principles, and that is the fact that "insurance contracts" are considered "unilateral" in nature, whereas non-insurance corporate and individual sureties and guarantees are considered "bilateral" in nature, by virtue of the fact that an insurance contract guarantees the loss value under a bond only, and does not expose itself to the obligation of actually completing a project under construction, or any other performance under a third party contractual obligation. In other words, CONGRESS RE-INSURANCE CORPORATION, in the operation of its bonding, obligates itself pursuant to caveats in its indemnification agreement, which both allow and require it to have the right to complete the performance requirements of the client as set out in the underlying contract performance under bond, as well as the obligation to pay the loss value emanating therefrom. Consequently, CONGRESS becomes co-guarantor and participant with the client and has the right to replace work crews, finish or replace unacceptable work product, effectuate other performance obligations required under various contracts under bond, in a timely manner, together with the right and obligation to satisfy any loss value which may occur pursuant to a default under any particular bond.

     Accordingly, CONGRESS has been able to successfully cure default in many cases without having to pay losses in cash, but rather, completing "work product" by subcontracting or taking over general contracts, with the support of independent consultants and other entities which CONGRESS may engage to cure a default under a particular performance-related contractual agreement under bond, rather than simply writing a "blank check" to the loss payee.
This method of operation has been well-received by the client base of CONGRESS RE-INSURANCE CORPORATION, together with their principals and obligees.
CONGRESS RE-INSURANCE CORPORATION, INC., is also in the process of supporting the formation of a national association which will yield oversight to the currently unregulated Non-Insurance Surety market, and is also a supporter of legislation which shall protect the Non-Insurance Surety markets from unfair competition and unfair attempts to regulate the market, which has occurred from time to time in various states, which consider Non-Insurance Surety obligations to be in direct competition with regulated insurance. CONGRESS believes that in the next year, a national association will be formed complemented by legislation and support of protective covenants and other features to be included with the statutory authority which already exists, both on the federal and state levels, and which will further complement the operations of non-insurance sureties throughout the United States.

     In conclusion, CONGRESS RE-INSURANCE CORPORATION, together with its parent company, GENESIS INSURANCE & FINANCIAL SERVICES, expect to enjoy a considerable increase in the application of Non-Insurance Surety products throughout the United States and abroad as a result of its asset acquisition program, which shall allow considerable growth in the number of obligations issued by CONGRESS RE-INSURANCE CORPORATION. Further, with the implementation of its national marketing campaign, currently underway, CONGRESS RE-INSURANCE CORPORATION expects a considerable increase in revenues generated through the application of Non-Insurance Surety products which guarantee obligations that are suited for corporate surety guarantees, as opposed to regulated and rated insurance products. Lastly, a proforma representation of the increase in revenue associated with the Non-Insurance Surety operations of CONGRESS RE-INSURANCE CORPORATION may be found in the Consolidated Operation Statements and Balance Sheets which are a part of this comprehensive business plan. This information and the results of the increased marketing efforts of CONGRESS RE-INSURANCE CORPORATION, will be reported quarterly to its shareholder base and integrated into the public filings of its parent company, GENESIS INSURANCE & FINANCIAL SERVICES, INC.

                             OTHER LONG RANGE PLANS

     COMPANY OWNED INSURANCE COMPANY- We may also have the opportunity to selectively insure a portion or all of our own policies if expected revenue levels are achieved. At that point, we will be able to select the least-risk products and Insureds, as well as the maximum profits available. Further, there are many good carriers that we would be able to acquire in the future if it proves to be more advantageous than operating a company owned Direct Insurance Division.

     EXPANSION INTO OTHER STATES- Based on our experiences and research in Florida, North Carolina and Tennessee, we should enjoy greater productivity offering an opportunity to expand these programs into other states which share comparable laws and retail systems.

     INCREASED SALES OF NON-INSURANCE SURETIES-Through CONGRESS Re-Insurance Corporation we shall increase Non-Insurance Surety sales considerably due to the increase in asset value and revenue of the parent company [GENESIS], together with its increased national marketing efforts and diversification plan.

     INTERNATIONAL BANK AND TRADE FINANCE CO.-GENESIS plans to acquire (during the next year) an internationally chartered banking institution to take advantage of the opportunities in global trade finance and investment management. It is anticipated that approximately 7 to 12 million dollars would be required to facilitate such an acquisition.

     ACQUISITION OF A TREASURY LISTED CARRIER- The acquisition of and/or establishment of a small Treasury listed carrier would greatly enhance our profit margins and increase revenues. Consequently, the Company plans to acquire or establish such an operation during the next two years.

     NATURAL GAS/ENERGY DEVELOPMENT PROGRAM- GENESIS, through its wholly-owned subsidiary, LONGHORN ENERGY CORPORATION, INC., plans to develop its recently acquired natural gas wells which consist of five (5) capped wells located in northwest Tennessee (Morgan County) by engaging them on-line within the second quarter of this year. Well revenue will be used to acquire and develop up to 10,000 acres of additional properties in the area whereby the energy units may be marketed and sold off during the next 3-5 years. Funds from liquidation would be utilized to capitalize Genesis' related operations.

                     GUARANTEE SETTLEMENT CORPORATION, INC.

     GUARANTEE SETTLEMENT CORPORATION, INC., a Delaware Corporation and wholly owned subsidiary of Genesis Insurance & Financial Services, Inc. was originally established to become a division of CONGRESS RE-INSURANCE CORPORATION as a small independent surety Company and is currently in the developmental stage whereby its primary investment is a 620 acre real estate property deeded to the Company which exists an operating agriculture business (cattle ranch); whereby the operating income and revenue is not expected to exceed 15% of the revenue base of Genesis Insurance & Financial Services, its parent Company, and consequently, only the proforma operating statements and projections are included with a general summary of its assets which include approximately 270 head of Longhorn Cattle, a poultry breeding operation, which consists of approximately 40,000 chickens under a contract with a local poultry processing Company by the name of BENNETT POULTRY CORPORATION, INC., two small houses and trailer all of which house employees (5 including contract employees), general farming equipment (tractors, haybailers, feeding equipment, feed stock, medication, and other operating equipment). Guarantee Settlement Corporation through its parent Company, Genesis Insurance & Financial Services, Inc., acquired the property as an investment but plans to develop and sell the property in the future or by the original purchase price of 1.2 million dollars in a stock and cash transaction whereby 406,626 shares of 144 restricted stock in Genesis Insurance & Financial Services in exchange for all titles and deeds to the property and its equipment and operations including all contracts and revenue screen. The operation currently makes approximately $320,000 a year and is currently operating at a "break even" level. The unaudited financial projections are as follows:

                       LONGHORN ENERGY CORPORATION, INC.

     LONGHORN ENERGY CORPORATION, INC. was formed as a wholly owned subsidiary of Genesis Insurance & Financial Services whereby all of the natural gas properties, mineral rights, leases and other liberty interests, was conveyed and deeded to the Company as part of the transaction with "Serenity Acres" property to Guarantee Settlement Corporation as described above. However, these assets were deeded separately and it is the intention of the Company to exploit the natural gas resources which exists in five (5) drilled and capped natural gas wells on the properties deeded to Longhorn Energy Corporation, Inc.

     Based on geology and "well-head blow off tests", the consolidated value of the natural gas wells are approximately 5 million dollars over an estimated 10 year life for an expected annual revenue of $500,000 per annum after the wells are tied into a collection and delivery system. It is expected that approximately $150,000 - $200,000 will be required to accomplish this goal and make the natural gas well investment a revenue producing investment. As currently the operation of the Longhorn Energy Corporation produce no revenue and exist in the developmental stage, with future goals which include tying in the natural gas well to a collection of delivery systems enabling the sale of natural gas at current market rate. Based upon the fact that the expected revenue from operations will be less than 15% of the revenue of Genesis Insurance & Financial Services, Inc. management has included only proforma financial projections based upon expected revenue upon development, as previously described.

                      INTERNATIONAL MEDICAL PRODUCTS, INC.

   A WHOLLY OWNED SUBSIDIARY OF GENESIS INSURANCE & FINANCIAL SERVICES, INC.

                GENERAL BUSINESS PLAN AND SUMMARY OF OPERATIONS

I. COMPANY DESCRIPTION

     International Medical Products, Inc. (the Company), a wholly owned subsidiary of Genesis Insurance & Financial Services, Inc., is a company formed to design, develop, assemble and market primarily, a pocket-sized endotracheal and tracheostomy tube "cuff pressure monitoring device" ("Digital P-V Gauge"). This pocket-sized instrument allows the health care personnel as well as patients at home to maintain proper cuff pressure. The company is a new enterprise (2 years of actual sales) in the early stage of growth and expansion.

II. PRODUCT DESCRIPTION

     The Company's product is called the "Digital P-V Gauge" which is a pocket-sized instrument. When attached to the one-way valve of either the endotracheal tube or the tracheostomy tube, it allows the user to inflate, deflate and measure the cuff pressure. Hospital personnel such as respiratory therapists, nurse anesthetists, or anesthesiologists, can use the instrument during the tube incubation and during tube maintenance.

     The instrument allows the user to maintain safe cuff pressure and to minimize possible irreversible necrosis development in the mucosal wall of the trachea due to uncontrolled high cuff pressure.

     Significant product features are that it is pocket-sized, accurate, requires no maintenance and it is easy to use. It is capable of long term use because there are no moving parts such as dials, springs, or mechanical gears.

III. ADDITIONAL CAPITAL REQUIREMENTS

     Now that the DIGITAL P-V GAUGE has been successfully developed and currently enjoys some sales, both domestically as well as internationally, additional funds are required to complete the development of the corporations other various intellectual property and begin production of those various items, which consist of a cholesterol inhibiting drug, impotence management drug and other products, together with expanding our current initial stage marketing activities which primarily consist of several independent contracts or sale with various vendors and our primary international marketing contract with Mallinkrodt Corporation which without management's supervision, has produced initial annual income (together with other sources) of over $250,000 before taxes during the past two years. It is projected that $1,500,000 - $2,000,000 USD will be needed to complete the objectives of our Second Stage Marketing and Development Plans. The company plans to raise these funds through participating in a contemplated private placement issue of stock issued by its parent company, Genesis Insurance & Financial Services, Inc. During the third and fourth quarter of 1996.

     Shortly after the conclusion of this offering, assuming it is successful, International Medical Products, Inc. will implement its expanded marketing plan, which is generally summarized below:

IV. CHARACTERIZATION OF MARKET POTENTIAL

     There are approximately 2.5 million operations performed in this country per year. Most of these are performed in surgery rooms with the patient incubated with an endotracheal tube. Most of these tubes are properly inflated by the anesthesiologist; "however the procedure is done by feel, touch and/or experience."

     A majority of the patients do not need endotracheal tubes post surgically and the tubes are removed immediately after surgery. Even if the cuff pressure is excessive, generally in these cases, the patients would not develop any post-surgical complications. However, in patients who have longer surgical procedures and those who have endotracheal tubes in intensive care units or those patients who have a tracheostomy tube in them at home, it becomes important that the cuff pressure is in the safe range.

     Hospital personnel who care for the endotracheal tubes are respiratory therapists or nurse anesthetists. The tube incubation is generally done by an anesthesiologist. The long-term care, the maintenance of the tube and the cuff pressure check are done by respiratory therapist and/or nurse in the intensive care unit of the hospitals.

V. COMPETITION

     Posey & Company is distributing an aneroid pressure gauge imported from Germany. The retail price is $245 per unit. Initially, the "cuffalator" as it is called is quite accurate. However, after it has been in use for a while it loses accuracy. This is apparently due to its mechanical operation such as gears, springs, etc., which could go out of alignment. The device is bulky and not practical enough to carry around in your pocket and therefore, users do not have it with them when they need it.

     The Portax Corporation markets a hand-held device, which is electrical in nature and it allows the user to tell whether or not a cuff pressure is higher or lower than the safe rage. The safe range is decided by the company producing it, and it is SET at the factory.

     This product does address the issue of providing an accurate reading of the cuff pressure; however, it does NOT offer the freedom to the user to make a decision regarding the pressure at which he/she would like to incubate the patient. This is particularly true when the patient may have clinical reasons to maintain the cuff at a higher pressure temporarily.

                   OUR DEVICE ADDRESSES ALL OF THESE ISSUES:

     * ACCURACY,
     * FLEXIBILITY,
     * PORTABILITY.

     WE BELIEVE THE DIGITAL P-V GAUGE TRULY FILLS THE MARKET NEED FOR THE
PRODUCT.

VI. MARKETING AND DISTRIBUTION

     The marketing and distribution strategies are based on keeping the expenses low in the early stages of the venture. Therefore, a major national medical distributor has been selected {Mallinkrodt Corporation}, this provides immediate, nationwide product introduction, credibility with customers, inventory management and "one account" invoicing for the Company. It also frees up management to perform other tasks involving research and development of our other product projects.

VII. PRODUCT DEVELOPMENT MILESTONE

     Research and development efforts have been under way for a few years and have resulted in two U.S. patents. From which Product prototypes have been prepared. Design changes and modifications have been made as a result of consulting with eighteen institutions throughout the country. These new products which consist of Impotence Management Formulations, Cholesterol Inhibiting drugs and other products will add to the product base of International Medical Products, Inc. in the future.

     The P-V gauge product is FDA Approved as a Class II Medical Device pursuant to acceptance of data representations made on companies filed 510(k) applications, and is currently being marketed as an FDA Approved medical device, and other products which are currently still in the R & D phase the company applications (NDA - Medical Device, etc.) will be made as they are successfully developed.

VIII. MANAGEMENT

     NAYAN SHAH, age 43, serves as President, Director and Chief Executive Officer of the Company. After receiving a Ph. D. in Medical Engineering from University of London, Dr. Shah was a post-doctoral fellow at the University of Chicago in the Department of OB-Gyn during 1971 through 1972.

     From 1972 through 1978, he was a senior research scientist and group leader for the development of urological and respiratory care products for the Kendall Company, Division of the Colgate-Palmolive, Bernington, Illinois. Candle is a leader in the medical device manufacturing.

     From 1978 through 1982, he was a manager of technical planning for Medical Venture Corp. for Sherwood Medical Industries, Division of American Home Products, St. Louis, Missouri. Sherwood is a successful disposable medical products company. This company successfully developed respiratory care and OB-Gyn products. He was also involved in acquiring a major multi-million-dollar medical firm for Sherwood Medical Industries.

     From 1982 through 1983, he was a project manager for all operating room
(OR) products for Desert Medical Inc. a division of Warner-Lambert which successfully introduced four new OR products for the Company.

     From 1984 through 1987, he was a business manager for Medical Venture Group, Fasson Industrial Division.

     From 1987 to present, he has served as Director of Technology Transfer at the world renown Cleveland Clinic, sat on the Board and acted as Executive Officer in several public and private companies while continuing to operate International Medical Products, Inc. as its President to present where he is still active. Dr. Shah also holds a Board seat on the Parent Company Board of Genesis Insurance & Financial Services, Inc. and its family of companies.

     Also, Dr. Shah was responsible for the start-up of a venture and successfully negotiated joint-venture contracts with major pharmaceutical corporations within the U.S. and Europe. He left Fasson in 1987 to start.

     Dr. Shah attended the University of Bombay, India and received both his B.S. (chemistry and physics) and M.S. (organic biochemistry). He also attended medical and graduate school at the University of London, England and received his Doctor of Philosophy in medical engineering. Dr. Shah also has learned an M.B.A. through the executive program at Southern Illinois University, Edwardsville, Illinois, St. Louis campus.

     Dr. Shah holds eight U.S. patents. Four patents belong to previous corporations. He has successfully sold patent rights to two of his patents and receives royalty payments. The other two are on cuff gauge products.

     He has four other patent applications pending with the U.S. Patent Office for Fasson and Desert Medical, Inc.

IX. PARTS, SUPPLIES, FABRICATIONS, AND MANUFACTURING STRATEGY

     The product consists of a total of 13 parts. Seven parts are precision injection molded. Four local area molders are contracted for these parts.

     The other six parts are purchased parts and are always readily available. Assembly is also currently contracted out to local contract manufacturing companies which manufacture FDA Approved components and devices.

                             IMAGEX SERVICES, INC.


   A WHOLLY OWNED SUBSIDIARY OF GENESIS INSURANCE & FINANCIAL SERVICES, INC.

ITEM 1.   DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

Imagex , Services, Inc. ("Imagex" or the "Company") was incorporated under the laws of the State of Nevada on July 23, 1986 as Balloonies, Inc. ("BI"). BI acquired its present operating subsidiary, Unicare Services Inc., in a reverse acquisition on June 28, 1993 and BI changed its name to Imagex Services, Inc. upon such acquisition. Unicare was formed to begin the present medical diagnostic service business of the Company and had no material pre-acquisition activities. Imagex' wholly owned subsidiaries, Unicare Services, Inc. and Rome Magnetic Associates, Inc. which conduct business as Unicare and Rome, are herein referred to as "Unicare and Rome"; Imagex, Unicare and Rome are herein referred to individually or collectively as the "Company". Unicare and Rome were incorporated under the laws of the State of New York on April 16, 1993 and August 3, 1993, respectively. On August 9, 1996, Genesis Insurance & Financial Services, Inc. (GIFS), a Nevada corporation, purchased over 51% control of Imagex Services, Inc. Whereby Imagex Services, Inc. became a subsidiary of Genesis Insurance & Financial Services, Inc.

OPERATIONS

The Company provides medical diagnostic services to patients through contracting physicians, health maintenance organizations, preferred provider organizations, trade unions, physician groups, clinics, as well as other forms of group health plan providers (individually or collectively "Group Plans"). The Company enters into agreements with local Group Plans for the development and operation of individual medical diagnostic centers ("Centers") in specific geographical areas; currently the Company is negotiating with several Group Plans for the development and operation of Centers in New York State and the Carolinas.

The Centers are designed to provide diagnostic services at reduced cost for the insured member patients. Prices are generally below the existing respective regional market prices for similar diagnostic services offered by others.

The Company's operations had been severely limited due to the effect of a judgment obtained by General Electric Company against the Company. The Company and General Electric negotiated a settlement whereby the Company returned the
1.5 Vectra Tesla MRI unit for the Slocum Dixon site and received a $700,000 credit against the judgment and agreed to pay the balance of $700,000 over a 2-year period which sum the Company's president has personally guaranteed and the Company provided to General Electric a mortgage on the Greenville Center. The Judgment against the Company was vacated in April, 1996. The Company has retained the Rome MRI unit and shall continue to meet its monthly obligations under the lease for the 0.5 Tesla MRI unit located at Rome pursuant to the settlement.

ADMINISTRATION OF GROUP PLAN CENTERS

In the event the Company terminates any Group Plan agreements for specific defaults, the Company is expected to generally retain the right to contract with other Group Plans to utilize the Centers. The Company is dependent upon maintaining and developing affiliations with Group Plans for referrals. The Company is dependent upon a continuing public need for the services offered by the Medical Diagnostic Centers in the locations as situated, proposed or to be proposed.

The Company does and will concentrate its efforts on development, operation and administration of the Company Centers. Continued research on methods to improve operations, services, and equipment packages are anticipated to be accomplished through monitoring of existing operations.

   (1)  Services

The Company devotes its principal resources to developing, operating and administering the use of its equipment in Centers which provide medical diagnostic services for outpatients through practicing radiologists contracting for the use of the Company's imaging equipment. The Company contracts with and supports the medical practices of attending radiologist-physicians who operate medical practices at the Centers. The Company provides equipment and facilities and derives revenue from the use of its equipment and facilities. The type and quantity of medical examinations performed by the radiologist-physician results in the equipment and facilities usage fees derived by the Company. The Company provides administrative support to the physician-radiologists, as necessary, but the Company has no authority to direct the conduct or operation of the physician-radiologists' practices.
There are currently two Centers in operation, with a number in the planning and development stage. Centers are usually constructed or rehabilitated and operated to provide a full complement of diagnostic services for a particular institutional client or a particular physician group.

MARKETING AND PROMOTION

The Company relies primarily upon its staff's efforts in promoting the Centers to physicians located within the geographical service range of the Center and upon its president and its marketing consultant to develop Centers to service potential Group Plans. The Company also relies upon the efforts of the contracting radiologist-physicians, and, in the case of the Rome Center, the efforts of the Rome Hospital to build its patient base referrals to promote and market the Company's local Center; the Company generally also relies upon referrals from unaffiliated physicians located within the geographical service range of the Center. The patients are referred by physician groups or Group Plans with which the Company has a service contract; the referrals are made directly to the radiologists with whom the Company has a contract for services and use of the Center equipment- Other referrals are attributed to unaffiliated physicians located within the geographical service range of the Center.

Currently, the Company has a long term agreement for the services of two radiologists to read the MRI produced films for the Rome Center.

MEDICAL DIAGNOSTIC SERVICES


The following "diagnostic services" are proposed to be offered at most Centers:

MAGNETIC RESONANCE IMAGING ("MRI") is a technology utilizing a magnetic field, which is generated by either superconductive or permanent magnets (0.35 Tesla measurement level permanently induced) that produce energy in the radio frequency range. The resultant waves are processed through a computer to produce cross-sectional images of the internal human anatomy for clinical review of soft tissue.

MAMMOGRAPHY is an anatomical view of breast anatomy to determine the physical state of the breast and surrounding wall and/or glandular areas. These studies are done using a new method, called "screened x-ray", which can reduce the radiation levels by up to 50%. This examination is used in the detection of breast cancer.

ULTRASOUND uses high level ultrasonic waves that are beamed into the body, and the level of the wave form is measured on the return echo. The strength of the echo is computerized into 256 levels of gray to effect a pictorial representation of the area under review.

CAT SCANNING ("CT"), technically referred to as Computerized Axial Tomography scanning, is a diagnostic imaging technology utilizing x-ray coupled to a computer to produce cross-sectional images of the internal human anatomy.

X-RAY is based upon the ability of energy waves to penetrate human tissue and to be detected by either photographic film or electronic devices for the presentation of an image of the internal human anatomy for the purpose of determining the functional or physiological state of the particular portion of the anatomy being imaged. Two different kinds of energy waves are associated with this method of imaging, x-ray and gamma.

COMPANY OPERATED CENTERS


Each Center provides diagnostic services for medical patients. Each patient's referring physician receives a report as to the diagnostic services performed and the results of the tests, and additionally, preventative maintenance steps may be identified. Each Center is or is expected to be capable of internally completing the diagnostic testing specified herein.

ROME, NEW YORK CENTER

The Company entered into a marketing and administrative agreement in May, 1993 with the Rome Hospital and Murphy Memorial Hospital (collectively "Rome Hospital") for one Center in Rome, New York (the "Rome Center"). The Agreement was for a term of five years; however, the Rome Hospital was able to terminate the Agreement annually, provided the Rome Hospital retained the status of a part of the municipality. The Agreement was, in effect, terminated during 1995.

The Company has contracted with a radiology group whereby the group provides the radiological services and bills patients and pays the Company a fee for each procedure.

The Rome Center provides diagnostic services utilizing magnetic resonance imaging technology. The 0.5 Tesla MRI at the Center had been subject to a judgment in favor of General Electric Company; the Company settled the General Electric matter (see item 3), and continues its monthly obligations under the lease for the 0.5 Tesla MRI unit located at Rome pursuant to the settlement.

GREENVILLE, NEW YORK CENTER

The Company opened a 9,600 square foot Center in Greenville, New York (the "Greenville Center") in 1995. The Greenville Center limits its services to providing x-ray, ultrasound and mammography diagnostic services. It is anticipated that Greenville will offer MRI and CT in the fourth quarter of 1996. It provides the rural county populace with a comprehensive multi-modality imaging center. Located at the same site will be an independent full-service general medical practice and turnkey offices for satellite specialty practices to provide direct patient referrals. The Company believes this market has the potential to support a Center to service the population base. The equipment manufacturers have agreed in principal to install the equipment on a lease-financed basis. This Center was designed and constructed by the third party developer/landlord pursuant to specifications provided by the Company.

DOMESTIC OPPORTUNITIES

The Company's most active growth currently rests in the northeast corridor and New York State. The Company continues to seek acquisition opportunities and several negotiations are underway to establish Centers in Upstate New York communities in Queensbury, Plattsburgh, Glens Falls, and Gloversville, which will serve a number of surrounding rural communities.

The Company has signed an agreement with Silk Road Health Care Corporation to jointly develop a network of ten (10) diagnostic imaging centers throughout North Carolina and South Carolina. Once funding is approved by Silk Road Investment Co. Ltd., an investment company will be organized by Silk Road Health Care to fund such projects. There is no set opening day for the start of this project. Each Center planned with Silk Road will offer a full range of diagnostic imaging procedures, including MRI through mobile units and sharing of equipment, with an emphasis on women's health care.

INTERNATIONAL OPPORTUNITIES

The Company is planning to develop three Centers in Bolivia; these Centers are expected to pioneer one of the first MRI diagnostic services to the South American country of Bolivia. Centers are currently being planned in Los Pas (the country's capital), Santa Cruz and Cochabamba.

TELERADIOLOGY

Through a teleradiology venture the Company shall provide electronic linkup through American Telemedicine International to all of its Centers, both in the United States and abroad, having the diagnostic images read via teleradiology directly at Massachusetts General Hospital under the auspices of the Company's consulting radiologist-physician and Harvard Medical School professor, Dr. Kenneth Davis.

                          MEDICAL DIAGNOSTIC SERVICES

   Centers                   MRI     Mammography    Ultrasound     CT       X-Ray

Rome, New York               !(1)        (!)           (!)         x         (!)

Greenville, New York         !(1)        (!)           (!)        (!)         !


Proposed Centers                         (Proposed Services)

  Plattsburgh, New York       (!)        (!)           (!)        (!)        (!)
  Glens Falls, New York       (!)        (!)           (!)        (!)        (!)
  Johnstown, New York         (!)        (!)           (!)        (!)        (!)
  Schoharie, New York          x         (!)           (!)         x         (!)
  North Carolina              (!)        (!)           (!)        (!)        (!)
  South Carolina              (!)        (!)           (!)        (!)        (!)
  Bolivia, South America      (!)        (!)           (!)        (!)        (!)



                      !    =     Installed
                      x    =     Not Available
                      (!)  =     Proposed to be Installed


   (1) See Item 3 with respect to litigation and settlement negotiations affecting the Company's MRI units.

EMPIRE IMAGING

Empire Imaging Technologies, Ltd., a medical equipment sales, service and supply company, may be acquired pending formal documentation to memorialize the working relationship and transfer of consideration to the Empire Imaging shareholders to legally bind the acquisition. Empire Imaging will principally devote its services and resources to supplying and servicing the Company's Centers. The Centers will also continue to rely upon the equipment manufacturer warranties and service contracts for maintenance and support. Empire is anticipated to reduce costs of miscellaneous supplies and non-warranted service needs of the Centers through the in-house centralized supply and service system created through the acquisition. The acquisition will not be consummated until the purchase monies have been raised and adequate capital has been raised to fund its operations.

PER USE EXAMINATION FEE


The Company's technicians provide diagnostic imaging scans of the referred patients in accordance with the protocols and specifications required by the attending radiologist-physicians. The protocols and specifications for the scan relate to the angle of the scan, the degree that the hydrogen protons are magnetized and the data collection time period. The Company's technician processes the image and delivers the film to the radiologist-physician for review and diagnosis. The radiologist physician is charged an equipment user fee on the basis of a fee for each diagnostic examination (a "per use fee"); the per use fee includes an additional charge to recover the reimbursement of the estimated PRO RATA overhead costs including financing costs, service, warranty service, parts, tubes, cryogen and property damage insurance coverage paid to the manufacturer through the monthly fixed lease payment.

INSTALLATION

The original equipment manufacturer installs the equipment to the required installation specifications such that the services may be accurately performed with the equipment. The manufacturer leases the equipment to the Company on the basis of a fixed monthly rental fee which covers the manufacturer's overhead costs including financing costs, service, warranty service, parts, tubes, cryogens and property damage insurance coverage- The Company, through the manufacturer, is the sole supplier of this package to the Centers. The use of the Equipment package is restricted to only those uses authorized by the Company and the manufacturer.

SITE SELECTION

Selection of development sites is determined based upon, but not limited to the following considerations: (a) estimated residential or commercial population density, (b) proximity to and interconnection of primary or secondary thoroughfares, (c) estimated number of trade union patients in the territory,
(d) the number of trade unions registered within the territory, and (e) estimated sales forecasts based upon the above considerations. Selected territories for Centers are generally designated in both urban and rural population areas, which either contain too low of a volume of diagnostic service facilities, or in markets with higher than average health care costs.

   (2) Distribution Methods Inapplicable.


   (3) New Products Status Inapplicable.


   (4) Competition

The Company has encountered intense competition in the medical diagnostic services business from numerous competitors, almost all of which are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial and other resources, more employees and more extensive facilities than the Company now has or will have in the foreseeable future. Accordingly, such competitors are in a better position to finance operating diagnostic centers and/or offer incentives to management to run and/or supervise the operating diagnostic centers. The Company is not a significant factor in the field in which it is engaged and is at a very serious disadvantage against more established competitors.

Although the Company believes the diagnostic services are competitive in most circumstances based on convenience, uniqueness of service, cost and efficiency, many of the Company's diagnostic services are offered by competitors, who are larger, longer established and possess substantially greater financial resources and substantially larger administrative, technical and marketing staffs than of the Company.

The Company encounters direct competition from private medical groups and hospitals. A number of health care entities have indicated an intention to enter or have entered the medical diagnostic services business. Further, the United States Food and Drug Administration ("FDA") is currently investigating ways to reduce health care costs throughout the United States. Implementation of industry, insurance or government strategies or programs to reduce health care costs may have an unduly harsh result on the Company's business.

     (5) Raw Materials - Inapplicable.

     (6) Dependence on Single or Few Major Customers

The Company is dependent upon maintaining and developing affiliations with Group Plans for patient referrals. The Company is dependent upon a continuing public need for and use of the services offered by the Centers in the selected locations. The Company is dependent upon the substantial, continuing support of the equipment manufacturers for the development and implementation of operations at each new Center.

     (7) Patent, Trademarks, Licenses, Franchises and Concessions

The Company believes that its registered U.S. service mark "Imagex is of material importance to its business. The Company has consented to a Los Angeles, California company to use the mark "Image" with respect to their private labeling of mammolabels; the U.S. Trademark Office has unofficially approved the consent. The Company does not anticipate any trade difficulties to arise due to such consent, and does not anticipate consenting to any other organization utilizing a similar derivation of its mark.

     (8) Governmental Approval

The Equipment manufacturer files all required state and federal reports relating to the manufacturer's installation activities. The Company is responsible for obtaining all local site approvals and site planning approvals for the Equipment installation in strict accordance with the manufacturer's site planning specifications, and for mobile Equipment the Company also obtains site approval within the specifications of the trailer manufacturer. The Company provides all architectural or seismic preparations, calculations or submittals for local and state approval as required.

     (9) Effect of Governmental Regulations

The Company is subject to, and devotes substantial efforts to its compliance with, a variety of federal and state laws governing medical diagnostic service practices. State laws and regulations vary from state to state and impose some restrictions. The regulations may also require the licensing of the Centers and personnel. The Company seeks in good faith to comply with regulatory requirements. Given the scope of the Company's business, however, and the nature of medical health care regulation, compliance problems could be encountered from time to time. A significant modification of health care laws could significantly increase the cost of operation of the Medical Diagnostic Centers.

     SELF-REFERRAL REGULATIONS. As no physicians have, will have or be permitted to have an ownership interest in the Company's Centers, no future impact on Company operations is anticipated because of state and federal physician self-referral laws and other restrictions on physicians' interests in medical diagnostic centers. The radiologists-physicians, under contract with the Company to provide the medical diagnostic services through the radiologists-physicians' use of the equipment at the Centers, own their medical practices independent of the Company. Equipment use fees charged by the Company arise due to the use of the equipment separate from the medical fees charged by the independent radiologist-physicians.

     ANTI-KICKBACK LAW. The Company seeks to comply with federal anti-kickback provisions prohibiting the inducement or referrals of Medicare and Medicaid patients. However, given the scope of these provisions and their lack of specificity, compliance problems could be encountered. A compliance problem in this area could have a negative impact on the Company's business.

     (10) Research and Development - The Company presently does not devote any significant resources to research and development beyond that currently conducted for marketing and expansion purposes.


     (11)   Effect of Environmental Laws - Inapplicable.

     (12) Employees - At December 31, 1995, the Company had 7 salaried employees and no employees compensated on an hourly basis.

ITEM 2.  PROPERTIES

(a) The Company presently maintains its executive office at 80 Wolf Road, Suite 503, Albany, New York 12205, consisting of approximately 5,000 square feet at a monthly rental at or about market rates. The Company maintains its Rome Center at 8218 Turin Road, Rome, New York, 13440 at a monthly rental fee at or about market rate. The Company has a third-party lease for the Rome Center. The Rome lease is for 3 years expiring in 1996 for 1,008 square feet with an annual rental of $25,680.

The Company has completed purchase and construction of its Center in Greenville, New York. The Company owns the diagnostic imaging portion of the Greenville facility consisting of 2,000 square feet which houses the administrative and diagnostic imaging platforms. Construction of the second stage of the facility will be completed in 1996. The second stage of the Greenville facility consists of 8,000 square feet to house independent primary care and pharmacy businesses to be subleased from the Company to independent parties. The third stage of the Greenville facility will be rented from a third party and will have a monthly lease expense of $16,720 for a five year period beginning January 1, 1996 with an option to renew.

The Company is negotiating for leases for the other anticipated Centers, but as of yet, no agreements have been entered into.

ITEM 3.       LEGAL PROCEEDINGS

LITIGATION WITH - GENERAL ELECTRIC COMPANY - On March 17, 1995 General Electric Company (General Electric) filed suit against the Company in the Supreme Court of the State of New York in the County of Nassau; Index no. 95-007721. The suit alleged the Company defaulted on its leases of MRI imaging machines and demanded payment in full, approximately $1.5 million. A Stipulated Settlement of $1.3 million was reached on April 28, 1995. The Company is currently in monetary default under the terms of the Settlement, which obligation the Company's president has personally guaranteed. on September 13, 1995 General Electric obtained a money judgment in the amount of $3,699,341.10 and an order allowing General Electric to repossess the leased 1.5 Vectra/Tesla MRI located at the Slocum-Dixon Center and the leased 0.5 Tesla MRI located at the Rome Center.

The Company's operations had been severely limited due to the effect of the judgment obtained by General Electric against the Company. The Company and General Electric negotiated a settlement whereby the Company returned the 1.5 Vectra Tesla MRI unit for the Slocum Dixon site and received a $700,000 credit against the judgment and agreed to pay the balance of $700,000 over a 2- year period which sum the Company's president has personally guaranteed and the Company provided to General Electric a mortgage on the Greenville center. The judgment against the Company was vacated in April, 1996. The Company has retained the Rome MRI unit and shall continue to meet its monthly obligations under the lease for the 0.5 Tesla MRI unit located at Rome pursuant to the settlement.

Litigation with - Center Green, Inc. - On May 10, 1995, Center Green, Inc. filed a complaint against the Company in the Supreme court of the State of New York in the county of Oneida. The complaint alleges that the Company breached a building lease agreement and seeks specific performance under the lease, or in the alternative, back rent and legal costs. The Company denies such claims and believes it has no obligations thereunder.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to the stockholders for a vote in fiscal year 1995.

ITEM 5.    MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) The Company's common stock is quoted and traded in the over-the-counter market on the NASDAQ Bulletin Board under the symbol "IMXS". The following table indicates high and low bid and asked quotations for the Company's common stock for the periods indicated based upon information supplied by the National Quotation Bureau, Inc. (IINQBII). The prices represent prices between dealers, do not include retail markups, markdowns or commissions and do not represent actual transactions. The prices are not adjusted on a comparative basis to reflect stock dividends occurring in the reported periods. The Company's June 28, 1993 stock split was accounted for in NQB's report.

                                   Bid Prices                Asked Prices

                                   ----------                ------------

Quarter Ended                      High   Low                High     Low

-------------                      ----------                ------------

1992-1993
July 1, 1992 through               Not Available             Not Available
September 20, 1993

September 30, 1993                 2 1/2     2 1/4           3 1/4     2
December 31, 1993                  2 1/2     1 1/4           3 1/2     2 3/4

 1994

March 31, 1994                     2 3/4     2               3 3/4     2 3/4
June 30, 1994                      3         2               3 3/4     3
September 30, 1994                 5 1/8     2 1/4           5 1/2     3 1/4
December 30, 1994                  5 1/2     5               6         5 1/2

 1995

March 31, 1995                     6         5 1/4           6 3/4     5 3/4
June 30, 1995                      5 3/4     7 1/4           6 1/2     6 1/2
September 30, 1995                 7 1/4     4 1/4           7 1/2     6
December 30, 1995                  5 1/4       1/8           6 1/2       7/8

 1996

March 31, 1996                     31/32      1/16           1 1/16      3/8

     Although a public trading market for the common stock of the Company has developed, it is on the NASDAQ Bulletin Board System and not on an established trading exchange; thus trading may be limited.

(b) At December 31, 1995, the number of holders of the Company's common stock was one hundred ninety-one (191), based upon the number of record holders.

(c) The Company has not paid any dividends on the common stock since inception and does not expect to pay any dividends in the foreseeable future. Therefore, except to the extent dividends must be declared and paid on preferred stock, none of which is outstanding, it is unlikely that any dividends will be declared by the Company in the foreseeable future. Dividends on the common stock may not be paid if the Company is in arrears in the payment of dividends on its preferred stock.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Results of Operations

YEAR ENDING DECEMBER 31, 1995

The Company incurred a loss of $2,045,125 for the year ended December 31, 1995 on two medical diagnostic service centers which have been owned and operated since 1993. The loss is primarily attributable to a substantial reduction in the usage of the Company's equipment due to fewer patients seeking diagnostic services at the Company's centers as well as delays in opening the

Company's newest center in Greenville, New York. The Company intends to provide diagnostic services that are competitive due to the convenience, cost, efficiency and uniqueness of service.

1995 COMPARED TO 1994


Net revenues for the year ended December 31, 1995 were $205,498 as compared to $920,118 for the period ended December 31, 1994, a decrease over the prior year of $714,620.

Direct operating costs were $1,239,340 or 603% of net revenues for the year ended December 31, 1995 as compared to $1,119,764 or 122% of net revenues for the period ended December 31, 1994, an increase of $ 119,576. This increase was primarily due to additional payroll, physician staffing and the cost of equipment leases.

Selling, general and administrative expenses were $1,003,141 or 488% of net revenues for the year ended December 31, 1995 as compared to $320,043 or 35% of net revenues for the period ended December 31, 1994, an increase of $ 683,098. The increase is primarily due to a full year of operations and the opening of the corporate offices in Albany, New York.

The Company's financial condition at December 31, 199S reflects a $210,236 decrease in its accounts receivable balance as compared to December 31, 1994. This decrease is due to the lack of revenue generated at the Slocum-Dixon center and a significant decline in the number of patients at the Rome Center.

YEAR ENDING DECEMBER 31, 1994

The Company operated two medical diagnostic service centers that it opened in 1993, and incurred a loss of $523,188 for the year ended December 31, 1994. The loss is primarily attributable to a substantial reduction in the usage of the Company's equipment due to fewer patients seeking diagnostic services at the Company's Centers.

LIQUIDITY AND CAPITAL RESOURCES -

1995 COMPARED TO 1994


During the year ended December 31, 1995, cash decreased minimally. By obtaining extended payment terms with vendors and increasing its accrued expenses, cash used in operating activities totaled $1,087,544. This compares to cash provided by operations of $126,031 during the year ended December 31, 1994; a difference of $1,213,575. Cash was also used for the acquisition and construction of the Company's new facility in Greenville, New York which amounted to a cash outflow of $498,182. Cash flows provided by financing activities were $1,568,427, and were provided primarily from the sale of common stock and the proceeds from a note payable.

1994 COMPARED TO 1993


During the year ended December 31, 1994, cash increased minimally. By obtaining extended payment terms with vendors and increasing its accrued expenses, cash provided in operating activities totaled $126,031 an increase of $314,106 over the period ended December 31, 1993. Cash was primarily used for the acquisition and construction of the Company's new facility in Greenville, New York which amounted to a cash outflow of $236,298. Cash flows provided by financing activities were $110,415, and were provided primarily by loans from stockholders/directors of $135,963.

RECENT EVENTS

In April, 1996, the Company finalized its settlement of the General Electric litigation. The judgment against the Company was vacated in April, 1996. The settlement agreement calls for the Company to pay General Electric $700,000 over a two year period which sum the Company's president has personally guaranteed and placed a first mortgage to the benefit of General Electric on the Greenville facility. The Company has returned the GE 1.5 Vectra/Tesla MRI to General Electric and closed its Slocum Dixon Center.

In 1995 the Company sold 400,000 shares of stock pursuant to warrants at a price of $3.00/share to an independent consulting firm. The Company received other capital through private placement and loans.

Common stock subscriptions receivable for 1,500,000 shares were outstanding as of December 31, 1995 valued at average market price when issued aggregating @1,125,000. Such amounts exclude 2,050,000 shares that were outstanding as subscriptions receivable as of December 31, 1995, which were returned to the Company subsequent to that date.

The Company has developed a plan to maximize revenues at the two existing Centers by contracting with a marketing consultant to increase patient referrals and by contracting with a world renowned physician, Dr. Kenneth
Davis, to perform radiology services. In addition, the plan contemplates reduced operating costs through the consolidation of duplicative administrative functions and the streamlining of Company operations. The plan also anticipates having the new Greenville Center "on-line" and in full operation in 1996 and that additional centers will be developed as future opportunities arise. No assurance can be given that the Company will be successful in implementing such plan.

The Company's plans to overcome its current financial difficulties are largely based upon its ability to raise capital through the private placement of equity with potential investors. The Company anticipates obtaining working capital to enable the Company to develop a network of revenue producing Centers. The network of revenue producing Centers may take longer that one year to establish. No assurance can be given that the Company will be successful in raising such capital, or in developing a network or any Centers, or that any of its Centers will be profitable.

ITEM 7.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Attached following Item 13.


ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 28, 1993, the Company dismissed its principal accountant, Schiemann & Machen of Reno, Nevada. On November 30, 1993 Schiemann & Machen sold its assets and practice; by March 31, 1994 it had completed all work then in process thus Completely discontinuing its audit and accounting services by March 31, 1994. The ability to recover in litigation against the former accountants may be limited as the firm had sold its assets and practice on November 30, 1993. Thus, the Company and/or the investors may be unable to recover against the Company's former accountants as they may not have any assets. The former accountant's reports on the Company's financial statements the year prior thereto did not contain an adverse opinion or a disclaimer of opinion, however, such report was qualified due to a going concern uncertainty, but not as to audit scope, or accounting principles. The decision to change accountants was approved by the Company's board of directors. During the Company's fiscal year ending December 31, 1993, and during the period from January 1, 1993 through and including June 28, 1993, there were no disagreements between the Company and the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the Company's fiscal year ending December 31, 1992, and during the period from January 1, 1993 through and including June 28, 1993, the former accountants did not advise the Company that: (a) internal controls necessary for the Company to develop reliable financial statements did not exist; (b) information had come to the former accountant's attention that led it to no longer be able to rely on management's representation or that made it unwilling to be associated with the financial statements prepared by management;
(c) the former accountant needed to expand significantly the scope of its audit, or that information had come to the former accountant's attention that, if further investigated might have (i) materially impacted the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report or (ii) caused it to be unwilling to rely on management's representations or be associated with the Company's financial statements, and due to the dismissal of the former accountant, or for any other reason, the accountant did not so expand the scope of its audit or conduct such further investigation; or (d) information had come to the former accountants attention that the former accountant has concluded materially impact the fairness or reliability of either (I) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report, and due to the dismissal of the former accountant, or for any other reason, the issue was not resolved to the former accountant's satisfaction prior to its dismissal.

During 1993 the Company hired DiSanto Bertoline & Company, P.C., 628 Hebron Avenue, Glastonbury, Connecticut 06033 to be its principal accountant. Prior to hiring DiSanto Bertoline & Company, P.C., the Company had not consulted the newly engaged accountant regarding: (a) either the application of accounting principles to a modified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written report or oral advice was provided that the new accountant concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement with the former accountant or a reportable event. There have been no disagreements between the Company and its current accountants on any matter of accounting or financial disclosure.

                                    PART III

ITEM 9. DIRECTORS AND EXECUTIVE OFFICERS OF THE ISSUER

(a)-(b) The Executive officers and directors of the Company are:


                                     Position             Position
    Name                   Age      Held Since          with Company
    ------                 ---      ----------          ------------
    Andrew F. Capoccia      53        1993           President, Treasurer
                                                        and Director

The following is a brief account of the business experience of each director and executive officer of the Company during the past five years.

   ANDREW F. CAPOCCIA, age 53, has been President, Chief Executive Officer and a director of the Company since its acquisition of Unicare Services Inc. in June, 1993, and in March, 1994 was elected Treasurer. Prior to joining the Company, Mr. Capoccia engaged in the private practice of law in Albany, New York from 1975 to 1992. Mr. Capoccia was the President of four law centers incorporated as professional corporations in Albany, Binghamton, Rochester and Syracuse, New York consisting of approximately forty employees. From 1990 through January, 1993 Mr. Capoccia was the Treasurer and a director of Magar Inc., a private investment firm which specializes in the commercial development of early-stage companies and provides management consulting services to companies in which it has invested. In 1988 he was a co-founder of Life Medical Sciences, Inc. a publicly traded biomedical company. From 1986 to 1988, Mr. Capoccia was a co-founder and legal counsel of Marrow Tech, Inc., a publicly traded company engaged in research and development of tissue engineering technology; Marrow Tech changed its name to Advanced Tissues Sciences, Inc. in 1992. Mr. Capoccia holds the degrees of Bachelor of Arts in Psychology, Utica College of Syracuse University, 1968; Masters of Arts in Psychology, University of Akron, 1970; and a Juris Doctorate from Albany Law School, 1973. Mr. Capoccia retains his principal shareholdings in Magar Inc., Life Medical Sciences, and Advanced Tissues Sciences, Inc.

   (c)  Family Relationships between Directors and officers - None.

   ITEM 10. EXECUTIVE COMPENSATION AND TRANSACTIONS


   (a) SUMMARY OF COMPENSATION. The following table sets forth on an accrual basis for the years ended December 31, 1995, 1994, and 1993 the remuneration of each of the Company's officers whose remuneration exceeded $60,000 and for all officers of the Company as a group.


                           SUMMARY COMPENSATION TABLE

                                                         LONG TERM COMPENSATION

                Annual

              Compensation         Awards                    Payouts   Other

      -----------------------------------------------------------------------

Name/Position             Year    Salary    Bonus   Options   Payouts  401(k)
Andrew F. Capoccia        1995    $24,000    $0       N/A       N/A     N/A
President                 1994    $24,000    $0       N/A       N/A     N/A
Treasurer, Director       1993    $ 3,000    $0       N/A       N/A     N/A

   (1) N/R expresses that such form of compensation is "Not Available" at this time.

(b) REMUNERATION. For the fiscal year ending December 31, 1995, the Company anticipates paying aggregate direct remuneration (based on current salaries and anticipated bonuses) of approximately zero ($0.00) dollars to all officers as a group (one person) of which Mr.

     Capoccia will not be paid any monies. The Company entered into an employment contract with Mr. Capoccia effective January 1, 1996.

(c) STOCK OPTION PLANS. No stock option or incentive plans have been put into effect. The Board anticipates proposing a stock incentive plan at the next shareholders' meeting.

(d) AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUES.--Not applicable.

(e)  LTIP.--Not applicable.

(f) DIRECTORS' FEES. During the fiscal year ended December 31, 1995, no directors' fees were paid in cash to the Company's director. It is anticipated that the director will not be paid any directors' fees in the fiscal year ending December 31, 1996.

     At December 31, 1995, and at the date hereof, the company had one (1) officer/director who presently devotes all of his business time to the operations of the Company.

(g)  OTHER PLANS AND EMPLOYMENT CONTRACTS.  The Company entered into a five
     (5) year employment contract with the President wherein the President would be compensated at $175,000 the first year, the remaining years of the contract the compensation will be $350,000 per year unless sufficient funds are not readily available. The contract calls for a bonus of 5% of the net increase in current revenues over prior year revenues. The Company also granted an option to purchase 1 million shares at $.25 per share. As of May 31, 1996, the President has received no compensation from the Company. The Company does not have any other pension or similar plan. The Company currently does not have stock purchase, profit sharing, 401(k), thrift or similar plans. However, it does intend to propose a number of stock incentive plans to compensate its officers and directors and any key employees for beneficial service to the Company; the director of the Company has expressed an intention to vote in favor of such plans.

(h)  REPORT ON REPRICING OF OPTIONS/SARS.--Not applicable.

ITEM 11.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 1, 1996, the number of shares of the Company's Common Stock owned beneficially to the knowledge of the Company, by each beneficial owner of more than five percent (5%) of such Common Stock, by each director and by all officers and directors of the Company as a group. The percentages have been calculated on the basis of treating as outstanding for purposes of computing the percentage ownership of a particular individual, all shares of the Company's Common Stock outstanding as of such date and all such shares issuable to such individual in the event of exercise of his outstanding options.


   Name and Address                Amount and Nature             Percent of
   of Beneficial Owner             of Beneficial Ownership       Class Owned
   -------------------             -----------------------       -----------
DIRECTORS AND OFFICERS
           Andrew F. Capoccia         1,620,000 shs (2)              14%

           All Officers and           1,620,000 shs (2)              14%
           Directors as a group
           ----------------------

   (1) The address of all directors listed in this table is c/o the Company, 80 Wolf Road, Suite 503, Albany, New York 12205. All of the stock indicated as owned is owned beneficially and solely by the individual named without any shared investment or voting power.

   (2) Includes 600,000 (5%) held by the wife of Mr. Capoccia in her own account.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   (a)  and (b) TRANSACTIONS WITH MANAGEMENT AND OTHERS AND CERTAIN
        BUSINESS RELATIONSHIPS--During the fiscal year ended December 31, 1995, the Company engaged in a number of transactions with certain officers, directors, beneficial holders of more than five percent (5%) of its outstanding voting securities and entities with which they were affiliated. The following are the various affiliations and transactions. one former director of the Company is currently engaged in businesses competitive to the business of the Company. The Company ' 's transactions with these individuals and entities in the last two
        (2) fiscal years just ended are described below.

WITH NANCY B. INSERRA


   Advances from the Company to the spouse of Mrs. Inserra were made in the amount of thirty-six thousand dollars ($36,000) during fiscal year 1993. Such demand advances bear interest at the rate of 8% and are payable on demand. No interest payments have been made as the obligation is a demand obligation; and no demand for payment has yet been made. The Company has no immediate plans to demand repayment.


   During 1994, the spouse of Mrs. Inserra was engaged as a management and start-up operations consultant to the Company for four months at a rate of $6,000 per month. Through December 31, 1994 an aggregate of $24,000 in consulting fees were paid. Management believes that the services were offered at a rate comparable to that which could have been secured through an independent third party. The Company does not anticipate incurring any further consulting obligations to such consultant in 1994 or in the foreseeable future.

   Mrs. Inserra resigned from her positions as Vice President and Secretary and a Director of the Company on September 15, 1995.

        With Jeffrey F. DeSantis and Medical Equipment Development, Inc.

   Mr. DeSantis, a director and principal shareholder of the Company, is also the sole shareholder and the President of Medical Equipment Development, Inc. ("MED"), and is presently engaged in other business activities relating to the medical field; thus the opportunity for actual conflicts of interest exists. The Company had substantial financial obligations to MED as it had leased Equipment from MED, and had entered into contracts and issued promissory notes to MED to reflect its agreement to repay MED.

   The Company contracted with Medical Equipment Development, Inc. ("MED"), an entity related through common ownership for the medical diagnostic equipment installed at the Rome and the Slocum-Dixon Centers under the terms of two separate operating leases. The initial terms of both leases are five years, expiring in 1998, and renewable annually thereafter, which MED had retained the option to purchase at the end of each lease. Other terms and conditions of each lease provide for monthly lease payments, maintenance service and warranty coverage. Due to MED's relationship with various original diagnostic equipment manufacturers, MED contracted with the original manufacturers for the use of the equipment.

   As of April 1, 1994 MED terminated its marketing fee which the Company had owed to MED with respect to the equipment leases for the Company's Rome and Slocum-Dixon Centers; as of May 24, 1994 MED assigned all of its rights and obligations under the two Equipment contracts with GE to the Company, including the $160,000 note payable to GE ("GE Note") issued to finance the leasehold improvements at the Rome Center. Thus, the Company is currently primarily and solely responsible under the two equipment contracts to only GE. MED has no rights, responsibilities and/or privileges with respect to the two equipment contracts. Further, the Company is the substituted obligor on the $160,000 note payable to GE (the "GE Note") for the improvements at the Rome Center; the corresponding note payable by the Company to MED has been canceled. As of April 1, 1994 MED agreed that it would no longer act as an intermediary between the Company and the original equipment manufacturers for the lease of any equipment or for any other purpose. The Company will continue to account for its equipment lease as operating lease as there has been no change in the terms or conditions of the lease as a result of the assignment.


   Mr. DeSantis advanced twenty-five thousand dollars ($25,000) to the Company in fiscal year ended December 31, 1995 bearing interest at the rate of 8% and is payable within thirty (30) days of demand.

                                    PART IV


ITEM 13.        EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(A) FINANCIAL STATEMENTS --------------------


Report of Independent Auditors on Consolidated  Financial Statements and

Financial Statement Schedules for the Years Ended December 31, 1995 and 1994. Consolidated Balance Sheets - December 31, 1995 and December 31, 1994. Consolidated Statements of Operations - For The Years Ended December 31, 1995
     and December 31, 1994.
Consolidated Statements of Changes in Stockholders' Deficiency - For The Years
     Ended December 31, 1995 and December 31, 1994.
Consolidated Statements of Cash Flows - For The Years Ended December 31, 1995
     and December 31, 1994.
Notes to Consolidated Financial Statements December 31, 1995 and December 31,
     1994.

(B) REPORTS ON FORM 8-K -------------------

The Company has not filed any reports on Form 8-K with respect to or during the year ended December 31, 1995.

(C) EXHIBITS

        (21) Subsidiaries - The following table indicates the wholly owned subsidiaries of Imagex Services, Inc. and their respective states and years of incorporation.

       Name                    State of Incorporation      Year of Incorporation

Unicare Services Inc.                 New York              1993

Rome Magnetic Associates, Inc.        New York              1993

Incorporated by Reference to:

(a)  Exhibit 3.1 and 3.2 to Registration Statement on Form SB-2 (File
     No.33-82180)
(b)  Exhibit 3.3 to Registration Statement on Form SB-2 (File No. 33-82180)
(c)  Exhibit 4.1 to Registration Statement on Form SB-2 (File No. 33-82180)

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF IMAGEX SERVICES, INC.

We have audited the consolidated balance sheets of Imagex Services, Inc. and subsidiaries (Company) as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Imagex Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $2,045,125 and $523,188 for the years ended December 31, 1995 and 1994, respectively, had a stockholders' deficiency of $899,916 as of December 31, 1995 and it is our understanding that losses are continuing subsequent to December 31, 1995. Further, the Company is in arrears on certain trade payables and notes outstanding as of December 31, 1995. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to successfully implement elements of its business plan including the achievement of profitable future operations and obtaining adequate working capital to be able to meet its financial obligations when due, as described more fully in Note 16, and thereby permit the realization of assets and liquidation of liabilities in the ordinary course of business, is uncertain. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/DiSanto Bertoline & Company, P.C.

GLASTONBURY, CONNECTICUT
May 17, 1996


                    IMAGEX SERVICES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994



                                                           1995          1994
                                                        -------      --------

 CASH                                                   $ 3,061      $ 20,360

 ACCOUNTS RECEIVABLE, less allowance for doubtful

 accounts of $32,000 and $147,500 for 1995 and 1994      31,689       241,925

 PREPAID EXPENSES AND OTHER ASSETS                       84,266       178,185

 DEFERRED OFFERING COSTS                                     --        87,624


 DUE FROM RELATED PARTY                                  39,458        39,458

 CONSTRUCTION IN PROGRESS                               225,818       226,300

 PROPERTY AND EQUIPMENT, net                            614,695       206,943
                                                    -----------    ----------
    Total assets                                    $   998,907

 LIABILITIES AND STOCKHOLDERS' DEFICIENCY

 ACCOUNTS PAYABLE (Note 14)                         $ 1,062,143    $  668,060

 ACCRUED EXPENSES PAYABLE                                65,093        83,339

 NOTES PAYABLE                                          602,527       148,991

 DUE TO STOCKHOLDERS/DIRECTORS                          145,963       135,963

 OBLIGATIONS UNDER CAPITAL LEASE                         23,177        17,772
                                                    -----------    ----------

   Total liabilities                                  1,898,903     1,054,125


STOCKHOLDERS' DEFICIENCY
   Common stock, par value $.001 per share,
   authorized 25,000,000 shares, issued and
   outstanding 11,649,468 shares and
   9,649,468 shares in 1995 and 1994,
                 respectively                            11,649         9,649
               Additional paid-in-capital             2,706,418       384,879
               Deficit                               (2,492,963)     (447,658)
               Subscriptions receivable              (1,125,000)
                                                     ----------    ----------
   Total stockholders' deficiency                      (899,916)      (53,330)
                                                     ----------    ----------
   Total liabilities and stockholders' deficiency    $  998,987    $1,000,795

The accompanying notes are an integral part of these consolidated financial statements.

                     IMAGEX SERVICES, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS

                        ENDED DECEMBER 31, 1995 AND 1994




                                                       1995         1994
                                                   -----------   -----------

     NET REVENUES                                  $   205,498   $   920,118

EXPENSES
         Direct operating                            1,239,340     1,119,764
         Selling, general, and administrative        1,003,141       320,043
         Interest                                        8,142        24,499
                                                   -----------   -----------
                                                     2,250,623     1,464,306
                                                   -----------   -----------

              Loss before income taxes              (2,045,125)     (544,188)

     PROVISION FOR (BENEFIT FROM) INCOME TAXES                       (21,000)
                                                   -----------   -----------

              Net loss                             $(2,045,125)  $  (523,188)


     NET LOSS PER SHARE                            $     (0.20)        (0.05)


     WEIGHTED AVERAGE NUMBER OF SHARES              10,103,020     9,753,965


The accompanying notes are an integral part of these consolidated financial statements.

                                                              1995         1994
                                                           ----------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                                 (2,045,125)    (523,186)
  Adjustments to reconcile net loss to
  net cash provided by (used in)
  operating activities:
            Depreciation and amortization expense              90,965       47,052
            Legal expense pursuant to stock issuance           75,000       48,932
            Compensation expense contributed to capital        24,000       24,000
  Changes in operating assets and liabilities:
               Increase in accounts payable                   394,083      586,814
               Decrease in accounts receivable                210,236
               Decrease (increase) in prepaid expenses
                 and other assets                              93,919     (125,189)
               Decrease (increase) in deferred offering costs  87,624      (37,624)
               Decrease (increase) in due from related party                (3,45B)
(Decrease) increase in accrued expenses payable               (18,246)      38,674
                                                           ----------    ---------

   Net cash provided by (used in) operating activities     (1,087,544)     126,031

                                                           ----------    ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
            Payment for land purchase                               0
            Construction in progress outlays                 (119,428)    (226,300))
            Acquisition of property and equipment            (284,754)      (9,998)

                                                           ----------    ---------
    Net cash used in investing activities                    (498,102)    (236,299)
                                                           ----------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sale of common stock, net of
 offering costs                                             1,099,539        5,000
Proceeds from notes payable                                   500,000            -
Increase in due to stockholders/directors                      10,000      135,963
Receipt of subscriptions receivable                                 -        3,400
Repayment of notes payable and obligations
under capital lease                                           (41,112)     (33,948)
                                                           ----------   ----------

   Net cash provided by financing activities                1,568,427      110,415


                                                           ----------   ----------


     NET INCREASE (DECREASE) IN CASH                          (17,299)         148

     CASH, beginning of year                                   20,360       20,212

                                                           ----------   ----------

     CASH, end of year                                          3,061       20,360

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid during the year for:
               Interest                                    $    7,174   $   21,838
               Income taxes                                     1,774            -

NON-CASH INVESTING AND FINANCING ACTIVITIES

               Acquisition of equipment through
                 obligations under capital lease                            16,670
               Issuance of stock in exchange for legal fees    75,000       98,932
               C) salary contributed as capital                             24,000






The accompanying notes are an integral part of these consolidated financial statements.

                    IMAGEX SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Imagex Services, Inc. and subsidiaries ("the Company") devotes its resources to developing, operating and administering the use of magnetic resonance imaging ("MRI") equipment in medical diagnostic centers which provide medical diagnostic services to health maintenance organizations, preferred provider organizations, trade unions, clinics and other health care providers. These services are provided in order to minimize health care costs payable by the Company's customers. The Company currently operates centers in Rome and Greenville, New York.

BASIS OF PRESENTATION/CONSOLIDATION

The consolidated financial statements include the accounts of Imagex Services, Inc., formerly Balloonies, Inc., a Nevada corporation, and its wholly-owned subsidiaries, Unicare Services, Inc., ("Unicare") and Rome Magnetic Associates, Inc. ("Rome"), each a New York corporation. Unicare was incorporated on April 16, 1993 and was acquired by the Company on June 28, 1993 through an exchange of shares accounted for by recording at historical cost the assets and liabilities of Unicare. Rome was acquired by the Company on April 6, 1994 for nominal consideration (see Note 3). All material intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the useful lives of the related assets, or, in the case of leasehold improvements and leased property under capital lease, over the remaining term of the related lease or useful life of the related asset, whichever is shorter. Expenditures which substantially increase the useful lives of the related assets are capitalized. Maintenance, repairs and minor renewals on property and equipment are charged to operations as incurred. Maintenance expense related to magnetic resonance imaging equipment leased under operating leases (see Note 8) is charged to operations when incurred, to the extent not covered under warranty.

DEFERRED MAINTENANCE COSTS

Certain monthly maintenance fees paid by the Company in connection with its lease contracts were deferred to the extent that such amounts related to the manufacturer's initial one year warranty period. Upon expiration of the warranty period, such deferred maintenance costs are amortized on a straight-line basis over the remaining 48 month term of the lease contracts. During 1995, one of the Company's MRI machines was repossessed by the lessor (see Notes 10 and 14). The deferred maintenance costs associated with this machine were expensed in full during 1995. Deferred maintenance costs total $37,801 and $128,871 as of December 31, 1995 and 1994, respectively, and are included in prepaid expenses and other assets in the accompanying consolidated balance sheets.

INCOME TAXES

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

NET LOSS PER COMMON SHARE

Net loss per common share is computed using the weighted average number of shares outstanding. Weighted average number of shares outstanding includes common stock equivalents when they have a dilutive effect. There are no material differences between primary and fully diluted income per common share.

NOTE 2  -  FINANCIAL INSTRUMENTS

CREDIT RISK/REVENUE RECOGNITION

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash and temporary cash investments with high quality credit institutions. At times such investments may be in excess of applicable federal insurance limits.

Under the terms of agreements with its customers, the Company provides MRI equipment and derives revenue based on a fee schedule which gives consideration to the type and the quantity of examinations performed. The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Such allowances have been within management's expectations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFA-S) No. 107, Fair Value Of Financial Instruments, requires disclosure of the fair value of financial instruments for which the determination of fair value is practicable. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying amounts of the Company's financial instruments approximate their fair values as outlined below:

   Cash, accounts receivables, trade payables, due to stockholder/ director, and capital leases - The carrying amounts approximate their fair value because of the short maturity of those instruments.

   Notes payable - The carrying amount approximates fair value because the interest rate on the notes approximates the Company's estimated current borrowing rate.

Management has determined that it is not practicable to estimate the fair value of amounts due from related party and due to stockholders/directors since these related party advances have no scheduled repayment terms and the availability of similar financing from unrelated lenders is uncertain.

The Company's financial instruments are held for other than trading purposes.

NOTE 3  - ACQUISITION

ROME MAGNETIC ASSOCIATES, INC.

On April 6, 1994 the Company acquired for nominal consideration all of the issued and outstanding stock of Rome Magnetic Associates, Inc., an inactive entity. The acquisition has been accounted for using the purchase method and WAS consummated through the payment of $4,825 which did not exceed the fair value of the assets acquired. The operating results of this acquisition are included in the Company's consolidated statement of operations from the date of acquisition.

NOTE 4 - PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

                                                        1995           1994
                                                       ------         ------

Land                                                  $101,000      $
Building                                               112,909
Leasehold improvements                                 282,538       174,579
Office furniture and equipment                         206,989        41,518
Vehicle                                                 25,488        25,488
Leased property under capital lease                     36,150        24,033
                                                       -------      --------
                                                       765,074       265,618
Less: accumulated depreciation and amortization        150,379        58,675
                                                      --------      --------
                                                      $614,695      $206,943

   Depreciation and amortization expense for the years ended December 31, 1995 and 1994 amounted to $90,965 and $47,052, respectively.

NOTE 5 - NOTES PAYABLE AND OBLIGATIONS UNDER CAPITAL LEASE

NOTES PAYABLE

   A summary of notes payable is as follows:                     1995        1994

                                                                 -----       -----

   Promissory note payable to a finance company, fixed rate of
   7.0%, discounted at 1-3% effective interest rates, payable sixty (60) days after demand, the holder of the note will
   waive all accrued interest if repaid by August 30, 1996,
   unsecured. (Face value of the note is $500,000 less
   amortized discount of $18,515).  481,485

   Term note payable to General Electric, (see Note 8) fixed
   rate of 10.5%, monthly principal and interest payments of
   $3,409 through November, 1998,
   secured by leasehold improvements                              110,933      134,065

   Term note payable to a finance company, fixed rate of 9.5%, monthly principal and interest payments of
$502 through September, 1997, secured by vehicle                   10,109       14,926

                                                                  602,527      146,991
                Less current portion                              529,852            -
                                                                 --------     --------
                                                                 $ 72,675     $148,991



Aggregate principal maturities of notes payable at fair value in subsequent years are as follows:

   Year ending December 31:
     1996                                                      $548,367
     1997                                                        38,256
     1998                                                        34,419
                                                               --------
                                                               $621,042
   Less: discount                                               (18,515)
                                                               --------
                                                               $602,527

OBLIGATIONS UNDER CAPITAL LEASE

The following is an analysis of leased property under capital leases by major class:

                                                 1995            1994
                                                 ----            ----

             Office equipment                    $40,033         $24,033

             Less: accumulated amortization        7,456           3,054
                                                 -------         -------

                                                 $32,577         $20,979



   The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments at December 31, 1995.

   Year ending December 31:

      1996           $11,112
      1997            11,112
      1998             2,579
      1999               430

Total minimum lease payments                            25,233
Less: amount representing interest                       2,056

Present value of the net minimum lease payments         23,177
Less: current portion                                    9,613

Noncurrent portion                                     $13,564


Amortization expense related to leased property under capital leases totaled $4,402 and $2,563 for the years ended December 31, 1995 and 1994, respectively, and is included in depreciation and amortization expense in the accompanying consolidated financial statements.

NOTE 6 - STOCKHOLDERS' EQUITY

WARRANTS

   On June 28, 1993, the Company issued warrants to purchase 400,000 shares of company common stock at $.50 per share ("Class A warrants") and warrants to purchase an additional 400,000 shares of Company common stock at $3.00 per share ("Class B warrants"). The Class A warrants were to expire on October 28, 1993, but were extended to April 30, 1994 and as of December 31, 1994 all Class A warrants had been exercised. The Class B warrants were to expire on June 28, 1995 and all Class B warrants were exercised by that date.

NONMONETARY TRANSACTIONS

   During 1994, the Company issued 49,466 shares of its $.001 par value common stock in exchange for legal services at a price of $2.00 per share which represented fair market value at the time the shares were issued based on reported bid prices available. Certain of these legal fees totaling $50,000 were capitalized as deferred offering costs and were charged against the gross proceeds of the offering related to the Class B Warrants during the year ended December 31, 1995. Additional offering costs of $50,461 were also charged against those proceeds during the year ended December 31, 1995.

   In 1995, the Company issued 100,000 shares of its common stock in exchange for legal services at a price of $.75 per share which represented the fair market value at the time the shares were issued based on reported bid prices available.

   An officer's salary amounting to $24,000 was contributed to additional paid-in-capital for each of the years ended December 31, 1995 and 1994.

NOTE 7 -  INCOME TAXES

        The provision for (benefit from) income taxes consists of the following:


                                                 1995                 1994
                                              ----------            ---------

 Current
              Federal                         $    0                $ (25,800)
              State                                0                    4,800
                                              ---------             ---------
                                                                    $ (21,000)
DEFERRED

                                                                    $ (21,000)

The significant components of the deferred tax provision are as follows:

                                                1995                  1994
                                              ---------             ---------
             Net operating loss               $(969,000)            $(161,700)
             Property and equipment, net        (28,100)               (9,600)
             Allowance for doubtful accounts     46,100               (52,700)
             Valuation allowance                951,000               224,000
                                              ---------             ---------

The components of the net deferred tax liability as of December 31, 1995 and 1994 were as follows:

                                                 1995             1994
                                              ---------        ---------
    Allowance for doubtful accounts           $   (12,800)     $(58,900)
    Net operating loss                         (1,130,700)     (161,700)
    Property and equipment, net                   (31,500)       (3,400)
    Valuation allowance                         1,175,000       224,000
                                              -----------      ---------
Net deferred tax liability                    $      -         $   -


   The company has federal net operating loss carryforwards available to reduce taxable income of approximately $2,300,000 which will expire through 2009. Federal net operating loss carryforwards of Balloonies approximating $95,000 may not be utilized by the merged companies due to limitations on their use resulting from the change of ownership.

NOTE 8 -  RELATED PARTY TRANSACTIONS

EQUIPMENT CONTRACTS

As of May 24, 1994 Medical Equipment Development, Inc. ("MED"), an entity related through common ownership, assigned all of its rights and obligations under two equipment contracts with General Electric ("GE") to the Company, including the $160,000 note payable to GE issued to finance the leasehold improvements at the Rome Center (see Note 5). As a result, the Company is primarily and solely responsible under the two equipment contracts to only GE. MED has no rights, responsibilities and/or privileges with respect to the two equipment contracts. The Company accounts for its equipment leases as operating leases as there was no change in the terms or conditions of the leases as a result of the assignment. Further, the Company is the substituted obligator on the $160,000 note payable to GE; the corresponding note payable by the Company to MED has been canceled. During 1995 one of the GE MRI machines was repossessed and the equipment contract was canceled (see Notes 10 and 14).

The initial lease term of each contract is five years, expiring September, 1998, and renewable on a yearly basis thereafter. Rent expense and maintenance expense charged to operations under these lease agreements totaled $68,045 and $591,348 and $16,621 and $121,000, respectively for the years ended December 31, 1995 and 1994. The following is a schedule by years of future minimum lease payments, including maintenance charges, due under these agreements.

   Year ending December 31:
      1996              $  875,184
      1997                 875,184
      1998                 656,388
                        ----------
                        $2,406,756


DUE FROM RELATED PARTY

   Amounts due from related party represent demand advances, including accrued interest at 8%, made to an individual related to one of the Company's officers/stockholders/directors.

DUE TO STOCKHOLDERS/DIRECTORS

   certain stockholders who are also directors of the Company have advanced funds to the Company. Such advances bear interest at 8% and have no scheduled repayment terms.

OFFICE FURNITURE AND DESIGN SERVICES

   During 1995 the Company purchased office furniture and office design services from a related party. Total cost for the office furniture and design services amounted to $108,466.

NOTE 9  -  COMMITMENTS

OPERATING LEASES

   The Company is leasing one of its centers under the terms of a three year lease agreement which requires annual payments of $25,680 and expires July 31, 1996. Additionally, the Company is leasing its corporate offices under the terms of a three year lease agreement which requires annual payments of $43,425 and expires November 30, 1997. Rent expense under these leases for the years ended December 31, 1995 and 1994 totaled $69,105 and $29,299, respectively.

   The schedule of future minimum rental payments required under these operating leases in succeeding years is as follows:

   Year ending December 31:

      1996           $58,405
      1997            39,806
                     -------
                     $98,211


LEASE AGREEMENT

   At one of its centers, the Company has contracted with a physician group to provide imaging services at a fixed rate per exam under a one year contract expiring October 19, 1996.

CONSTRUCTION IN PROGRESS

   During 1995 the Company was committed to two contracts for the construction of a new diagnostic center in Greenville, New York. The first contract covered the construction of the main facility, and was completed during 1995. The second contract is for the construction of an addition to the facility. Total contract cost under the second contract is $67,548, with an outstanding balance of $30,396 at December 31, 1995. The Company has recorded construction in progress of $30,396 in connection with this project as of December 31, 1995.

NOTE 10- LITIGATION

   General Electric Company filed suit on March 17, 1995 against the Company in the Supreme Court of the State of New York. The suit alleged that the Company defaulted on its leases of MRI imaging machines and demanded payment in full of approximately $1.4 million. A Stipulation of Settlement of $1.4 million was reached on April 28, 1995. The Company is currently in monetary default under the terms of the Settlement and the Company's president has personally guaranteed the obligation. On September 13, 1995 General Electric Company obtained a monetary judgment in the amount of approximately $3.7 million and an order allowing it to repossess the two MRT machines the Company was leasing. The suit was settled subsequent to year end (see Note
   14).

   The Company is involved in certain other legal proceedings and claims which have arisen in the ordinary course of its business. While the ultimate outcome of these legal proceedings cannot at this time be predicted with certainty, management intends to vigorously defend the claims. Management does not expect that these matters will have a material adverse effect of the consolidated financial position or consolidated results of operations of the Company.

NOTE 11- OPENING OF CENTER

   The Company is in the process of constructing an imaging center in Greenville, New York featuring state-of-the-art diagnostic equipment (see
   Note 9). This center furthers the Company's philosophy of bringing state-of-the-art, high quality, reduced cost medical care to rural underserved areas. It is anticipated that construction will be completed in July 1996.

NOTE 12- CLOSING OF CENTER

   On June 26, 1995, the Company was notified that a physician group to whom the Company was providing imaging equipment was terminating their contract with the Company. As a result of this notice of termination, the Company closed its center in Utica, New York.

NOTE 13- STOCK-BASED COMPENSATION

   In October, 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS123). This statement addresses alternative accounting treatments for stock-based compensation, such as stock options and restricted stock. FAS 123 permits either expensing the value of stock-based compensation over the period earned or disclosing in the financial statement footnotes the pro forma impact to net income as if the value of stock-based compensation awards had been expensed. The value of awards would be measured at the grant date based upon estimated fair value, using option pricing models. The requirements of this statement will be effective for 1996 financial statements, although earlier adoption is permissible if an entity elects to expense the cost of stock-based compensation. The Company is currently evaluating the disclosure requirements and expense recognition alternatives addressed by this statement. However, the Company expects to adopt the alternative which would provide for proforma disclosure in the footnotes to the consolidated financial statements.

NOTE 14- SUBSEQUENT EVENTS

PROFESSIONAL SERVICES

   On January 1, 1996 the Company entered into a lease agreement to rent a building next to their Greenville, New York property.

EMPLOYMENT AGREEMENT

   On January 1, 1996, the Company entered into a five year employment agreement, with its President, which expires December 31, 2001. After the initial term, the agreement is subject to an automatic annual renewal, unless a sixty day notice is given by the president or the Company not to renew the agreement. Under the agreement, the president is to receive a base annual salary of $175,000 for 1996 and $350,000 for the remainder of the term. The agreement also contains provisions for incentive compensation payments and stock options.

   Under the incentive compensation plan, the president is to receive a bonus equal to five percent (S%) of the net increase in the Company's revenues over the prior year's revenues, for each year of employment. Under the stock option provisions, the President has been granted an option to purchase 1,000,000 unregistered shares of common stock for $.25 per share. The president may exercise this option at any time within ten (10) years (January 1, 2006).

COMMITMENT

   On February 14, 1996, the Company entered into an agreement with Silk Road Health Care Corporation to form a new corporation in which Imagex will invest $1,470,000 to develop and initially fund ten women's diagnostic centers ($147,000 for each center) in North and South Carolina over the next three years.

MECHANIC'S LIEN

   On February 20, 1996 the Company's general contractor for the Greenville, New York property filed and received a mechanic's lien against this property. The lien was filed due to the Company's slow payment of invoices to the General Contractor.

MANAGEMENT CONSULTING AGREEMENT

   On March 11, 1996 the Company entered into a management consulting agreement with Blue Water Consulting, Inc. (Consultant). Under the agreement the Consultant was issued options to purchase 500,000 shares of common stock of the Company for consideration of cash plus services. Under the agreement the option price per share shall be equal to the average closing bid price of the Company's common stock for the last ten (10) trading days prior to exercise less a discount of sixty percent (60%) representing the value of services rendered. The options may be exercised in part or in whole and expire twenty-four (24) months following the date of issuance.

MARKETING CONSULTING AGREEMENT

   On March 11, 1996 the Company entered into a marketing consulting agreement with Brad Street Marketing, Inc. (Consultant). Under the agreement the Consultant was issued options to purchase 500,000 shares of common stock of the Company, for consideration of cash plus services. Under the agreement the option price per share shall be equal to the average closing bid price of the common stock for the last ten (10) trading days prior to exercise less a discount of sixty percent (60%) representing the value of services rendered. The options may be exercised in part or in whole, and expire twenty-four (24) months following the date of issuance.

GENERAL ELECTRIC SETTLEMENT AGREEMENT

On April 19, 1996 the Court vacated its September 13, 1995 order (see Note 10) based on a March 29, 1996 "Settlement Agreement" between the Company and GE. Under the agreement, the Company was given a $700,000 credit for the repossessed equipment against the $1,400,000 judgment. The balance of $700,000 was converted from an accounts payable into a promissory note payable to General Electric, fixed rate of 10%, payable as follows: $10,000 per month through June, 1996; $110,000 in July, 1996; $15,000 per month August through December, 1996; $115,000 in January, 1997; $20,000 per month February through June, 1997; $120,000 in July, 1997; $25,000 per month August through November, 1997 and
$117,221 in December, 1997.  The note is secured by equipment financed and   a
first mortgage lien on the Greenville real property as well as a personal guarantee by the Company's president.

NOTE 15- SUBSCRIPTIONS RECEIVABLE

   Common stock subscriptions receivable for 1,500,000 shares were outstanding AS of December 31, 1995, valued at average market price when issued aggregating $1,125,000. Such amounts exclude 2,050,000 shares that were outstanding as subscriptions receivable as of December 31, 1995, which were returned to the Company subsequent to that date.

NOTE 16- GOING CONCERN

   The Company incurred losses of $2,045,125 and $523,188 for the years ended December 31, 1995 and 1994, respectively, has a stockholders' deficiency of $899,916 as of December 31, 1995 and it is our understanding that losses are continuing subsequent to year end. The deterioration in the Company's earnings during 1995 is primarily attributable to a substantial reduction in the usage of the Company's equipment due to fewer patients seeking diagnostic services at one of the Company's existing centers and the closing of another center, as well as delays in opening the Company's newest center in Greenville, New York. In addition, the Company is in arrears on certain trade payables and other obligations. As discussed in Note 10, the lessor has filed suit demanding payment and the Company is in monetary default under terms of the settlement, resulting in the lessor obtaining a monetary judgment of approximately $3.7 million and an order allowing it to repossess the equipment. As further discussed in Note 14, that suit was settled subsequent to December 31, 1995, at which time the aforementioned judgment was vacated. Such settlement included the refinancing of a portion of the obligation with the same lessor and the lessor's repossession of one of the Company's MRI imaging machines. Further, as discussed in Note 12, a physician group to whom the company was providing imaging services has terminated its contract with the Company. The Company is also experiencing delays in the opening of the final phase of its newest center in Greenville, New York. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

   In view of these matters, the Company has developed a business plan which included the subsequent completed renegotiations with General Electric, as well as working with potential investors to raise additional working capital. The plan also considers maximizing revenues at existing Company centers by contracting with a marketing consultant to increase patient referrals. In addition, the plan contemplates reduced operating costs through the consolidation of duplicative administrative functions and the streamlining of Company operations. The plan also anticipates that the new Greenville center is expected to be profitable during 1996 and that additional centers will be developed as future opportunities arise. The Company's ability to successfully implement the foregoing elements of its business plan, which may be necessary to permit the realization of assets and liquidation of liabilities in the ordinary course of business, is uncertain. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Company Disclaimer:

Currently (11/15/96), Imagex Services, Inc. is not a going concern, has no revenue at current and is being treated as a "turn around" situation by Genesis (the Company) which will include possible Chapter 11 protection allowing for a "Reorganization Plan" to be filed, approved and administered by the Court and the Parent Company. The Company intends to continue limited funds disbursement to creditors of Imagex in the interim and intends to continue to support Imagex financially until it again becomes a profitable going concern with potential for continued growth.

                                 AMERICAN LIFT

   A WHOLLY OWNED SUBSIDIARY OF GENESIS INSURANCE & FINANCIAL SERVICES, INC.

                               EXECUTIVE SUMMARY

For many years, the physically challenged individuals have had to rely on unrealistic and unacceptable access to public.

An innovative group of professional businessmen and business women have formed a new corporation to market, manufacture, and distribute elevators and lifts within the Southeaster United States. The corporation is based in the tri-cities are of East Tennessee and plans to open satellite sales offices in Atlanta and Tampa within the next twelve to eighteen months. The manufacturing facility is located in Johnson City, Tennessee.

American Lift, Inc. is designed to be a marketing and manufacturing company with base representation in major metropolitan areas of the Southeast. The corporate office is the "hub" with several spokes extended approximately two to three hours driving time from this point. With three to four hubs within the Southeast, it is expected that American Lift, Inc. will be able to effectively exploit the market potential for the growing segment of the elevator market... residential and light commercial applications. The target cities currently in the expansion plan are Atlanta, Tampa and Richmond. It is expected that within twelve to fifteen months, an estimated ten to twenty sales representatives for American Lift, Inc. will be strategically placed within the above mentioned markets, as well as, the peripheral markets within the hub's geographical areas.

The sales personnel will be trained by American Lift, Inc. to service individuals, churches and light commercial building owners within their assigned territories, Each account representative will be enrolled in a rigorous indoctrination program encompassing sales, territory management, budgeting and product management.

BACKGROUND

Jesse Lovell, a business owner with more than 30 years experience in management, sales and manufacturing is assuming a major role in American Lift, Inc. because of his knowledge of sales, sales training and motivation. Mr. Lovell holds the majority of the stock in American Lift, Inc. with other shareholders holding the remainder.

Elite Elevator, the previous company, generated nearly $200,000 in sales revenue during 1993-94; lost money. During the next year of the recovery plan, 1994-95, the new company is "on line" to sell a projected $.7 million... a major increase in a very small market and is expected to be profitable.

CONCEPT

The strategy is to develop a professional sales team who work to maximize sales by actively seeking to generate a core of potential and qualified leads within the Southeast region's urban markets. American Lift, Inc. will provide information, drawings and overall project management assistance to the contractor, architect or developer. Training for these sales and account representatives will be intense and each representative will have to pass certain "milestones" in the program to continue.

Management's objectives are to propel American Lift, Inc. into a prominent position within the Southeastern United States market. It is felt that American Lift, Inc. Must:

      Maximize sales with an extensive campaign UTILIZING a regional account representative program which develops and cultivates "relationship" with architects, developers and contractors.

      Increase product offerings through an alliance with other future product developments,

      Provide that "extra" support and assistance to the customer base. In other words, position American Lift, Inc. to be the "Midas" of the residential and light commercial elevator industry. American Lift, Inc. must become the "best" facilitator WITHIN a very small period of time.


FINANCE

It is expected that within three to five years, American Lift, Inc. will have achieved consistent profitability with the capability to generate dividend income for its shareholders provide for extended growth outside of the Southern United States. Management expects to generate revenues of approximately $ 1.0 million within the first twelve months of the parent company's successful stock offering to raise the required expansion capital and by the next year, approximately $2.0 million with after-tax profits approaching 20%. In order to do this, it is felt that approximately $250,000 is needed in funds to hire, train, and develop the personnel needed to compete in the urban markets of the Southeast, as well as, strengthen the manufacturing elements of the company. The principals of American Lift, Inc. have provided portions of these requirements in the past and Genesis Insurance & Financial Services, Inc. Will provide the remainder. (Genesis acquired American Lift on June 6, 1996 whereby American Lift became a wholly owned subsidiary of Genesis Insurance & Financial Services, Inc.) The full program will provide a significant growth potential for American Lift, Inc. if the plan is fully implemented as currently planned.

Please see the Financial Pro-Forma for specific monthly budgets , projected income and profitability.

MANAGEMENT

HOW WE STARTED

American Lift, Inc. was founded in July 1995 by Jesse Lovell and other investors who have worked successfully together on past investments.

The legal form of American Lift, Inc. is a Sub-Chapter S Corporation and is incorporated in Johnson City, Tennessee, with the corporate headquarters there, as well.

MANAGEMENT TEAM

Of the people who make up the management staff, there are the founders and other individuals who have been placed in the following positions:

            Jesse Lovell, President* (Now, Lisa Lovell)
            Dan Carroll, Vice President of Manufacturing
            Lisa Lovell, Vice President of Marketing and Sales*
            Harold Carroll, Customer Service Manager
            D. C. McQueen, Installation Manager
            Vicki Culbertson, Operational Support and Administrative Services
                              Manager

The founders and key managers of American Lift, Inc. have combined experiences exceeding 80 years on both the consumer marketing and hydraulic lift industries. The strength of the American Lift, Inc. management team stems from the combined expertise in both management and technical areas. The leadership and alignment characteristics or American Lift, Inc.'s management team have resulted in broad and flexible goal setting-to meet the ever changing demands of the quickly moving marketplace requiring our products. This is evident when the team responds to situations requiring new and innovative capabilities.

RESPONSIBILITIES OF AMERICAN LIFT'S MANAGEMENT

Manage market planning, advertising, public relations, sales promotion, merchandising and facilitating staff services; Identify new markets and corporate scope through market research; Identify new products and devices; Manage field sales organization, territories and quotas; Manage sales office activities including customer/product support/ service. Oversee product development including blue print quality control, physical distribution of the planned product, the new product, new product development improvement, and improvements on existing products; Research and development; Production advancements through cost effective logistics planning and quality control.

                             American Lift, Inc.
                               Income Statement
                           Years Ending December 31
                           Years Ending December 31

                                             Jan 96       Feb 96      Mar 96       Apr 96       May 96       Jun 96
                                           -------------------------------------------------------------------------
Net Sales                                    45,000       45,000       60,300       96,480       96,480       96,480

Total Cost of sales                          43,411       24,751       33,165       53,064       53,064       53,064
                                           -------------------------------------------------------------------------

Gross margin                                  1,589       20,249       27,135       43,416       43,416       43,416

Operating expenses:

  General & Administrative:
    Commissions                               2,250        2,250        3,015        4,824        4,824        4,824
    Rent                                      2,000        2,000        2,000        2,000        2,000        2,000
    Insurance                                   450          450          603          965          965          965
    Maintenance                                 225          225          302          482          482          482
    Utilities                                   900          900          900          700          700          700
    Telephone                                 1,200        1,200        1,200        1,400        1,400        1,351
    Freight                                     562          562          754        1,206        1,206        1,206
    Office                                      225          225          302          482          482          482
    Supplies                                    180          180          241          386          386          386
    Travel                                    1,287        1,287        1,725        2,759        2,759        2,759
    Advertising                               1,000        1,000        1,000        1,000        1,000        1,000
    Professional services                       250          250          250          250          250          250
    Property tax                                 90           90          121          193          193          193
    Depreciation                              2,827        2,834        2,839        2,847        2,832        2,859
      Total General & Administrative         13,446       13,453       15,252       19,494       19,499       19,457
                                           -------------------------------------------------------------------------
    Total Operating expenses                 13,446       13,453       15,252       19,494       19,499       19,457

                                           -------------------------------------------------------------------------
Income from operations                      (11,857)       6,796       11,883       23,922       23,917       23,959

Other Income:

    Total Other income                            0            0            0            0            0            0

Other expenses:

    Total Other expenses                          0            0            0            0            0            0

Earnings before interest and taxes          (11,857)       6,796       11,883       23,922       23,917       23,959

Net Interest expense (income)                   522          522          522          522          522          522

Net income before taxes                     (12,379)       6,274       11,361       23,400       23,395       23,437

Taxes:

    Total Taxes                                   0            0            0            0            0            0

Net Income                                 $(12,379)      $6,274      $11,361      $23,400      $23,395      $23,437
                                           =========================================================================

                                            Jul 96         Aug 96      Sep 96       Oct 96       Nov 96      Dec 96        1996
                                           --------------------------------------------------------------------------------------
Net Sales                                  192,960        132,660     132,660      132,660      132,660      72,360     1,235,700

Total Cost of sales                        106,128         72,963      72,963       72,963       72,963      39,798       698,297

                                           --------------------------------------------------------------------------------------
Gross margin                                86,832         59,697      56,697       59,697       59,697      32,562       537,403

Operating expenses:

  General & Administrative:
    Commissions                              9,648          6,633       6,633        6,633        6,633       3,618        61,785
    Rent                                     2,000          2,000       2,000        2,000        2,000       2,000        24,000
    Insurance                                1,930          1,327       1,327        1,327        1,327         724        12,360
    Maintenance                                963            663         663          663          663         362         6,177
    Utilities                                  700            700         700          700          900         900         9,400
    Telephone                                1,857          1,857       1,857        1,857        1,857       1,013        18,049
    Freight                                  2,412          1,658       1,658        1,658        1,658         904        15,444
    Office                                     965            663         663          663          663         362         6,177
    Supplies                                   772            531         531          531          531         289         4,944
    Travel                                   5,519          3,794       3,794        3,794        3,794       2,069        35,340
    Advertising                              1,000          1,000       1,000        1,000        1,000       1,000        12,000
    Professional services                      250            250         250          250          250         250         3,000
    Property tax                               386            265         265          265          265         145         2,471
    Depreciation                             2,864          2,872       2,877        2,884        2,889       2,897        34,341
      Total General & Administrative        31,268         24,213      24,218       24,225       24,430      16,533       245,488
                                           --------------------------------------------------------------------------------------
    Total Operating expenses                31,268         24,213      24,218       24,225       24,430      16,533       245,488

                                           --------------------------------------------------------------------------------------
Income from operations                      55,564         35,484      35,479       35,472       35,267      16,029       291,915

Other Income:

    Total Other income                           0              0           0            0            0           0             0

Other expenses:

    Total Other expenses                         0              0           0            0            0           0             0

Earnings before interest and taxes          55,564         35,484      35,479       35,472       35,267      16,029       291,915

Net Interest expense (income)                  522            522         522          522          522         522         6,264

Net income before taxes                     55,042         34,962      34,957       34,950       34,745      15,507       285,651

Taxes:

    Total Taxes                                  0              0           0            0            0           0             0

Net Income                                 $55,042        $34,962     $34,957      $34,950      $34,745     $15,507     $ 285,651
                                           ======================================================================================

* All figures provided by American Lift Management

                             American Lift, Inc.
                               Income Statement
                           Years Ending December 31
                           Years Ending December 31

                                             Jan 97       Feb 97      Mar 97       Apr 97       May 97       Jun 97
                                            ------------------------------------------------------------------------
Net Sales                                    75,000       75,000       75,000      120,000      120,000      120,000

Total Cost of sales                          41,231       41,251       41,251       66,000       66,000       66,000
                                            ------------------------------------------------------------------------

Gross margin                                 33,749       33,749       33,749       54,000       54,000       54,000

Operating expenses:

  General & Administrative:
    Commissions                               3,750        3,750        3,750        6,000        6,000        6,000
    Rent                                      2,667        2,667        2,667        2,667        2,667        2,667
    Insurance                                   750          750          750        1,200        1,200        1,200
    Maintenance                                 375          375          375          600          600          600
    Utilities                                   900          900          900          900          700          700
    Telephone                                 1,050        1,050        1,050        1,680        1,680        1,680
    Freight                                     938          938          938        1,500        1,500        1,500
    Office                                      375          375          375          600          600          600
    Supplies                                    300          300          300          480          480          480
    Travel                                    2,145        2,145        2,145        3,432        3,432        3,432
    Advertising                               1,500        1,500        1,500        2,400        2,400        2,400
    Professional services                       250          250          250          250          250          250
    Property tax                                150          150          150          240          240          240
    Depreciation                              2,908        2,922        2,933        2,947        2,958        2,972
      Total General & Administrative         18,058       18,072       18,083       24,896       24,707       24,721
                                            ------------------------------------------------------------------------
    Total Operating expenses                 18,058       18,072       18,083       24,896       24,707       24,721

                                            ------------------------------------------------------------------------
Income from operations                       15,691       15,677       15,666       29,104       29,293       29,279

Other income:

    Total Other income                            0            0            0            0            0            0

Other expenses:

    Total Other expenses                          0            0            0            0            0            0

Earnings before interest and taxes           15,691       15,677       15,666       29,104       29,293       29,279

Net Interest expense (income)                   508          508          508          508          508          508

Net income before taxes                      15,183       15,169       15,158       28,596       28,785       28,771

Taxes:

    Total Taxes                                   0            0            0            0            0            0

Net Income                                  $15,183      $15,169      $15,158      $28,596      $28,785      $28,771
                                            ========================================================================

                                            Jul 97         Aug 97      Sep 97       Oct 97       Nov 97      Dec 97        1997
                                           --------------------------------------------------------------------------------------
Net Sales                                  165,000        165,000     165,000      165,000      165,000      90,000     1,500,000

Total Cost of sales                         90,751         90,751      90,751       90,751       90,751      49,500       825,008

                                           --------------------------------------------------------------------------------------
Gross margin                                74,249         74,249      74,249       74,249       74,249      40,500       674,992

Operating expenses:

  General & Administrative:
    Commissions                              8,250          8,250       8,250        8,250        8,250       4,500        75,000
    Rent                                     2,667          2,667       2,667        2,667        2,667       2,667        32,004
    Insurance                                1,650          1,650       1,650        1,650        1,650         900        15,000
    Maintenance                                825            825         825          825          825         450         7,500
    Utilities                                  700            700         700          700          900         900         9,600
    Telephone                                2,310          2,310       2,310        2,310        2,310       1,260        21,000
    Freight                                  2,062          2,062       2,062        2,062        2,062       1,125        18,749
    Office                                     825            825         825          825          825         450         7,500
    Supplies                                   660            660         660          660          660         360         6,000
    Travel                                   4,719          4,719       4,719        4,719        4,719       2,574        42,900
    Advertising                              3,300          3,300       3,300        3,300        3,300       1,800        30,000
    Professional services                      250            250         250          250          250         250         3,000
    Property tax                               330            330         330          330          330         180         3,000
    Depreciation                             2,983          2,997       3,008        3,022        3,033       3,047        35,730
      Total General & Administrative        31,531         31,543      31,556       31,570       31,781      20,463       306,983
                                           --------------------------------------------------------------------------------------
    Total Operating expenses                31,531         31,543      31,556       31,570       31,781      20,463       306,983

                                           --------------------------------------------------------------------------------------
Income from operations                      42,718         42,704      42,693       42,679       42,468      20,037       368,009

Other income:

    Total Other income                           0              0           0            0            0           0             0

Other expenses:

    Total Other expenses                         0              0           0            0            0           0             0

Earnings before interest and taxes          42,718         42,704      42,693       42,679       42,468      20,037       368,009

Net Interest expense (income)                  508            508         508          508          508         508         6,096

Net income before taxes                     42,210         42,196      42,185       42,171       41,960      19,529       361,913

Taxes:

    Total Taxes                                  0              0           0            0            0           0             0

Net Income                                 $42,210        $42,196     $42,185      $42,171      $41,960     $19,529     $ 361,913
                                           ======================================================================================

* All figures provided by American Lift Management

                             American Lift, Inc.
                               Income Statement
                           Years Ending December 31
                           Years Ending December 31

                                             Jan 98       Feb 98      Mar 98       Apr 98       May 98       Jun 98
                                            ------------------------------------------------------------------------
Net Sales                                    90,000       90,000       90,000      144,000      144,000      144,000

Total Cost of sales                          49,500       49,500       49,500       79,200       79,200       79,200
                                            ------------------------------------------------------------------------

Gross margin                                 40,500       40,500       40,500       64,800       64,800       64,800

Operating expenses:

  General & Administrative:
    Commissions                               4,500        4,500        4,500        7,200        7,200        7,200
    Rent                                      3,333        3,333        3,333        3,333        3,333        3,333
    Insurance                                   900          900          900        1,440        1,440        1,440
    Maintenance                                 450          450          450          720          720          720
    Utilities                                   900          900          900          900          700          700
    Telephone                                 1,260        1,260        1,260        2,016        2,016        2,016
    Freight                                   1,125        1,125        1,125        1,800        1,800        1,800
    Office                                      450          450          450          720          720          720
    Supplies                                    360          360          360          576          576          576
    Travel                                    2,340        2,340        2,340        3,744        3,744        3,744
    Advertising                               1,800        1,800        1,800        2,880        2,880        2,880
    Professional services                       250          250          250          250          250          250
    Property tax                                180          180          180          288          288          288
    Depreciation                              3,071        3,097        3,121        3,147        3,171        3,197
      Total General & Administrative         20,919       20,945       20,969       29,014       28,838       28,864
                                            ------------------------------------------------------------------------
    Total Operating expenses                 20,919       20,945       20,969       29,014       28,838       28,864

                                            ------------------------------------------------------------------------
Income from operations                       19,581       19,555       19,531       35,786       35,962       35,936

Other income:

    Total Other income                            0            0            0            0            0            0

Other expenses:

    Total Other expenses                          0            0            0            0            0            0

Earnings before interest and taxes           19,581       19,555       19,531       35,786       35,962       35,936

Net Interest expense (income)                   493          493          493          493          493          493

Net income before taxes                      19,088       19,062       19,038       35,293       35,469       35,443

Taxes:

    Total Taxes                                   0            0            0            0            0            0

Net Income                                  $19,088      $19,062      $19,038      $35,293      $35,469      $35,443
                                            ========================================================================

                                            Jul 98         Aug 98      Sep 98       Oct 98       Nov 98      Dec 98        1998
                                           --------------------------------------------------------------------------------------
Net Sales                                  198,000        198,000     198,000      198,000      198,000     108,000     1,800,000

Total Cost of sales                        108,900        108,900     108,900      108,900      108,900      59,400       990,000

                                           --------------------------------------------------------------------------------------
Gross margin                                89,100         89,100      89,100       89,100       89,100      48,600       810,000

Operating expenses:

  General & Administrative:
    Commissions                              9,900          9,900       9,900        9,900        9,900       5,400        90,000
    Rent                                     3,333          3,333       3,333        3,333        3,333       3,333        39,996
    Insurance                                1,980          1,980       1,980        1,980        1,980       1,080        18,000
    Maintenance                                990            990         990          990          990         540         9,000
    Utilities                                  700            700         700          700          900         900         9,600
    Telephone                                2,772          2,772       2,772        2,772        2,772       1,512        25,200
    Freight                                  2,475          2,475       2,475        2,475        2,475       1,350        22,500
    Office                                     990            990         990          990          990         540         9,000
    Supplies                                   792            792         792          792          792         432         7,200
    Travel                                   5,148          5,148       5,148        5,148        5,148       2,808        46,800
    Advertising                              3,960          3,960       3,960        3,960        3,960       2,160        26,000
    Professional services                      250            250         250          250          250         250         3,000
    Property tax                               396            396         396          396          396         216         3,600
    Depreciation                             3,221          3,247       3,271        3,297        3,321       3,347        38,508
      Total General & Administrative        36,907         36,933      36,957       36,983       37,207      23,868       358,404
                                           --------------------------------------------------------------------------------------
    Total Operating expenses                36,907         36,933      36,957       36,983       37,207      23,868       358,404

                                           --------------------------------------------------------------------------------------
Income from operations                      52,193         52,167      52,143       52,117       51,893      24,732       451,596

Other income:

    Total Other income                           0              0           0            0            0           0             0

Other expenses:

    Total Other expenses                         0              0           0            0            0           0             0

Earnings before interest and taxes          52,193         52,167      52,143       52,117       51,893      24,732       451,596

Net Interest expense (income)                  493            493         493          493          493         493         5,916

Net income before taxes                     51,700         51,674      51,650       51,624       51,400      24,239       445,680

Taxes:

    Total Taxes                                  0              0           0            0            0           0             0

Net Income                                 $51,700        $51,674     $51,650      $51,624      $51,400     $24,239     $ 445,680
                                           ======================================================================================

* All figures provided by American Lift Management

                       MOTORSPORTS TRAVEL CENTERS, INC.


PROFILE

MotorSports Travel Centers, Inc. (MTC) is a new concept in providing services for the traveling public and the trucking industry. Each plaza consists of four different businesses within one complex. The plazas include a convenience store with fuels service, motorsports souvenir and gift shop, fast food restaurant and motel. Every location features an exclusive auto racing theme, creating an atmosphere similar to attending an actual major league motorsports event. The basic layout design of every plaza is identical with exception of the theme emphasis which will vary, depending on the geographical location.

Each plaza requires a minimum of 3.5 acres of land and consists of two separate structures. The convenience store, souvenir and gift shop and restaurant will be consolidated in a 9,000 square feet building adjacent to the motel. Most of the locations feature a 75 unit motel. However, some of the sites will exceed 75 room facilities due to acquisitions of property with existing motels. The average cost of each MTC is estimated to be $3.2 million, including the land.

MARKET PENETRATION

Although the MTC is designed to target the vast population of racing enthusiasts, they serve a dual purpose of providing convenient services for the general public, as well. Food orders can be placed from a menu board while refueling your vehicle. A twenty four hour fax service and an overnight parcel delivery service is available for the business traveler. As for the leisure traveler, the MTC offers a fun and relaxing place to spend a few hours or the night. Visitors can view replicas of real race cars displayed at each plaza and browse through the souvenir and gift shop. They can also enjoy a quiet meal in the racing oriented restaurant and later, retire to a comfortable room displaying the theme of their favorite race driver. The true race fan can even rent racing videos from the library located in the motel lobby.

The plaza located at exit 68 and Interstate 75 which is the primary interchange for Atlanta Motor Speedway is to feature a heavy emphasis on NASCAR Winston Cup racing. A second Atlanta location at U.S. Highway 441 and Interstate 85 will place a greater emphasis on the International Motor Sports Association and the National Hot Rod Association. This site within close proximity of Road Atlanta and Atlanta International Dragway where major national events are held for each sanctioning body. The Indianapolis location will highlight the Indianapolis 500 and the NASCAR Winston Cup, Brickyard 400.

GROWTH

The development plans over the next 5 years are structured into three separate phases. The first phase is to include the construction of twenty-five plaza's at strategic locations across the country. Every site will be near a racing facility where major events are held. Of these locations, three are wholly-owned by MTC. The remaining twenty-two sites will be developing through joint venture between and MTC other investment groups.

MTC plans to start Phase II of the development program by early winter of this year. This stage includes the selection of additional sites for the MTC and the introduction of the miniversion of the travel plaza. These units will be of the basic convenience store design featuring limited menu fast food service for take-out only. Each store will also include a souvenir section consolidated with the convenience store. These offer a more limited selection than the larger plaza shops. The smaller stores will be known as MOTORSPORTS FUEL AND FOOD CENTERS, that target high traffic commuter locations and highly populated rural markets.


By late 1997, Phase III is scheduled to be implemented. During the third phase MTC plans to introduce a public stock offering and a franchise program for the MOTORSPORTS FUEL AND FOOD CENTERS. Projections through 1999 include a total of 200 MTC and 1,000 MOTORSPORTS FUEL AND FOOD CENTERS. These projections could increase as the results of any future acquisitions and joint ventures with existing companies.

Over the next five years MTC will take the traveling public into the twenty-first century. Along the way, MTC will also cross international borders, introducing American motorsports and ultimate convenience to our friends abroad.

MTC is the new way of the future in travel convenience.

ORGANIZATIONAL STRUCTURE

Geoffrey R. Crabbe, President/CEO

Directs and supervises all aspects of development and operations; provides general direction to executive staff and major projects, analyzes business opportunities and develops negotiating strategies on a case by case basis. Advises on contractual, legal, accounting and insurance requirements. Provides guidance day by day on all matters and interfaces with government, civic and business organizations. Provides expertise for establishment and maintenance of company policy procedure, standards and accounting. Prior Experience, 17 years, President EBBARC International, Inc., a Georgia development and consulting firm specializing in all areas of heavy commercial real estate and projects up to 200m, consultant to IFC World Bank. Plus 15 years in Senior Management positions with Bechtel and Trammell Crow organizations.

Jerry D. Dorminey, Executive Vice President - Development Sales & Marketing

Founder and owner of Dean Power Oil Company (1959-1983) located in Moultrie, Georgia. Dean Oil Company reserved it's gasoline allocation during the 1974 energy crisis to provide fuel for race fans attending Speedweeks at the Daytona International Speedway. The company grew to 116 locations throughout the southeast prior to being sold in 1983. Dorminey also developed the Florida based Seminole Sammie convenience store change in 1984, selling the company two years later to devote more time to family interests. He was a Winston cup owner during the early to mid-seventies and was an active short track drive for 18 years.

Jimmy Hathcock, Senior Vice President - Operations.

After graduation from Abraham Baldwin College in 1958, joined John Deere Company in sales and service for five years. In 1963 became Vice President of Wholesale Accounts for Deal Oil Company. Duties also included supervising construction of company owned stations auditing weekly sales. Later, was founder and owner of Dean Oil Transport which transported gasoline to company owned stations and wholesale accounts. Served as Vice President of Operations for five years prior to the sale of Dean Oil Company. For the past eleven years has been in the group Insurance sales business.

Richard W. Larson, Vice President - Site Acquisition & Construction

Partner and Vice President of Great South Realty Development Company. Responsible for construction budgeting, preplanning, city and architectural liaison and Construction Management of two major triple A office projects in the exclusive Buckhead district of Atlanta, Georgia. Partner in the Buckhead Companies responsible for construction management and daily operations.
Private consultant on the Daufuskie Inn, Daufuskie Island, South Carolina and a 90,000 square foot office building in the downtown district of historic Charleston, South Carolina.


                           MILLER MOUNTAIN GOLD MINE

     The Company, Genesis Insurance & Financial Services, Inc., through its wholly owned subsidiary, Congress Re-Insurance Corporation, Inc., holds seventy seven (77) mining claims and a fully enforceable and valid gold mining lease and royalty agreement on the claims property known as the Miller Mountain Mine located in Boise, Idaho. The Company acquired the gold mining rights, claims and leases under an irrevocable power of attorney collateral transfer and assignment agreement and joint venture contract with Solomon of Nu, Inc. and its present President, Mr. Theodore Collins of Lexington, Kentucky. The Company intends to exploit these leases by reopening the Miller Mountain Mine during this year or by early spring, 1997, depending upon weather conditions in the area and the success of the Company's anticipated public stock offering or private placement whereby if successful, the Company would apply approximately $1.5 million for the refurbishment of the existing roadway into the mining site as well as start-up capital in order to begin re-excavation of the site and establishing contract refining agreements in order to enable the company to fully exploit the previous metal reserves at the Miller Mountain Mine site.

     The Company also expects to receive matching funds in the Joint Venture Agreement with Solomon of Nu, Inc. and expects the initial start-up capitalization to require approximately $3 million over an initial period of approximately eight to ten months. The mine was originally operating up until the late 1950's whereby it became more expensive to extract the gold from its complex ore composites than the mine operators would receive in revenue from selling the resulting gold. As during that period, gold brought less than $50 an ounce as it did even during the early 70's when gold was only $35 an ounce, during one period. Consequently, the cost of operating a complex ore extraction operation far exceeded the revenue generated from the resulting gold primarily based upon the fact that process technology had not yet reached the levels of sophistication which it has today or cost effectiveness. Consequently, many of these mining operations were shut down and some simply abandoned. Now, over the past 35 years with the increase in technology and the lower costs of refining gold and specifically more "complex ore" composites, more and more mining sites and abandoned claims are being acquired by large and small corporations alike all across the United States and in some cases by foreign corporations to take advantage of the best opportunities which may exist in reopening some of these more productive sites which maintain proven gold reserves and large probable reserves.

     The Miller Mountain gold mining claims have had hundreds of thousands of dollars of geology and engineering work done on them as recently as the mid 80's and then once again on a test basis, proven reserves will once again ascertain by our firm when we send Mr. Collins of Solomon of Nu to collect additional test samples from various areas at the site during the first of this year. Consequently, the proven reserves based on certified geologist's reports exceeds $50 million in totality and probable reserves exceed the $180 million level based upon a 5-year operating span.

     Additionally, the Company states that because this particular project is in the developmental stage, only this general description of the investment and its potential value is represented whereby a more comprehensive disclosure will be made at the time the Company decides to reopen the Miller Mountain Mine and write the project into any anticipated public or private offering prospectus or other document within which a comprehensive and detailed representation of operations together with projected operations and cash flow will be provided for analysis and consideration.



                            ASSOCIATED RISK FACTORS

                        INSURANCE INDUSTRY RISK FACTORS

     As with any highly regulated industry, the insurance industry in particular harbors a considerable degree of risk due to the fact that changes in regulations could directly affect the projections of Genesis Insurance & Financial Services, Inc., could restrict or prohibit entirely the contemplated business activities calculated by the various commissioners of insurance and the state or states within the jurisdiction. As with any highly regulated industry, specifically with the insurance industry in general, there are liabilities associated with the day to day operations including the operation of a product provider (carrier) or as an agency operation, representing products of other issuers of regulated insurance products. Claims may be filed against policies resulting in large settlements, litigation or damages or the cancellations of premiums could directly affect the cash flow position, asset base and/or projections of the firm adversely. Also, previous performance is not an indication of future performance and therefore fundamentals used as a basis for projections and analysis does not necessarily reflect any guarantee of future performance as is the case of any industry, especially those volatile industries which include the financial service industry as well as the insurance industry as a whole.

                      NON-INSURANCE SURETY INDUSTRY RISKS

     The risks associated with the Non-Insurance Surety Industry (and regulated surety activities offered and conducted pursuant to the Federal Miller Act, McAron-Ferguson Act, and various state laws which pertain to corporately/individually issued indemnification, and surety and other commercial guarantee agreements). In addition to those risks associated with the regulated insurance industry, the "non-insurance surety industry" and the market target segments therein have an additional degree or risks as it pertains to the fact that some states maintain their position on allowing such activities to remain unregulated within their state jurisdiction or may already prohibit such activities within the state which do not conform to activities under federal jurisdiction and in these states, the firm could be prohibited from conducting its business and therefore an extremely adverse impact on cash flow projections and growth could result.

     Additionally, while the firm does not use multiples as do regulated insurance companies (a practice of writing surety and accumulating contingent liabilities in excess of actual assets available based on "loss rations"). If the Company encounters difficulty, delays or fails to efficiently liquidate any part or all of its investments, contingent liabilities could exceed the available asset base of the Company and should off the book assets (assets held under power of attorney through indemnity agreements with clients), the firm's non-insurance bonding division

(Congress Re-Insurance Corporation, Inc.) could be deemed insolvent without additional capitalization from the fundamentals which exist in the non-insurance surety package. Additionally, the client base targeted by the non-insurance surety industry historically has been highly volatile on a subject of a higher default rate (all the minority-owned and disadvantaged businesses) within the regulated insurance market's primary market segment which has a lower default failure rate. Consequently, a higher degree of risk exists within the non-insurance surety market and extra due diligence is required in order to protect the firm from the result claims loss and potential loss associated therewith.

           THE MEDICAL PRODUCTS AND SERVICE INDUSTRY ASSOCIATED RISKS

     The risks associated with the medical products industry are broad in scope but are primarily associated with the possibility that projected sales or revenue from sales may not meet annualized projected sales and revenues by management due to various factors such as the possibility of product liability litigation, changes in governmental (both federal and state) regulations which pertain to the use, sale and implementation of various medical devices, products, services, treatments and facilities which may negatively impact the cash flow (projected or annual) of the Company and with regards to research and development for products which do not already have patents, licensing and approval, there is no assurance that patents will be granted, licensing will be available to secure or other approvals necessary to bring products in the research and development stage to market and accordingly with regard to valuation of intellectual property rights as an asset of the Company which value may be down-graded due to the negative impact of changes in the market for such products and/or services or other economic changes or fluctuations.

     With regard to medical health care provider services (psychiatric care providers and other medical health care provider groups acquired or contemplated for acquisition by the Company) current and/or future projections for revenue, cash flow and growth could be adversely affected, changes in state and/or federal government regulations which pertain to the payment procedure or acceptance protocol with regards to payment procedure or changes in the criterion set out by the insurance industry including but not limited to corporate health care plans, Medicare and Medicaid, other state, federal and private subsidy programs. Additionally, malpractice claims or claims for negligence related to provider patient incidents could increase insurance costs associated with service provider operations which could negatively impact both current and future projections for cash flow revenue and growth of the firm's divisions.

     Also, with regard to diagnostic imaging services and diagnostic clinic facility operations, the same risk factors apply as well as risk factors associated with changing market conditions and demand for such services or changes in technology rendering currently operative technology obsolete or diminishing its demand creating a negative impact on anticipatory cash flow revenue and/or gross projections both current and future of diagnostic imaging or other diagnostic service clinic operations either acquired or contemplated for acquisition as associated with the Company's overall business plan. Additionally, should the Company fail to accumulate funds through a contemplated secondary offering required to facilitate the acquisition and/or expansion plans of the medical products and service industry current projections for revenue, cash flow and growth may be substantially reduced or obviated completely.

                       GOLD MINING INDUSTRY RISK FACTORS

     The Company's ownership and operating rights in the various 77 mining claims of the Miller Mountain Mine in Boise, Idaho and the contemplated future plans for exploitation of the proven reserves and reopening of the mining facility to operative goal protection and refining are accompanied by various and diverse risks associated with but not limited to changes in weather and geological formations due to natural events, actual proven reserve estimates by geologists falling short of geological analysis and representations, the failure of the Company to accumulate funds through the contemplated secondary offering required to facilitate the reopening and expansion plans together with changes in market price of gold and other previous metals or changes in governmental regulations, both state and federal, which pertain to the excavation, mining, refining, marketing and sales of precious metals, all of which could negatively affect the projected revenue cash flow and gross associated with the Miller Mountain Mine's contemplated project and may substantially reduce such assumed value or obviated completely.

                      NATURAL GAS DEVELOPMENT RISK FACTORS

     The Company (Genesis Insurance & Financial Services, Inc.) through a wholly owned subsidiary, Longhorn Energy Corporation (a Delaware corporation) purchased a parcel of land which include five (5) drilled and capped natural gas wells which have been analyzed and tested for proven reserves which the Company intends to develop and market commercially. There exists certain risks associated with such contemplated development plans which could negatively impact projected annual revenue and cash flow from contemplated "developed well" operations and natural gas sales; geological changes in natural gas formation which inhibit or prohibit entirely the flow of natural gas from seem-deposit to well-head; lack of working capital or required developmental capital due to a failed secondary public offering or private placement which is the currently contemplated revenue source with the exception of the possibility for exploitation through joint ventures with unassociated companies. Additionally, future performance based upon a comparison of past geological analysis does not insure or guarantee, future performance will necessarily reflect the same or a similar number million cubic feet of natural gas produced per year or projected over a period of years. Additionally, should the Company fail to accumulate funds through a contemplated secondary offering required to facilitate the acquisition and/or expansion plans of the natural gas industry, current projections for revenue, cash flow and growth may be substantially reduced or obviated completely.

                     INDUSTRIAL LIFT MANUFACTURING INDUSTRY
                            ASSOCIATED RISK FACTORS


     The Company (Genesis Insurance & Financial Services, Inc.) through its wholly owned subsidiary, American Lift Corporation, Inc., a Tennessee based manufacturer of industrial lift devises and related hydraulic equipment maintaining a centralized manufacturing sales and distribution facility at its Tennessee headquarters. The operations of which maintain certain inherent risks associated with the industrial lift manufacturing industry in general and consequently, risks associated with the manufacturing process, sales, marketing and distribution exists at various levels including but not limited to equipment designs and technology becoming obsolete or cost prohibitive, product liability suits arising from injury sustained as a result of the use of various hydraulic lift devises and/or equipment operating in commerce as well as those risks associated with future performance falling short of past revenues affecting the anticipated gross revenue and expansion of the Company's operations. Additionally, should the Company fail to accumulate funds through the contemplated secondary offering required to facilitate the expansion and operation plans of the Company, current projections of revenue and cash flow and gross may be substantially reduced or obviated completely.



                        LIQUIDITY AND CAPITAL RESOURCES

     Based upon calculations of management as of July 31, 1996 the Company had total liabilities including consolidated contingent liabilities of approximately $35,000,000 which include those contingent liabilities associated with the issuance of surety products from its wholly-owned subsidiary Congress Re-Insurance Corporation as compared with contingent liabilities of approximately $20,000,000 during the same period last year indicating approximately a 70% increase in contingent liabilities based on increase sales of non-insurance surety products issued by Congress Re-Insurance Corporation together with the liability aspect associated with acquisitions of its wholly-owned subsidiary division. Contingent liabilities will reduce dramatically as consolidated revenues booked on the companies' balance sheets emanating from previous and newly acquired operating subsidiaries offset the companies' contingent liabilities. Also the companies primary capitol resources are derived from its operating subsidiaries and additional liquidity exists in the considerable asset base of the companies diverse holdings which could be leveraged or borrowed against if necessary to raise capitol for operations and/or expansions however, the companies focus is to increase share holder value and growth through strategic acquisitions primarily financed through public and private placement of securities in the initial range of 25 million dollars.

     In the companies effort to facilitate its capital formation process, which will be applied to the implementation of the various operating subsidiary plans for growth and expansion, the company is applying for a NASDAQ/NMS listing and plans to execute its public and/or private offering thereafter to enable the company to meet its on-going funding requirements. The Company has received letters of interest and intent which, in the opinion of management, show a reasonable assurance that the Company will be successful in raising the capital required to implement the growth, expansion and revenue plans set out in this report.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               PLAN OF OPERATIONS

     The following discussion and analysis in relation to the Company should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Form 10SB(12g) Report.

     GENESIS INSURANCE & FINANCIAL SERVICES, INC. is a multi-faceted Company with a focus on strategic diversification of its consolidated asset base and investment in various companies. Its family of operating subsidiaries have a primary focus on financial services and asset backed surety products through our wholly owned subsidiary Congress Re-Insurance Corporation, Inc. in the non-insurance commercial guarantee industry while maintaining operations in strategically diversified industries with a particular focus on the medical industry, through its wholly owned subsidiary International Medical Products, Inc., Lonestar Healthcare, Inc. and Imagex Services, Inc. with ancillary operations in the gold mining industry through its holdings in the Miller Mountain Mine, Natural Gas development, through wholly owned subsidiary Longhorn Energy Corporation, Inc., agricultural operations, through investments in Serenity Acres, (an operating cattle ranch deeded to wholly owned subsidiary Guarantee Settlement Corporation, Inc.) and industrial manufacturing operations through its wholly owned subsidiary American Lift Corporation, Inc., a manufacturer of elevators and other industrial lift devices together with various diversified investments which capitalize its asset backed financial service products, as well as the Company's contemplated plans for a considerable acquisition program whereby the Company will acquire and manage insurance agencies groups with a focus on the non-standard insurance lines through our wholly owned subsidiary, Priscott, Whitley & Rose. The Company believes that the Agency Acquisition Program will generate a major portion of the Company's consolidated revenue.

     Management believes that through a controlled, strategic program of growth through acquisitions, Genesis will maintain an organization which is better equipped to fend off the volatile and diverse economic and political changes which are prevalent in today's economy. Genesis Insurance & Financial Services, Inc. plans to take advantage of the vast opportunities which exist in the financial service industry as it relates to the new global economy.

     While we intend to take a limited position in the financial service industry, we plan to position ourselves to take advantage of the opportunities which exist in areas such as "international trade related finance and guarantees", "premium finance" and other forms of diversified and financial services which will enable us to reinvest our revenues to achieve even greater gains while enabling us to maintain a position of risk management and strength, in the regulated insurance industry as well as the private sector surety (non-insurance corporate surety) markets whereby we will continue to build an organization founded upon strength and diversity while increasing shareholder value, by supplying valuable low cost products and services to our diverse customer base.

     Genesis Insurance & Financial Services, Inc. and its family of companies expect to derive its primary revenues from its existing non-insurance surety operations (asset backed commercial guarantees), commission revenue generated from the agency acquisition program once instituted, and revenue from the operation of the various wholly owned subsidiaries through the sale of medical products owned and distributed through International Medical Products, Inc., revenue from the operations of Healthcare provider services through diagnostic clinic services provided by a wholly owned subsidiary, Lonestar Healthcare, Inc., once developed and also, diagnostic imaging clinic revenue produced through its Imagex Services, Inc. subsidiary.

     The Company will also derive agricultural operations revenue through its wholly owned subsidiary Guarantee Settlement Corporation and its Serenity Acres Ranch, and the Company hopes to derive considerable revenue from the reopening of the Miller Mountain Gold Mine and its anticipated gold mining revenue together with the anticipated revenues from the development of the Company's holdings in natural gas wells through the proven natural gas reserves owned by its Longhorn Energy Corporation division. Revenues derived from its industrial products manufacturing operations through its corporate subsidiary, American Lift, Inc., as well as future contemplated revenue derived through the development of international operations and projects associated with its subsidiary companies. The companies fiscal year end is December 31.

                  MANAGEMENT'S DISCUSSION OF OPERATION RESULTS

                                   OPERATIONS



                    SEPT. 30, 1996  DEC. 31, 1995  DEC. 31, 1994  DEC. 31, 1993
                     (AUDITED)*     (AUDITED)*     (AUDITED)**    (AUDITED)**
GROSS REVENUE       1,668,805         681,964        288,175        238,556

EXPENSES              641,086         354,051        175,524        178,637

DEPRECIATION           22,450           1,489         12,010          1,250

DIVIDENDS                0               0             ***             0

PROFIT BEFORE

INCOME TAX          1,005,269         326,474        100,641        58,661

       * As Academy Insurance & Financial Services, Inc./Genesis Insurance & Financial Services, Inc.
       **  As Congress Re-Insurance Corporation, Inc. and Subsidiaries
       *** The Company issued a 10% stock dividend to shareholders of record.

                                 BALANCE SHEET



                       SEPT. 30, 1996  DEC. 31, 1995  DEC. 31, 1994  DEC. 31, 1993
                           3RD Q*          Y/E*           Y/E**          Y/E**

CURRENT ASSETS          1,080,045         604,776        233,110        153,844

INVESTMENTS           133,162,000     139,462,000    138,304,000     83,618,762

PROPERTY & EQUIPMENT    2,744,943          50,938          8,039         10,049

OTHER ASSETS            3,202,412           7,805        105,000        105,000

TOTAL ASSETS          140,189,400     140,125,519    138,650,149     83,887,655

                      LIABILITIES & STOCKHOLDERS' EQUITY



                            SEPT. 30, 1996  DEC. 31, 1995  DEC. 31, 1994  DEC. 31, 1993
                                3RD Q*          Y/E*           Y/E**          Y/E**
CURRENT LIABILITIES               59,696           6,579         15,407         7,555

OTHER LIABILITIES - NOTES        135,500       1,683,573      1,445,000           -0-
      PAYABLE

STOCKHOLDERS' EQUITY         143,994,204     138,435,367    137,189,742    83,880,100

EARNED SURPLUS                       -0-             -0-            -0-        30,100

TOTAL LIABILITIES &          144,189,400     140,125,519    138,650,149    83,887,655
STOCKHOLDERS' EQUITY

                 RESULTS OF OPERATIONS FOR THE 12 MONTHS ENDED
                               DECEMBER 31, 1995

     The Company made a consolidated net profit of $326,474 for the 12-month period ending December 31, 1995 as compared with a net profit of $100,641 for the 12-month period ending December 30, 1994 which equates to an improvement of approximately 324% on an annualized basis reflecting the steady growth of the primary profit center and origin of revenue emanating from the operations of Congress Re-Insurance Corporation's sale of surety products and services, both nationally and internationally and while the asset base of the Company is considerably large in relation to its revenue, this is attributed primarily to the fact that the wholly owned operating subsidiary of Congress Re-Insurance Corporation, Inc. Characteristically charges between 1% to 3% of its contingent liabilities offered in the form of a commercial guarantee or surety agreement. (Therefore, for instance, on sales of $35,000,000 in surety products, where the Company charged for instance, 2% of the contingent liability or surety revenue would only be $700,000 while net operating revenue at approximately 40% would yield approximately $300,000 in net revenue.) Additionally, the Company expects to realize consolidated revenue from all of its operating subsidiaries which now include in its family of companies: International Medical Products, Inc., Guarantee Settlement Corporation, Longhorn Energy Corporation, Imagex Services, Inc., Lonestar Healthcare, Inc., American Lift Corporation, Inc. and the other ancillary operations of Priscott, Whitley & Rose, Inc. whereby the Company anticipates a net revenue increase of approximately 100% compared to the first quarter of 1996 and the second quarter ending June 30, 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following is a list of current shareholders holding an excess of five percent (5%) of the outstanding shares of Genesis Insurance & Financial Services, Inc. including management shareholder positions:

1. Mohamed Khairy Mohamed Zayed    President-CEO 8,800,000 shares (144
                                   Restricted Stock)                    47%


2. Gary Emery Sec/Treas 5,000,000 shares (144 Restricted Stock)         26%

                  RESUMES' OF DIRECTORS AND EXECUTIVE OFFICERS
                       AND PROMOTERS AND CONTROL PERSONS

                       MOHAMED KHAIRY MOHAMED ZAYED, II.

EXPERIENCE:

     Mr. Zayed, during the past fifteen years, has founded and operated various companies in various financial service industries and manufacturing and has been involved as a financial consultant focusing on international transactions in which Mr. Zayed has negotiated, syndicated, and developed multi-million dollar transactions as high as $100,000,000 in value.

     From 1982 - 1985, Mr. Zayed founded and operated Cairo Corporation located in High Point, North Carolina as a FDA Registered drug manufacturing establishment producing over the counter cosmetics and pharmaceutical products on contract and under private label. In 1987, Mr. Zayed formed Intertech Investment Group an international consulting company with a primary focus on structured finance and assisting clients with developing various collateral or surety obligations to aid in concluding various financial transactions in the multi-million dollar range.

     Also, during 1991 Mr. Zayed founded Congress Re-Insurance Corporation and Surety Subdivision Financial Guarantee Indemnity Corporation, Inc. by syndicating various investor groups and participants resulting in a combined asset base and withholding company structure of Congress Re-Insurance Corporation exceeding $83,000,000 at that time and currently reflects consolidated assets in excess of $140,000,000 less contingent liabilities.

     During the past five years Mr. Zayed has developed an international network of financial associates and business relationships which have increased revenues of Congress Re-Insurance Corporation by nearly 300% since its inception and revenues continue to grow quarterly.

     In mid 1995, Mr. Zayed sold Congress Re-Insurance Corporation to a publicly traded company, Academy Insurance & Financial Services. Mr. Zayed later bought out the publicly traded vehicle and in the succeeding twelve months through acquisitions of other companies and investments has increased the collective asset base of the company by over $10,000,000 and is currently President and Chief Executive Officer of Genesis Insurance & Financial Services, Inc. and its family of companies (Academy changed its name to Genesis during early 1996).

EDUCATION:

     Mr. Zayed holds certificates in computer programming and operation from the University of North Carolina, Chapel Hill, technical program. Additionally, Mr. Zayed has studied both business and law independently over the past fifteen years which has been one of the key factors to his success.

AFFILIATIONS:

     Mr. Zayed is listed in "Who's Who" in American Business and is a financial supporter of both local and regional politicians who have a pro-minority platform (Mr. Zayed is an Egyptian-American) and has been nominated for a membership in the Walden Club, of Chattanooga, Tennessee.


                                   * * * * *

                                 MR. GARY EMERY

                                    RESUME'

EXPERIENCE:

     1976 - 1980 Mr. Emery founded Peoples Bank of Crossville on April 6, 1976 at the age of 26 years old. In mid 1977 Mr. Emery opened four franchised steak houses and a small trucking and produce company, packing and shipping produce throughout the United States and during 1978 while operating the former activities as well, Mr. Emery developed considerable housing units and subdivisions throughout Central Tennessee.

     1980 - 1992 During mid 1980 Mr. Emery began to liquidate most of his previous holdings including Peoples Bank of Crossville and other auxiliary subdivisions primarily based on substantial increases in interest rates and other economic fundamentals and converted his investments and companies into the construction industry which he operated for twelve years in the Atlanta area averaging $500,000 - $12,000,000 per job.

     1992-Present Mr. Emery has remained active from 1992 to date in the Corporate Surety Bonding Industry and agriculture development and operation through American Management Corporation which he founded in the early 90's and EE Land and Cattle Corporation as well as his investments in Congress Re-Insurance Corporation which is a wholly-owned subsidiary of Genesis Insurance & Financial Services, a publicly traded company with international operations and holdings in diverse investments and industries. Mr. Emery is also a Director and Sr. Vice President of Genesis Insurance & Financial Services.

                                 DARRELL MORGAN


                                    RESUME'

EXPERIENCE:


1986 - Present  Senior Vice President
                Morgan Insurance Group, Inc.
                Atlanta, Georgia

1985 - 1986     Personal Financial Planner
                IDS/American Express
                Atlanta, Georgia

1984 - 1985     Vice President
                Morgan Insurance Group, Inc.
                Atlanta, Georgia

1980 - 1984     Account Executive
                Interstate Insurance Services, Inc.
                Atlanta, Georgia

1978 - 1980     Bond Underwriter
                Aetna Life & Casualty Insurance Company
                Jackson, Mississippi

EDUCATION:

                University of Georgia, Athens, Georgia
                B.B.A., Accounting

                Post Graduate:  Aetna Life & Casualty Bond School
                Hartford, Connecticut Bond Underwriter Training

                IDA/American Express Home Office Sales School
                Financial Planner Training, Atlanta, Georgia

                National Association of Securities Dealers,
                Washington, D.C.

                                 LISA A. LOVELL

                                    RESUME'

     Lisa is a graduate of Tennessee Technological University, in Cookeville, Tennessee where she received her Bachelor of Science degree in Marketing and Business Management. She graduated Cum Laude from the American College of the Applied Arts in Atlanta, Georgia receiving a Bachelor of Arts degree in Merchandising. While attending school, Lisa worked for LHFC, Inc., a large equipment company, as a sales and merchandise coordinator.

     Ms. Lovell brings over ten (10) years of sales, marketing and management experience to her position of President of American Lift, Inc. Before joining the American Lift team, she worked as a Regional Sales Manager for Elite Elevator Company, a multi-million dollar manufacturer of elevators and lift products. As a sales manager for Parisian, in Atlanta, Georgia, she handled a $4 million inventory and coordinated the sales efforts of fifteen associates. Ms. Lovell also serves on the Board of Directors of ISDARK, Inc.

     Lisa is a member of Associated General Contractors of America, the American Marketing Association and Alpha Kappa Psi. She is active in community affairs, having coordinated charity events for such organizations as the American Cancer Society, March of Dimes, and American Heart Association. She has also done extensive volunteer work for several United Way organizations in the metro-Atlanta area.

                              DONNA TODD-FERGUSON

                                    RESUME'

QUALIFICATIONS:

- Successful 29 years experience in Sales and Support within the Insurance industry
- Expertise in all aspects of insurance including underwriting, estimating and negotiating with heavy emphasis on bonding, liability and property
- Sales experience includes Marketing, Inside/Outside Sales and establishing a client base
- Personnel Management includes selecting, training, supervising and motivating staff
-    Proven Customer Service ability assisting clients in their insurance needs
-    Excellent communication skills both written and verbal
- Licensed CA and Nevada Insurance Agent/Broker and Life & Disability Insurance Broker

EXPERIENCE:

FERGUSON FINANCIAL

PRESIDENT

Supervise, monitor and manage all aspects of the agency from purchase in 1980. Requires expensive marketing, advertising and sales designed to strategically increase the client base. Perform accounting, underwriting, estimating, purchasing, personnel management, and both inside and outside sales. Supervised staff of up to 50 personnel.

EDUCATION:

LICENSES

-    Insurance Agent and Broker (States of California and Nevada)
-    Life & Disability Insurance (States of California and Nevada)


UNIVERSITY OF SOUTH CAROLINA

-    Bachelor of Arts in Business Administration

MEMBERSHIPS:

-    Professional Insurance Agents              1975 - Present
-    California Independent Agents Association  1979 - Present
           President (1989 - 1990)
           Board Member (1980 - 1989)
-    Served on Producer Councils of several insurance companies

                               T. WILSON FERGUSON

                                    RESUME'




DATE OF BIRTH:  October 16, 1931
-------------

EDUCATION:      Educated in the United Kingdom and the United States
---------

                Bachelor of Arts - Economics

UNITED STATES
-------------
ARMED FORCES:   1951 - 1954
------------


EXPERIENCE:     Entered insurance training program in 1954 at Hartford,
----------      Connecticut.  Career encompassed most of the various fields within an insurance company's operations, with emphasis placed on underwriting, marketing, administration and management. Home
                Office, Branch Office and Regional Office responsibilities.

                Agency/Brokerage - 1980 to present

LICENSES:       California and Nevada

                                   NAYAN SHAH

                                    RESUME'

     NAYAN SHAH, age 43, serves as President, Director and Chief Executive Officer of the Company. After receiving a Ph. D. in Medical Engineering from University of London, Dr. Shah was a post-doctoral fellow at the University of Chicago in the Department of OB-Gyn during 1971 through 1972.

     From 1972 through 1978, he was a senior research scientist and group leader for the development of urological and respiratory care products for the Kendall Company, Division of the Colgate-Palmolive, Bernington, Illinois. Candle is a leader in the medical device manufacturing.

     From 1978 through 1982, he was a manager of technical planning for Medical Venture Corp. for Sherwood Medical Industries, Division of American Home Products, St. Louis, Missouri. Sherwood is a successful disposable medical products company. This company successfully developed respiratory care and OB-Gyn products. He was also involved in acquiring a major multi-million-dollar medical firm for Sherwood Medical Industries.

     From 1982 through 1983, he was a project manager for all operating room
(OR) products for Desert Medical Inc. a division of Warner-Lambert which successfully introduced four new OR products for the Company.

     From 1984 through 1987, he was a business manager for Medical Venture Group, Fasson Industrial Division.

     From 1987 to present, he has served as Director of Technology Transfer at the world renown Cleveland Clinic, sat on the Board and acted as Executive Officer in several public and private companies while continuing to operate International Medical Products, Inc. as its President to present where he is still active. Dr. Shah also holds a Board seat on the Parent Company Board of Genesis Insurance & Financial Services, Inc. and its family of companies.

     Also, Dr. Shah was responsible for the start-up of a venture and successfully negotiated joint-venture contracts with major pharmaceutical corporations within the U.S. and Europe. He left Fasson in 1987 to start.

     Dr. Shah attended the University of Bombay, India and received both his B.S. (chemistry and physics) and M.S. (organic biochemistry). He also attended medical and graduate school at the University of London, England and received his Doctor of Philosophy in medical engineering. Dr. Shah also has learned an M.B.A. through the executive program at Southern Illinois University, Edwardsville, Illinois, St. Louis campus.

     Dr. Shah holds eight U.S. patents. Four patents belong to previous corporations. He has successfully sold patent rights to two of his patents and receives royalty payments. The other two are on cuff gauge products.

                             EXECUTIVE COMPENSATION


1.   Mohamed Khairy Mohamed Zayed  President/CEO:                 $ 85,000

2.   Gary Emery                    Secretary/Treasurer              85,000

3.   Darrell Morgan                Director/President 75,000
                                   Priscott, Whitley & Rose

4.   Michael Edison                Director/Sr. Vice President      65,000
                                   Priscott, Whitley & Rose

5.   Dr. Nayan Shah                Advisory Board Nominee/         150,000*
                                   President IMP, Inc.

6.   Lisa Lovell                   Director/President               40,000
                                   American Lift, Inc.

7.   Donna Ferguson                Director                         15,000

8.   Tom Ferguson                  Director                         25,000

9.   Andrew Capaccia               President, Imagex Services       80,000



* $50,000 from IMP, Inc. Operating Payroll Account.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Double "E" Land & Cattle Company, Route 2, Box 139, Crossville, Tennessee 38555 entered into a Lease Agreement with the Company's subsidiary, Guarantee Settlement Corporation, Inc. with respect to the "Serenity Acres" Farm operation wherein Mr. Gary Emery, President of Double "E" Land & Cattle Company, leased the farming operation on an annual basis whereby such payments in the amount of $320,000 which shall be due and payable annually, in arrears, beginning at the origination date which was January 1, 1996 and continuing unless canceled by unanimous consent of the Board of Directors of Genesis Insurance & Financial Services, Inc. for a period of five (5) years. Also, a Loan/Credit Facility was extended to Mr. Mohamed Khairy Mohamed Zayed in the amount of $100,000 of which $85,000 has been drawn down. The Loan Note is for a period of one (1) year with annual interest of 10% payable annually in the form of a balloon payment. The Company also maintains a Lease Agreement on two Company owned vehicles with quarterly payments of $6,000, including interest.

                               LEGAL PROCEEDINGS

     Genesis Insurance & Financial Services, Inc. is not subject to any legal proceeding at this time nor are any of its subsidiaries subject to any legal proceeding other than ordinary routine litigation incidental to the business which management believes has no financial impact or anticipated financial impact on the Company's subsidiaries or parent Company (Note: Congress Re-Insurance Corporation, Inc. is the subject of a Cease and Desist Order not to conduct regulated insurance business in the States of Delaware, Tennessee or Florida. However, in the opinion of management, this does not impact its unregulated non-insurance surety business, which is the primary revenue source of Congress Re-Insurance Corporation, Inc. which is, in fact, not an insurance Company. Management believes that the administrative Cease and Desist Orders will be removed or amended to reflect that Congress Re-Insurance Corporation, Inc. Does not have to abide by the covenants of such Orders due to the fact that it is not an insurance Company). Management also believes that an inquiry with regard to an investment of its Congress Re-Insurance subsidiary with respect to a Japanese government issued bond, number 1444A, will be resolved without any negative effect on the Company, its subsidiaries, its financial condition (actual or projected). Additionally, no proceeding with regards to any director, officer or affiliate of the Registrant or any owner of record or beneficial owner of more than five percent (5%) of any class of voting securities of the Registrant or an associate of any such Director or Officer or Affiliate of the Registrant or securities holder is a party adverse to the Registrant or any of its subsidiaries or has a material interest adverse to the Registrant or any of its subsidiaries and are not the subject to any litigation which in the opinion of Management would have any impact on the operations or financial conditions of the Registrant, Genesis Insurance & Financial Services, Inc. (This opinion includes General Electric litigation with the newly acquired Imagex Services, Inc.)

                                     *****

                            DESCRIPTION OF PROPERTY

                  GENESIS INSURANCE & FINANCIAL SERVICES, INC.

     GENESIS INSURANCE & FINANCIAL SERVICES, INC. currently leases a 13-unit office space consisting of a total of 5,000 square feet at 735 Broad Street, Suite 1001, Tenth Floor in the James Building, Chattanooga, Tennessee, 37402.

     The Company maintains a three (3) year lease with monthly payments of $2,850 per month and the Company also maintains a monthly contract office facility for receiving communications and conducting business in the New York area at 1317 Third Avenue, Suite 100, New York, New York, 10021, under a contract with Messages Plus Corporation, at a cost of approximately $500 per month depending on the amount of services provided.

                           PRISCOTT, WHITTLEY & ROSE

     Priscott, Whitley & Rose, Inc. maintains its offices at the Genesis Insurance & Financial Services, Inc. head office at 735 Broad Street, Chattanooga, Tennessee 37402 and at The Edison Companies at 1317 Third Avenue, Suite 100, New York, New York 10021 under a rent free agreement with the Company.

                    CONGRESS RE-INSURANCE CORPORATION, INC.

     CONGRESS RE-INSURANCE CORPORATION, INC. owns a diversified group of investments in various securities, cash, gold, precious gemstones, real estate and 77 gold mining claims in the Miller Mountain Gold Mine, and other assets which are more clearly described and specifically represented in the audited financial statements of Congress Re-Insurance Corporation, Inc. included herewith in the financial exhibit section. The consolidated value of these properties without considering contingent liabilities are approximately $142,000,000.

                         INTERNATIONAL MEDICAL PRODUCTS

     INTERNATIONAL MEDICAL PRODUCTS maintains office facilities at 6821 Southerland Court, Mentor, Ohio 44060 under a rent-free agreement with its President, Dr. Nayan Shah. Other properties of International Medical Products include the patents and intellectual property rights of the Company for the digital PV Gauge and various other products which are valued on a 5-year life span at approximately $3.1 million.

                             IMAGEX SERVICES, INC.

     IMAGEX SERVICES, INC. maintains office facilities located at 80 Wolf Road, Suite 503, Albany, New York 12205 consisting of approximately 5,000 square feet at a monthly lease cost of $3600.00. Additional properties include its currently operational clinic facility located at Greenville, New York and include a diagnostic unit valued at approximately $500,000.00 under a lease agreement from General Electric Capital Corporation on a monthly lease fee of $16,500.00 as well as other rudimentary support equipment supplied to support the diagnostic imaging clinic facility. Holdings in Imagex are valued at $6,000,000. Based upon its earnings, contract value (service contracts) current share holdings value at $.20 per share together with real property.

     Other properties include holdings of the wholly owned subsidiary:
GUARANTEED SETTLEMENT CORPORATION which includes a 620-acre parcel of land including an operating Longhorn Cattle Ranch maintaining an inventory of approximately 270 head of Longhorn cattle including miscellaneous breeding stock, two small houses, one trailer for on-site employees, barns, farming equipment, a poultry breeding operation which consists of two buildings processing approximately 40,000 chickens each 60-day period under long term contract with a local poultry processing Company, Bennett Poultry Corporation, Inc. Farming operations, including the value of the land, is approximately $1.2 million.

     LONGHORN ENERGY CORPORATION consists of five (5) natural gas wells drilled and capped deeded to the Company which contain proven reserves valued at approximately $5,000,000 over a 10-year life span based on certified geology results and testings at the well heads.

                              AMERICAN LIFT, INC.

     AMERICAN LIFT, INC., an industrial lift manufacturing Company and wholly owned subsidiary of Genesis Insurance & Financial Services, Inc., maintains office facilities at 388 Highway 91, Suite B, Elizabethtown, Tennessee, 37643, with a monthly lease cost basis of $2700.00 per month. This includes the manufacturing facility area which consists of approximately 43,000 square feet and includes manufacturing equipment, supplies, tools and other equipment necessary for the manufacture of industrial and residential lift units (elevators).

               MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                 COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On December 15, 1995 Genesis Insurance & Financial Services, Inc. (formerly "Academy Insurance & Financial Services, Inc." before its name change) granted a ten percent (10%) stock dividend payable in common stock issued from Treasury to all shareholders of record on the date of the announcement. On the date of the dividend announcement, approximately 10,316,450 shares were outstanding representing approximately 613 shareholders and the estimated market value per share on the date of issuance was approximately $.875 and the consolidated value upon issuance was approximately 8,750,000 to shareholders of record.

                    RECENT SALES OF UNREGISTERED SECURITIES

     On December 8, 1995, 460,000 shares of common stock were issued in the following manner: to Mr. Frank Calmes (250,000 shares) 13760 Highway 190, Covington, Louisiana 70433 and Jim Pratt, Esq. (210,000 shares) 195 Kildare Road, Garden City, New York 11530 under a consulting contract agreement pursuant to an exemption under Rule 701 of the United States Securities & Exchange Corporation Act.

     Additionally, unregistered security sales in an amount of 700,000 shares total, at a price of $1.00 and $2.00 per share were sold pursuant to an exemption afforded pursuant to Rule 504 of the United States Securities & Exchange Corporation Act to approximately fifteen (15) qualified investors which resulted in $985,000 in cash and services rendered after cost of sale which were approximately $15,000. The last shares issued pursuant to the exemption afforded to Rule 504 were issued on August 8, 1996 whereby the offering was closed.

            DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     There are no additional securities to be registered. Registrant's common stock is currently trading in the Over-the-Counter Market on the electronic bulletin board. Registrant is filing this registration statement to become a reporting company.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provide that the Corporation may indemnify directors, officers, employees, fiduciaries or agents of the Corporation to the full extent permitted by the Nevada state corporation law as in effect at the time of the conduct by such persons.

     The bylaws of the Company provide for indemnification of the officers and directors. The specific provisions of the bylaws related to such indemnification are set out clearly in the articles and bylaws attached as an exhibit to this registration.

      8.07 Indemnification.

            (a) The Corporation shall have the right to indemnify, to purchase indemnity insurance for, and to pay and advance expenses to, Directors, Officers and other persons who are eligible for, or entitled to, such indemnification, payments or advances, in accordance with and subject to the provisions of Nevada Revised Statutes 78.751 and any amendments thereto, to the extent such indemnification, payments or advances are either expressly required by such provisions or are expressly authorized by the Board of Directors within the scope of such provisions. The right of the Corporation to indemnify such persons shall include, but not be limited to, the authority of the Corporation to enter into written agreements for indemnification with such persons.

            (b) Subject to the provisions of Nevada Revised Statutes 78.751 and any amendments thereto, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the Director's capacity as a Director, except that this provision does not eliminate or limit the liability of a Director to the extent the Director is found liable for: (1) a breach of the Director's duty of loyalty to the Corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of duty of the Director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office; or (4) an act or omission for which the liability of a Director is expressly provided by an applicable statute.

                       CHANGES IN AND DISAGREEMENTS WITH
              ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

     Genesis Insurance & Financial Services, Inc., together with all of its subsidiary operations have had no changes in or disagreements with accountants on the accounting and financial disclosure elements of the Company or its subsidiaries and has maintained Mr. Herbert Woll, CPA, as an independent auditor over the past four (4) years. Consequently, all of the representations by the independent auditor who represents the professional qualified opinion of the independent auditor based upon his investigation of the same as they may relate to such representations and opinions.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Consolidated financial statements of Genesis Insurance & Financial Services, Inc. and its subsidiaries, together with all exhibits thereto and proforma financial statements and projections and operating subsidiaries are attached as Exhibits hereto and should be read carefully.

                                 TRANSFER AGENT

     The Transfer Agent for Genesis Insurance & Financial Services, Inc. is Florida Atlantic Stock Transfer, Inc., Attention: Mr. Rene' Garcia, President, 5701 North Pine Island Road, Suite 310A, Tamarac, Florida 33321.

                         OVER-THE-COUNTER MARKET (OTC)

     The shares of common stock of the Company (Genesis Insurance & Financial Services, Inc.) are traded in the over-the-counter market on the NASD Bulletin Board under the symbol "GIFS". It is anticipated the Company will subsequently apply for inclusion of the common stock on the NASDAQ system, but no assurances can be given that such securities will be accepted for inclusion in the NASDAQ system. If, for any reason, the common stock is not qualified, does not or remain qualified for trading on the NASDAQ system, then in such case the Company's common stock is expected to be traded on the over-the-counter markets through the NASD's OTC Bulletin Board until the Company is able to meet such prerequisite qualifications. However, in the opinion of Management, the Company does, in fact, meet the minimum requirements for quotations and listing within the NASDAQ system and more specifically, the NASDAQ/MNS (National Marketing System).

     However, the Company states that in the event the common stock is not ultimately accepted for inclusion in the NASDAQ/NMS system, the Company's securities would be covered by the Securities & Exchange Commission Rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse) or for issuers that meet certain numerical criteria as to revenues or assets. For transactions covered by these rules, broker/dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to sale as well as to provide certain customers with expensive documentation and disclosures. Consequently, these rules may affect the ability of broker/dealers to sell the Company's securities and may also affect the ability of stockholders to sell their shares in the secondary market. The ability of the Company to secure a symbol on the NASDAQ/NMS system does not imply that a considerable trading market in the common stock will ever develop in excess of its current volume price and trading market which it now maintains on the NASD Bulletin Board System.

               MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

     The Company's common stock is traded in the Over-the-Counter Market on the NASD Bulletin Board under the symbol "GIFS". The following table sets forth the high and low bid quotations for the common stock during the periods indicated. These quotations reflect prices between dealers, do not include retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

===============================================================================
                                          HIGH          LOW
_______________________________________________________________________________

(Last 7 months)
January 24, 1996 -
November 15, 1996                          7 1/4  1 1/16
_____________________________________________________________________________
October 2, 1995 -
December 29, 1995                          6 1/2  17/32
______________________________________________________________________________
July 5, 1995 -
September 9, 1995                           3 5/8  1
______________________________________________________________________________
November 9, 1994 -
January 30, 1995                              7    7/8

______________________________________________________________________________



     Effective August 30, 1994, the Company effectuated a One (1) for Ten (10) reverse split of its outstanding common stock.

     Effective June 27, 1995, the Company effectuated a One (1) for Twenty (20) reverse split of its outstanding common stock.

     On July 25, 1996, the closing bid price for the common stock of the Company was 1 1/16. As of December 31, 1995, the number of shareholders of record of the Company's common stock was 613. Currently, the total number of outstanding shares of the Company are approximately 20,328,043 which includes approximately 1,000,000 shares in the free-trading float.

     While the Company has paid stockholders dividends equal to 10% of shareholder's holdings on December 15, 1995 valued at over $8,000,000 at the time of issuance, the Company has never paid "cash" dividends for its common stock. The Company presently, intends to retain future earnings, if any, to finance the expansion of its business and does not anticipate that any cash dividends will be paid in the foreseeable future. Future dividend policy will depend on the Company's earnings, capital requirements, expansion plans, financial condition, and other relevant factors.

                  OPTIONS, GRANTS AND EXERCISES AND LONG TERM
                                INCENTIVE PLANS

                      OPTIONS, GRANTS IN LAST FISCAL YEAR:

     The following table sets forth information with respect to the grant of options to purchasers of common stock during the fiscal year ended December 31, 1995.

     To each person named in the summary compensation table:



       Name         # Securities  Underlying Options    % of Total Options    Exercise Price   Expiration Date  Options Currently
       ----         ------------  Granted               Granted to Contract   ($/share)        ---------------  Unexercised
                                  -------               Employees in Fiscal   ---------                         -----------
                                                        Year
                                                        ----
The Hayden Group    300,000       300,000               48%                   100K @2.50       12/31/96         300,000
                                                                              100K @3.00
                                                                              100K @4.00
Paige & Associates  325,000       325,000               52%                   100K @3.0        1/01/99          325,000*
                                                                              100K @5.0
                                                                              100K @7.0

                                 STOCK OPTIONS

     Other than the stock options represented above which are currently unexercised at the date of this writing, and granted pursuant to various consulting contracts entered into by the Company with the Grantee, the Company at this time has not granted any additional stock options or created any stock option or employee stock option plan but intends to do so during the Company's next quarter of operations.

* Pursuant to Board resolution, Paige & Assoc. options have been cancelled and Hayden Group options expire December 31, 1996 and may be cancelled due to breach of contract.

                  GENESIS INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                             CHATTANOOGA, TENNESSEE



                              FINANCIAL STATEMENTS




                               SEPTEMBER 30, 1996

                  GENESIS INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                             CHATTANOOGA, TENNESSEE


                               TABLE OF CONTENTS



                                                                 PAGE
         Report of Independent Accountant                         85

         Balance Sheet                                            86

         Liabilities & Stockholders' Equity                       87

         Stockholders' Equity                                     88

         Statement of Operations                                  89

         Notes To Financial Statements                            90

                                  HERBERT WOLL
                          CERTIFIED PUBLIC ACCOUNTANT

2891 GANT QUARTERS DRIVE                             23611 CHAGRIN BLVD. STE 101
  MARIETTA, GA 30068                                     BEECHWOOD, OH 44122
    (770) 565-7299                                          (216) 292-7505
 FAX (770) 977-5622                                       FAX (216) 464-1802


                        REPORT OF INDEPENDENT ACCOUNTANT

Board of Directors and Shareholders
Genesis Insurance & Financial Services, Inc.
Chattanooga, Tennessee

I have audited the accompanying consolidated balance sheet of Genesis Insurance & Financial Services, Inc. and its wholly owned subsidiaries, as of September 30, 1996, and the related consolidated statement of operations for the period then ended. These consolidated financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I have conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement preparation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Genesis Insurance & Financial Services, Inc. and its subsidiaries as of September 30, 1996 and the results of their consolidated operations for the period then ended in conformity with generally accepted accounting principles.



Herbert E. Woll, C.P.A.
September 30, 1996

               GENESIS INSURANCE AND FINANCIAL SERVICES, INC.
                      AND ITS WHOLLY OWNED SUBSIDIARIES
                                BALANCE SHEET
                          AS OF SEPTEMBER 30, 1996

                                     ASSETS

CURRENT ASSETS
         Cash in Banks                     (Note C)                     210,273
         Gold Coins                        (Note D)                     362,890
         Accounts Receivable                                            329,192
         Inventory                                                      177,690
                                                                    -----------


TOTAL CURRENT ASSETS                                                  1,080,045

INVESTMENTS
         Certificates of  Deposit          (Note E)                 100,000,000
         Corundum                          (Note F)                   2,304,000
         Gold Dore' Bars                   (Note G)                   8,500,000
         Gold Mining Lease                 (Note H)                  18,000,000
         Real Estate                       (Note L)                   1,158,000
         Gas Wells                         (Note M)                   3,200,000
                                                                    -----------

TOTAL INVESTMENTS                                                   133,162,000

PROPERTY & EQUIPMENT
         MRI Machines & Equipment                                     2,000,000
         Machinery & Equipment                                          696,222
         Office Furniture & Equipment                                    48,721
                                                                    -----------

TOTAL PROPERTY & EQUIPMENT                                            2,744,943

OTHER ASSETS
         Notes Rec - Stockholder                                        100,000
         Patents                           (Note N)                   3,100,000
         Licenses & Permits                                               2,412
                                                                    -----------

TOTAL OTHER ASSETS                                                    3,202,412

TOTAL ASSETS                                                        140,189,400
                                                                    ===========



   The accompanying notes are an integral part of these financial statements.

                 GENESIS INSURANCE AND FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                                 BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996


                       LIABILITIES & STOCKHOLDERS EQUITY


CURRENT LIABILITIES                                                59,696

OTHER LIABILITIES - Notes Payable                                 135,500

STOCKHOLDERS EQUITY                                           143,994,204
                                                            -------------


TOTAL LIABILITIES                                           $ 144,189,400
                                                            =============





   The accompanying notes are an integral part of these financial statements.

                 GENESIS INSURANCE AND FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                              STOCKHOLDERS' EQUITY
                            AS OF SEPTEMBER 30, 1996


                              STOCKHOLDERS EQUITY


Common Stock - $.001 Par Value                           $      31,956
Authorized 31,955,555
Issued and Outstanding 21,348,356


Paid in Surplus  (Notes L,M,N,O)                           141,746,195

Earned Surplus                                               2,216,053
                                                         -------------

TOTAL STOCKHOLDERS EQUITY                                $ 143,994,204
                                                         =============





   The accompanying notes are an integral part of these financial statements.

                 GENESIS INSURANCE AND FINANCIAL SERVICES, INC.
                            STATEMENT OF OPERATIONS
                    FOR THE PERIOD ENDED SEPTEMBER 30, 1996


SALES                                                                            6,505,866

LESS: COST OF SALES                                                              4,837,061
                                                                                 ---------

GROSS PROFIT                                                                     1,668,805

COST OF OPERATIONS

         Advertising & Printing                             22,485
         Automobile Expenses                                17,044
         Commissions                                       104,673
         Executive Salaries                                108,922
         Interest & Insurance                               12,340
         License & Fees                                      4,180
         Miscellaneous                                       1,484
         Office Expenses                                    15,283
         Payroll & Payroll Taxes                            62,213
         Postage & Delivery                                  6,806
         Professional Services                             168,776
         Rent & Leases                                      25,421
         Telephone                                          17,706
         Travel                                             73,753

TOTAL COST OF OPERATIONS                                                           641,086
                                                                                 ---------

PROFIT BEFORE DEPRECIATION                                                       1,027,719

DEPRECIATION                                                                        22,450
                                                                                 ---------

PROFIT BEFORE CORPORATE INCOME TAX                                               1,055,269

CORPORATE INCOME TAX                                                                   -0-
                                                                                 ---------

CORPORATE PROFIT AFTER TAX                                                       1,005,269
                                                                                 =========




   The accompanying notes are an integral part of these financial statements.

                  GENESIS INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                       NOTES TO THE FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 1996

NOTE A.          HISTORY OF COMPANY

Academy Insurance & Financial Services, Inc. was incorporated February 8, 1988, in the state of Nevada, with the intent to locate suitable business ventures to acquire. In October, 1994, the company acquired P.A.P. Financial, Inc. in a tax free stock transaction, whereby P.A.P. became a wholly owned subsidiary. P.A.P. Financial, Inc. operates as a network of insurance agencies with three offices located in Florida. Its principal activity is the performance of retail insurance services which involves placing property and casualty insurance with insurers on behalf of commercial and individual clients in a variety of industries.

Congress Reinsurance Corporation, Inc. and its wholly owned subsidiaries, is a non-regulated surety company operating pursuant to the Federal Miller Act U.S.C. Title 40 Section 270(b) as it pertains to corporate and individual surety and state regulations which pertain to the same. The Miller Act authorizes the issuance of corporate surety bonds, performance bonds, bid bonds, and various forms and types of financial guaranty bonds and other similar obligations.

In July, 1995, an agreement and plan of reorganization was entered into between Academy Insurance and Financial Services, Inc. (NASDAQ - BB - OTC - AIFS) whereby Academy acquired Congress Reinsurance, as a wholly owned subsidiary, in a tax free stock transaction.

In November 1995, Mr. Stan Cohen resigned as CEO of Academy, a tax free exchange ensued, whereby P.A.P. was spun off. The management of Congress Reinsurance, with Mr. Mohamed Zayed as CEO remains the same. Congress Reinsurance is the only operating subsidiary of Academy Insurance. Mr. Zayed is also CEO of Academy. After the reorganization Academy had 31,955,555 shares of common stock authorized, all of which were issued and outstanding at that time and of which 434,350 shares were free trading. Currently, however, issued and outstanding shares are 19,750,121, of which 1,189,969 shares are currently free trading. On June 6, 1996, the name of the corporation was changed to Genesis Insurance & Financial Services, Inc.

NOTE B.          SUMMARY OF ACCOUNTING POLICIES

The consolidated financial statements contain the accounts of Congress Reinsurance and its wholly owned subsidiaries, Financial Guaranty Indemnity Corporation, Inc., Intertech Investment Corporation and Guarantee Settlement Corporation, Inc. after elimination of intercompany balances and transactions. Some of the assets of the corporation have been transferred to other wholly owned subsidiaries for ease of handling the specific asset. In accordance with this polity farm acreage has been transferred into Serenity Farms, Inc., and gas wells have been transferred into Longhorn Energy Corporation.

NOTE C.          CASH IN BANKS

Each corporation has an independent bank account. Intertech Investment Group, Inc. banks with First Union National Bank. Bank statements indicate a balance of $229,010.00 as of September 30, 1996. The balance was the same as of December 31, 1994. In addition to its commercial bank account, Congress Reinsurance maintains a trading account of Merrill Lynch Company.

NOTE D.          GOLD COINS

Corporate policy has been to invest all surplus funds into gold coins which are readily converted to cash.

NOTE E.          INVESTMENTS - CERTIFICATES OF DEPOSIT

The corporation has entered into a joint venture and collateral transfer agreement for the purpose of having possession and usage of certain Certificates of Deposit bearing the face amount of One Hundred Million United States Dollar Value ($100,000,000) backed by the full faith and credit of the issuing corporations and/or Mexican Government agencies.

NOTE F.          INVESTMENTS - CORUNDUM

The corporation has entered into an agreement with M.I.G., Inc., Miami, Florida, for the possession of 192,000 carats of corundum, to be used for hypothecation in surety contracts. Appraisal value of said corundum at $ 2,304,000. The corporation paid a fee of $100,000 for the perpetual use of these assets.

NOTE G.          INVESTMENTS - GOLD DORE' BARS

The corporation has acquired a first security agreement and a UCC-1 filing on Dore' Bars (semi-refined gold bars) from First American Company. Said bars are located in the vault of Bank of America. The net value, fully refined, is $8,500,000.00.

NOTE H.          INVESTMENTS - GOLD MINING LEASE

The corporation received an assignment of all rights under a certain gold mine lease held by Solomon of Nu, Inc., for use as a collateral security in Surety Bond transactions. Such assignment and all of its accompanying certificates has been determined to be worth $18,000,000.00.

NOTE I.          FIXED ASSETS

Office Furniture and Office Equipment are stated at acquisition cost. Depreciation is provided on a straight line method over the estimated useful like of the asset.

NOTE J.          INCOME TAX

The books and records of all subsidiaries are kept on the accrual basis for financial purposes. For income tax purposes Reserves for Contingent liabilities are reported. Indications are that there is no corporate income tax due.

NOTE L.          PAID IN SURPLUS

As of June 6, 1996, the Company acquired all of the outstanding stock of American Lift, Inc., a manufacturer of specialty elevators, for 300,000 shares of common stock of GIFS. The acquisition was accounted for as a purchase. Accordingly, the results of operations of the acquired business and the fair market values of the acquired assets and liabilities were included in the company's financial statements.

NOTE M.          PAID IN SURPLUS

On December 24, 1995, the corporation acquired Serenity acres, a 622-acre farm and 5 capped gas wells. The corporation assumed a liability of a first mortgagee of $206,000 and issued 406,626 shares of 144 treasury stock. At the time of sale, the Seller was asking $1,158,000 for the property. This was the appraised value of the property.

NOTE N.          PAID IN SURPLUS

In January, 1996, the company acquired International Medical Products, Inc. A medical patent holder and manufacturer of specialty medical products. Genesis issued 650,000 shares of common stock of Genesis for 10% of the outstanding shares of IMP. The purchase was accounted for as a purchase. Accordingly, the results of operations of the acquired business and the fair market value of the assets acquired and liabilities assumed were included in the Company's financial statements. The amount allocated to patents were determined through known valuation techniques used in the medical industry.

NOTE O.          PAID IN SURPLUS

In June, 1996, Genesis entered into an agreement with IMAGEX SERVICES, INC. to exchange 1,707,040 shares of common stock of Genesis for 10,669,000 of Imagex Services, Inc. The transaction is included in the financial statements of the company.

NOTE P.          LEASING ARRANGEMENTS

The corporation conducts its operations from facilities that are leased under a five (5) year operating lease expiring December 31, 2000.

The following is a schedule of minimum rental payments required under the above operating lease;

1996 $ 33,660    1997   33,660    1998   33,660    TOTAL   $100,980

                 GENESIS INSURANCE & FINANCIAL SERVICES, INC.
                      AND ITS WHOLLY OWNED SUBSIDIARIES
                            CHATTANOOGA, TENNESSEE



                             FINANCIAL STATEMENTS



                                 JUNE 30, 1996

                 GENESIS INSURANCE & FINANCIAL SERVICES, INC.
                      AND ITS WHOLLY OWNED SUBSIDIARIES
                            CHATTANOOGA, TENNESSEE


                              TABLE OF CONTENTS



                                                                  PAGE
         Report of Independent Accountant                         95

         Balance Sheet                                            96

         Liabilities & Stockholders' Equity                       97

         Stockholders' Equity                                     98

         Statement of Operations                                  99

         Notes To Financial Statements                            100

                                  HERBERT WOLL
                          CERTIFIED PUBLIC ACCOUNTANT

2891 GANT QUARTERS DRIVE                             23611 CHAGRIN BLVD. STE 101
   MARIETTA, GA 30068                                    BEECHWOOD, OH 44122
     (770) 565-7299                                         (216) 292-7505
  FAX (770) 977-5622                                      FAX (216) 464-1802


                        REPORT OF INDEPENDENT ACCOUNTANT

Board of Directors and Shareholders
Genesis Insurance & Financial Services, Inc.
Chattanooga, Tennessee

I have audited the accompanying consolidated balance sheet of Genesis Insurance & Financial Services, Inc. and its wholly owned subsidiaries, as of June 30, 1996, and the related consolidated statement of operations for the period then ended. These consolidated financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I have conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement preparation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Genesis Insurance & Financial Services, Inc. and its subsidiaries as of June 30, 1996 and the results of their consolidated operations for the period then ended in conformity with generally accepted accounting principles.



Herbert E. Woll, C.P.A.
June 30, 1996

                 GENESIS INSURANCE AND FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                                 BALANCE SHEET
                              AS OF JUNE 30, 1996

                                     ASSETS

CURRENT ASSETS
         Cash in Banks                     (Note C)                     229,010
         Gold Coins                        (Note D)                     300,500
         Accounts Receivable                                            355,227
         Inventory                                                      200,000
                                                                    -----------

TOTAL CURRENT ASSETS                                                  1,084,737


INVESTMENTS
         Certificates of  Deposit          (Note E)                 100,000,000
         Corundum                          (Note F)                   2,304,000
         Gold Dore' Bars                   (Note G)                   8,500,000
         Gold Mining Lease                 (Note H)                  18,000,000
         Real Estate                       (Note M)                   1,158,000
         Gas Wells                         (Note M)                   3,200,000
                                                                    -----------

TOTAL INVESTMENTS                                                   133,162,000

PROPERTY & EQUIPMENT
         Machinery & Equipment                                          703,381
         Office Furniture & Equipment                                    53,116
                                                                    -----------

TOTAL PROPERTY & EQUIPMENT                                              756,497

OTHER ASSETS
         Notes Rec - Stockholder                                        100,000
         Patents                           (Note N)                   3,100,000
         Licenses & Permits                                               2,925
                                                                    -----------

TOTAL OTHER ASSETS                                                    3,202,925

TOTAL ASSETS                                                        138,206,159
                                                                    ===========



   The accompanying notes are an integral part of these financial statements.

                 GENESIS INSURANCE AND FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                                 BALANCE SHEET
                              AS OF JUNE 30, 1996


                       LIABILITIES & STOCKHOLDERS EQUITY


CURRENT LIABILITIES                                                65,724

OTHER LIABILITIES - Notes Payable                               1,135,500

STOCKHOLDERS EQUITY                                           142,988,935
                                                            -------------

TOTAL LIABILITIES                                           $ 144,190,159
                                                            =============





   The accompanying notes are an integral part of these financial statements.

                 GENESIS INSURANCE AND FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                              STOCKHOLDERS EQUITY
                              AS OF JUNE 30, 1996


                              STOCKHOLDERS EQUITY


Common Stock - $.001 Par Value                              $      31,956
Authorized 31,955,555
Issued and Outstanding 20,548,155


Paid in Surplus   (Notes L, M, N)                             141,746,195

Earned Surplus                                                  1,210,784
                                                            -------------

TOTAL STOCKHOLDERS EQUITY                                   $ 142,988,935
                                                            =============





   The accompanying notes are an integral part of these financial statements.

                 GENESIS INSURANCE AND FINANCIAL SERVICES, INC.
                            STATEMENT OF OPERATIONS
                       FOR THE PERIOD ENDED JUNE 30, 1996


SALES                                                                            5,142,610

LESS:  COST OF SALES                                                             3,927,421

GROSS PROFIT                                                                     1,215,189
                                                                                 ---------

COST OF OPERATIONS

         Advertising                                        18,264
         Automobile Expenses                                 8,091
         Commissions                                        87,473
         Executive Salary                                   56,503
         Interest                                            1,655
         License & Fees                                      2,338
         Miscellaneous                                       1,174
         Office Expenses                                    12,210
         Payroll & Payroll Services                         39,620
         Postage & Delivery                                  3,392
         Professional Services                             132,669
         Rent & Leases                                      13,345
         Telephone                                           9,687
         Travel                                             57,227

TOTAL COST OF OPERATIONS                                                           443,648
                                                                                 ---------

PROFIT BEFORE DEPRECIATION                                                         771,541

DEPRECIATION                                                                        12,119
                                                                                 ---------

PROFIT BEFORE CORPORATE INCOME TAX                                                 759,422

CORPORATE INCOME TAX                                                                   -0-
                                                                                 ---------

CORPORATE PROFIT AFTER TAX                                                         759,422
                                                                                 =========



   The accompanying notes are an integral part of these financial statements.

                  GENESIS INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                       NOTES TO THE FINANCIAL STATEMENTS
                              AS OF JUNE 30, 1996


NOTE A.          HISTORY OF COMPANY

Academy Insurance & Financial Services, Inc. was incorporated February 8, 1988, in the State of Nevada, with the intent to locate suitable business ventures to acquire. In October, 1994, the company acquired P.A.P. Financial, Inc. in a tax free stock transaction, whereby P.A.P. became a wholly owned subsidiary. P.A.P. Financial, Inc. operates as a network of insurance agencies with three offices located in Florida. Its principal activity is the performance of retail insurance services which involves placing property and casualty insurance with insurers on behalf of commercial and individual clients in a variety of industries.

Congress Reinsurance Corporation, Inc. and its wholly owned subsidiaries, is a non-regulated surety company operating pursuant to the Federal Miller Act U.S.C. Title 40 Section 270(b) as it pertains to corporate and individual surety and state regulations which pertain to the same. The Miller Act authorizes the issuance of corporate surety bonds, performance bonds, bid bonds, and various forms and types of financial guaranty bonds and other similar obligations.

In July, 1995, an agreement and plan of reorganization was entered into between Academy Insurance and Financial Services, Inc. (NASDAQ - BB - OTC - AIFS) whereby Academy acquired Congress Reinsurance, as a wholly owned subsidiary, in a tax free stock transaction.

In November 1995, Mr. Stan Cohen resigned as CEO of Academy, a tax free exchange ensued, whereby P.A.P. was spun off. The management of Congress Reinsurance, with Mr. Mohamed Zayed as CEO remains the same. Congress Reinsurance is the only operating subsidiary of Academy Insurance. Mr. Zayed is also CEO of Academy. After the reorganization Academy had 31,955,555 shares of common stock authorized, all of which were issued and outstanding at that time and of which 434,350 shares were free trading. Currently, however, issued and outstanding shares are 20,548,155 of which 1,089,969 shares are currently free trading. On June 6, 1996, the name of the corporation was changed to Genesis Insurance & Financial Services, Inc.

NOTE B.          SUMMARY OF ACCOUNTING POLICIES

The consolidated financial statements contain the accounts of Congress Reinsurance and its wholly owned subsidiaries, Financial Guaranty Indemnity Corporation, Inc., Intertech Investment Corporation and Guarantee Settlement Corporation, Inc. after elimination of intercompany balances and transactions. Some of the assets of the corporation have been transferred to other wholly owned subsidiaries for ease of handling the specific asset. In accordance with this policy, farm acreage has been transferred into Serenity Farms, Inc. and gas wells have been transferred into Longhorn Energy Corporation.

NOTE C.          CASH IN BANKS

Each corporation has an independent bank account. Intertech Investment Group, Inc. banks with First Union National Bank. Bank statements indicate a balance of $229,010.00 as of June 30, 1996. The balance was the same as of December 31, 1994. In addition to its commercial bank account, Congress Reinsurance maintains a trading account of Merrill Lynch Company.

NOTE D.          GOLD COINS

Corporate policy has been to invest all surplus funds into gold coins which are readily converted to cash.

NOTE E.          INVESTMENTS - CERTIFICATES OF DEPOSIT

The corporation has entered into a joint venture and collateral transfer agreement for the purpose of having possession and usage of certain Certificates of Deposit bearing the face amount of One Hundred Million United States Dollar Value ($100,000,000) backed by the full faith and credit of the issuing corporations and/or Mexican Government agencies who license them.

NOTE F.          INVESTMENTS - CORUNDUM

The corporation has entered into an agreement with M.I.G., Inc., Miami, Florida, for the possession of 192,000 carats of corundum, to be used for hypothecation in surety contracts. Appraisal value of said corundum at $2,304,000. The corporation paid a fee of $100,000 for the perpetual use of these assets.

NOTE G.          INVESTMENTS - GOLD DORE BARS

The corporation has acquired a first security agreement and a UCC-1 filing on Dore' Bars (semi-refined gold bars) from First American Company. Said bars are located in the vault of Bank of America. The net value, fully refined, is $8,500,000.00.

NOTE H.          INVESTMENTS - GOLD MINING LEASE

The corporation received an assignment of all rights under a certain gold mine lease held by Solomon of Nu, Inc., for use as a collateral security in Surety Bond transactions. Such assignment and all of its accompanying certificates has been determined to be worth $18,000,000.00.

NOTE I.          FIXED ASSETS

Office Furniture and Office Equipment are stated at acquisition cost. Depreciation is provided on a straight line method over the estimated useful like of the asset.

NOTE J.          INCOME TAX

The books and records of all subsidiaries are kept on the accrual basis for financial purposes. For income tax purposes Reserves for Contingent liabilities are reported. Indications are that there is no corporate income tax due.

NOTE L.          PAID IN SURPLUS - MACHINERY & EQUIPMENT

As of June 6, 1996, the Company acquired all of the outstanding stock of American Lift, Inc., a manufacturer of specialty elevators, for 300,000 shares of common stock of GIFS. The acquisition was accounted for as a purchase. Accordingly, the results of operations of the acquired business and the fair market values of the acquired assets and liabilities were included in the company's financial statements.

NOTE M.          PAID IN SURPLUS - REAL ESTATE & GAS WELLS

On December 24, 1995, the corporation acquired Serenity acres, a 622-acre farm and 5 capped gas wells. The corporation assumed a liability of a first mortgagee of $206,000 and issued 406,626 shares of 144 treasury stock. At the time of sale, the Seller was asking $1,158,000 for the property. This was the appraised value of the property.

NOTE N.          PAID IN SURPLUS - PATENTS

In January, 1996, the company acquired International Medical Products, Inc. A medical patent holder and manufacturer of specialty medical products. Genesis issued 650,000 shares of common stock of Genesis for 10% of the outstanding shares of IMP. The purchase was accounted for as a purchase. Accordingly, the results of operations of the acquired business and the fair market value of the assets acquired and liabilities assumed were included in the Company's financial statements. The amount allocated to patents were determined through known valuation techniques used in the medical industry.

NOTE O.          LEASING ARRANGEMENTS

The corporation conducts its operations from facilities that are leased under a five (5) year operating lease expiring December 31, 2000.

The following is a schedule of minimum rental payments required under the above operating lease;

1996 $ 33,660    1997   33,660    1998   33,660    TOTAL   $100,980

                 GUARDIAN INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                             CHATTANOOGA, TENNESSEE



                              FINANCIAL STATEMENTS

                                 MARCH 31, 1996

                 GUARDIAN INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                             CHATTANOOGA, TENNESSEE


                               TABLE OF CONTENTS



                                               PAGE


Report of Independent Accountant               105

Balance Sheet                                  106

Liabilities & Stockholders' Equity             107

Stockholders' Equity                           108

Statement of Operations                        109

Analysis of Revenue                            110

Analysis of Outstanding Bonds                  111

Contingent Liability on Performance Bonds      112

Additional Collateral                          113

Notes to Financial Statements                  114

                                  HERBERT WOLL
                          CERTIFIED PUBLIC ACCOUNTANT


2891 GANT QUARTERS DRIVE                            23611 CHAGRIN BLVD. STE 101
   MARIETTA, GA 30068                                   BEECHWOOD, OH  44122
     (770) 565-7299                                        (216) 292-7505
   FAX (770) 977-5622                                   FAX (216)  464-1802



                        REPORT OF INDEPENDENT ACCOUNTANT

Board of Directors and Shareholders
Guardian Insurance & Financial Services, Inc.
Chattanooga, Tennessee

I have audited the accompanying consolidated balance sheet of Guardian Insurance & Financial Services, Inc. and its wholly owned subsidiaries, as of March 31, 1996, and the related consolidated statement of operations for the period then ended. These consolidated financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I have conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement preparation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guardian Insurance & Financial Services, Inc. and its subsidiaries as of March 31, 1996 and the results of their consolidated operations for the period then ended in conformity with generally accepted accounting principles.



Herbert E. Woll, C.P.A.
March 31, 1996

                GUARDIAN INSURANCE AND FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                                 BALANCE SHEET
                              AS OF MARCH 31, 1996


                                     ASSETS


CURRENT ASSETS
    Cash in Banks          (Note C)               $    281,276
    Gold Coins             (Note D)                    425,241
    Merrill-Lynch          (Note C)                        622
                                                  ------------

TOTAL CURRENT ASSETS                              $    687,139


INVESTMENTS
    Yen Bonds              (Note E)               $ 80,000,000
    Corundum               (Note F)                  2,304,000
    Matsui Bonds           (Note G)                 29,500,000
    Gold Dore' Bars        (Note H)                  8,500,000
    Gold Mining Lease      (Note I)                 18,000,000
    Real Estate            (Note L)                  1,158,000

TOTAL INVESTMENTS                                 $139,462,000


FURNITURE & OFFICE EQUIPMENT
    Office Furniture - Net                        $     46,605
    Office Equipment - Net                               6,511
                                                  ------------

TOTAL FURNITURE & EQUIPMENT                       $     53,116

OTHER ASSETS - LICENSES & PERMITS                 $      5,854

TOTAL ASSETS                                      $140,202,255
                                                  ============

   The accompanying notes are an integral part of these financial statements.

                       LIABILITIES & STOCKHOLDERS EQUITY


CURRENT LIABILITIES - Accounts Payable    $      6,438

OTHER LIABILITIES - Notes Payable            1,676,073

STOCKHOLDERS EQUITY                        138,519,744
                                          ------------

TOTAL LIABILITIES                         $140,202,255
                                          ============





















   The accompanying notes are an integral part of these financial statements.

                GUARDIAN INSURANCE AND FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                              STOCKHOLDERS' EQUITY
                              AS OF MARCH 31, 1996


                              STOCKHOLDERS EQUITY


Common Stock - $.001 Par Value                           $     31,958
Authorized 31,955,555 Issued and Outstanding 19,750,121


Paid in Surplus (Notes L & M)                             137,946,195

Earned Surplus                                                541,593

TOTAL STOCKHOLDERS EQUITY                                $138,519,744
                                                         ============
















   The accompanying notes are an integral part of these financial statements.

                GUARDIAN INSURANCE AND FINANCIAL SERVICES, INC.
                            STATEMENT OF OPERATIONS
                     FOR THE PERIOD ENDED MARCH 31, 1996



Commission Income                                       $378,328

Cost of Operations

      Commissions                     51,284
      Executive Salary                34,777
      Rent & Leases                    6,752
      Professional Services          106,000
      Travel                          23,440
      Telephone                        3,258
      Payroll & Payroll Services      24,555
      Office Expenses                  7,596
      Automobile Expenses              6,752
      Interest                           742
      Miscellaneous                      437
      Advertising                     18,026
      Postage & Delivery                 553
      License & Fees                   2,536

Total Administration                                     286,708
                                                        --------
Profit before Depreciation                                91,620

Depreciation                                               1,389
                                                        --------
Profit before Corporate Income Tax                        90,231

Corporate Income Tax                                           0
                                                        --------

Corporate Profit after Tax                                90,231
                                                        ========







   The accompanying notes are an integral part of these financial statements.

                GUARDIAN INSURANCE AND FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                              ANALYSIS OF REVENUE
                              AS OF MARCH 31, 1996


                                 GROSS REVENUE


COMPLETION PERFORMANCE BONDS              $377,128

BID BONDS                                    1,200


TOTAL GROSS REVENUE                       $378,328
                                          ========






























   The accompanying notes are an integral part of these financial statements.

                 GUARDIAN INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                              AS OF MARCH 31, 1996



                         ANALYSIS OF OUTSTANDING BONDS


5/04/95       Supersedeas Bond     $20,000,000          C. Elvin Feltner
                     Liability                          $20,000,000

9/02/95       Performance Bond     $ 4,241,142          R.A. Banks
                                                        $ 1,000,000

10/06/95      Performance Bond     $ 1,150,000          Solomon of Nu
                                                        $   500,000

10/04/95      Completion Bond      $   957,000          B. Wall Const.
                                                        $   400,000

1/23/96       Performance Bond     $   955,000          Solomon of Nu
                                                        $   155,000

2/07/96       Performance Bond     $   227,000          Specialty Waste Sys
                                                        $   150,000

2/09/96       Performance Bond     $ 1,401,788          General Waste Sys
                                                        $ 1,401,788

TOTAL BONDS OUTSTANDING            $28,931,930
                                   ===========
TOTAL LIABILITY                                         $22,205,000
                                                        ===========

The accompanying notes are an integral part of these financial statements.

                    GUARDIAN INSURANCE & FINANCIAL SERVICES
                         AND WHOLLY OWNED SUBSIDIARIES
                        CONTINGENT ON PERFORMANCE BONDS
                              AS OF MARCH 31, 1996





                   CONTINGENT LIABILITY ON PERFORMANCE BONDS


As of December 31, 1995            $21,459,000

As of March 31, 1996                 1,706,778


TOTAL CONTINGENT LIABILITY         $23,165,778
                                   ===========

























   The accompanying notes are an integral part of these financial statements.

                GUARDIAN INSURANCE AND FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                       ANALYSIS OF ADDITIONAL COLLATERAL
                              AS OF MARCH 31, 1996


                             ADDITIONAL COLLATERAL



9/29/95       ELVIN FELTNER                   172,000,000
              Feltner Film Library

10/04/95      R. A. BANKS CONSTRUCTION          7,000,000
              Real Estate

10/04/95      B. WALL CONSTRUCTION                500,000

10/06/95      SOLOMON OF NU, INC.             200,000,000
              Mining Claim

TOTAL ADDITIONAL COLLATERAL                   $379,500,000*
                                              ============

* Collateral (off balance sheet) above and its value have not been audited by Herbert Woll, CPA and valuations have been supplied by client's CPA's, attorneys or by their management and have not been audited.






















   The accompanying notes are an integral part of these financial statements.

                 GUARDIAN INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                       NOTES TO THE FINANCIAL STATEMENTS
                              AS OF MARCH 31, 1996


NOTE A. HISTORY OF COMPANY

Academy Insurance & Financial Services, Inc. was incorporated February 8, 1988, in the state of Nevada, with the intent to locate suitable business ventures to acquire. In October, 1994, the company acquired P.A.P. Financial, Inc. in a tax free stock transaction, whereby P.A.P. became a wholly owned subsidiary. P.A.P. Financial, Inc. operates as a network of insurance agencies with three offices located in Florida. Its principal activity is the performance of retail insurance services which involves placing property and casualty insurance with insurers on behalf of commercial and individual clients in a variety of industries.

Congress Reinsurance Corporation, Inc. and its wholly owned subsidiaries, is a non-regulated surety company operating pursuant to the Federal Miller Act U.S.C. Title 40 Section 270(b) as it pertains to corporate and individual surety and state regulations which pertain to the same. The Miller Act authorizes the issuance of corporate surety bonds, performance bonds, bid bonds, and various forms and types of financial guaranty bonds and other similar obligations.

In July, 1995, an agreement and plan of reorganization was entered into between Academy Insurance and Financial Services, Inc. (NASDQ-B.B. - OTC - AIFS) whereby Academy acquired Congress Reinsurance, as a wholly owned subsidiary, in a tax free stock transaction.

In November 1995, Mr. Stan Cohen resigned as CEO of Academy, a tax free exchange insued, whereby P.A.P. was spun off. The management of Congress Reinsurance, with Mr. Mohamed Zayed as CEO remains the same. Congress Reinsurance is the only operating subsidiary of Academy Insurance. Mr. Zayed is also CEO of Academy. After the reorganization Academy had 31,955,555 shares of common stock authorized, all of which were issued and outstanding at that time and of which 434,350 shares were free trading. Currently, however, issued and outstanding shares are 19,750,121, of which 1,189,969 shares are currently free trading. On January 4, 1996 the name of the corporation was changed to Guardian Insurance & Financial Services, Inc.

NOTE B. SUMMARY OF ACCOUNTING POLICIES

The consolidated financial statements contain the accounts of Congress Reinsurance and its wholly owned subsidiaries, Financial Guaranty Indemnity Corporation, Inc., Intertech Investment Corporation and Guarantee Settlement Corporation, Inc. after elimination of intercompany balances and transactions. Some of the assets of the corporation have been transferred to other wholly owned subsidiaries for ease of handling the specific asset. In accordance with this polity farm acreage has been transferred into Serenity Farms, Inc., and gas wells have been transferred into Longhorn Energy Corporation.

NOTE C. CASH IN BANKS

Each corporation has an independent bank account. Intertech Investment Group, Inc.banks with First Union National Bank. Bank statements indicate a balance of $143,009.09 as of March 31, 1996. The balance was the same as of December 31, 1994. In addition to its commercial bank account, Congress Reinsurance maintains a trading account of Merrill Lynch Company. The cash balance as of March 31, 1996 was $622.

NOTE D. GOLD COINS

Corporate policy has been to invest all surplus funds into gold coins which are readily converted to cash.

NOTE E. INVESTMENTS - YEN BONDS

The corporation through Intertech Investment Group, Inc., has entered into a joint venture and collateral transfer agreement with Southeast Financial Acceptance Corporation, Crossville, Tennessee, whereby one certain Japanese government issued Yen Bond, bearing the face value equivalent of Eighty Million Dollars (80,000,000.00) shall be made available for the purpose of using said Yen Bond to apply for transaction specific encumbrance as a collateral security instrument for specific surety bond purposes.

NOTE F. INVESTMENTS - CORUNDUM

The corporation has entered into an agreement with M.I.G., Inc., Miami, Florida, for the possession of 192,000 carats of corundum, to be used for hypothecation in surety contracts. Appraisal value of said corundum at $ 2,304,000. The corporation paid a fee of $100,000 for the perpetual use of these assets.

NOTE G. INVESTMENTS - MATSUI BONDS

The corporation acquired the right to use, for bonding purposes, a portfolio of Japanese corporate bonds issued by Matsui First Merchant (Overseas) Ltd. The marketability of said bonds through any NASDAQ broker. Orderly liquidation of said bonds will generate in excess of $29,500,000.00.

NOTE H. INVESTMENTS - GOLD DORE' BARS

The corporation has acquired a first security agreement and a UCC-1 filing on Dore' Bars (semi-refined gold bars) from First American Company. Said bars are located in the vault of Bank of America. The net value, fully refined, is $8,500,000.00.

NOTE I. INVESTMENTS - GOLD LEASE MINE

The corporation received an assignment of all rights under a certain gold mine lease held by Solomon of Nu, Inc., for use as a collateral security in Surety Bond transactions. Such assignment and all of its accompanying certificates has been determined to be worth $18,000,000.00. This constitutes (1) claim.

NOTE J. FIXED ASSETS

Office Furniture and Office Equipment are stated at acquisition cost. Depreciation is provided on a straight line method over the estimated useful like of the asset.

NOTE K. INCOME TAX

The books and records of all subsidiaries are kept on the accrual basis for financial purposes For income tax purposes Reserves for Contingent liabilities are reported. Indications are that there is no corporate income tax due.

NOTE L. PAID IN SURPLUS

On December 24, 1995 the corporation acquired Serenity Acres, a 622 ,acre farm and 5 capped gas wells. The corporation assumed a liability of a first mortgage of $206,000 and issued 406,626 shares of 144 treasury stock. At the time of sale the seller was asking $1,158,000 for the property. This was the appraised value of the property.

NOTE M. PAID IN SURPLUS

The corporation has no obligation to return any of the assets listed as investments, and has the unrestricted use of these assets for surety purposes. Consequently, these assets are being treated as Paid-In-Surplus on February 23,1996 the corporation acquired all the outstanding stock of International Products, Inc., Mentor Ohio for 650,000 shares of 144 stock. The assets, patents, contract and other rights have been appraised at $ 3,000,000.

NOTE N. CONTINGENCIES

The corporation is party to certain law suits arising in the course of business. In the opinion of management and its legal counsel, the potential effect of these suits is not significant. As of March 31, 1996 these are various bonds and sureties in effect with a face value of $23,165,778.00.

NOTE O. SUBSEQUENT EVENTS

During the second quarter of 1996 the corporation entered into discussions for the acquisition of American Lift Inc., Elizabethton, Tennessee. The corporation manufactures and installs specialty elevators. The acquisition was completed in June 1996. The company acquired all of the outstanding shares of American Lift, Inc. in exchange for 300,000 shares of GIFS. The value of American Lift has been appraised by management.

NOTE P. LEASING ARRANGEMENTS

The corporation conducts its operations from facilities that are leased under a five (5) year operating lease expiring December 31,2000.

The following is a schedule of minimum rental payments required under the above operating lease;


            1996    $33,660
            1997     33,660
            1998     33,660
                    -------
            Total  $100,980

                  ACADEMY INSURANCE & FINANCIAL SERVICES, INC.
                        AND ITS WHOLLY OWNED SUBSIDIARY
                        CONGRESS REINSURANCE CORPORATION
                             CHATTANOOGA, TENNESSEE




                              FINANCIAL STATEMENTS


                               DECEMBER 31, 1995

                  ACADEMY INSURANCE & FINANCIAL SERVICES, INC.
                        AND ITS WHOLLY OWNED SUBSIDIARY
                        CONGRESS REINSURANCE CORPORATION
                             CHATTANOOGA, TENNESSEE





                               TABLE OF CONTENTS
                                                               PAGE

Report of Independent Accountant                                120

Balance Sheet                                                   121

Stockholder's Equity                                            122

Statement of Operations                                         123

Analysis of Revenue                                             124

Analysis of Contingent Liability                                125

Additional Collateral                                           126

Notes to Financial Statements                                   127

                        REPORT OF INDEPENDENT ACCOUNTANT


Board of Directors and Shareholders
Academy Insurance & Financial Services, Inc.
Chattanooga, Tennessee

I have audited the accompanying consolidated balance sheet of Academy Insurance & Financial Services, Inc. and its wholly owned subsidiary, Congress Reinsurance Corporation, Inc., and its subsidiaries, Financial Guaranty Indemnity Corporation, and Intertech Investment Group, Inc., as of December 31, 1995, and the related consolidated statement of operations for the period then ended. These consolidated financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I have conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement preparation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Academy Insurance & Financial Services Inc. and its subsidiaries as of December 31, 1995 and the results of their consolidated operations for the period then ended in conformity with generally accepted accounting principles.


Herbert E. Woll, C.P.A.
December 31, 1995

                  ACADEMY INSURANCE & FINANCIAL SERVICES, INC.
                        AND ITS WHOLLY OWNED SUBSIDIARY
                        CONGRESS REINSURANCE CORPORATION
                             AS OF DECEMBER 31,1995
                                     ASSETS

CURRENT ASSETS
               Cash in Banks       (Note C)     $    144,054
               Gold Coins          (Note D)          441,944
               Merrill-Lynch       (Note D)           18,778

TOTAL CURRENT ASSETS                            $    604,776

INVESTMENTS
               Yen Bonds           (Note E)     $ 80,000,000
               Corundum            (Note F)        2,304,000
               Matsui Bonds        (Note G)       29,500,000
               Gold Dore' Bonds    (Note H)        8,500,000
               Gold Mining Lease   (Note I)       18,000,000
               Real Estate         (Note L)        1,158,000

TOTAL INVESTMENTS                               $139,462,000

FURNITURE & OFFICE EQUIPMENT
               Office Furniture - Net           $     44,089
               Office Equipment - Net                  6,849

TOTAL   FURNITURE & EQUIPMENT                   $     50,938

OTHER ASSETS  - LICENSES & PERMITS              $      7,805

TOTAL ASSETS                                    $140,125,519

          LIABILITIES & STOCKHOLDERS' EQUITY


CURRENT LIABILITIES - Accounts Payable                 6,579

OTHER LIABILITIES - Notes Payable                  1,683,573

STOCKHOLDERS' EQUITY                             138,435,367

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY        $140,125,519


  The Accompanying Notes Are An Integral Part Of These Financial Statements.

                  ACADEMY INSURANCE & FINANCIAL SERVICES, INC.
                        AND ITS WHOLLY OWNED SUBSIDIARY
                        CONGRESS REINSURANCE CORPORATION
                             AS OF DECEMBER 31,1995
                              STOCKHOLDERS' EQUITY




Common Stock - $.001 Par Value                          $     31,956
Authorized 31,955,555 issued and outstanding 8,840,976
Treasury stock 23,114,579

Paid in Surplus      (Note M)                            137,946,195

Earned Surplus                                               457,216

TOTAL STOCKHOLDERS' EQUITY                               138,435,367
--------------------------















   The Accompanying Notes Are An Integral Part Of These Financial Statements.

                        CONGRESS REINSURANCE CORPORATION
                            STATEMENT OF OPERATIONS
                    FOR THE 12 MONTHS ENDED DECEMBER 31,1995



Commission Income                                              $681,964

Cost of Operations

                     Advertising                   3,091
                     Automobile Expenses           9,662
                     Commissions                $112,469
                     Executive Salary            100,535
                     Interest                      5,133
                     Miscellaneous                 4,038
                     Office Expenses              13,135
                     Payroll & Payroll Taxes      16,577
                     Postage & Delivery              847
                     Professional Services        23,529
                     Rent & Leases                26,262
                     Telephone                    17,833
                     Travel                       21,787


Total Administrative                                            354,051

Profit before Depreciation                                      327,913

Depreciation                                                      1,489
                                                               --------

Profit before Corporate Income Tax                              326,474

Corporate Income Tax                                                -O-

Corporate Profit after Tax                                     $326,474







   The Accompanying Notes Are An Integral Part Of These Financial Statements.

                    GUARDIAN INSURANCE & FINANCIAL SERVICES
                        AND ITS WHOLLY OWNED SUBSIDIARY
                        CONGRESS REINSURANCE CORPORATION
                              ANALYSIS OF REVENUE
                            AS OF DECEMBER 31, 1995


                                                 GROSS REVENUE


COMPLETION PERFORMANCE BONDS                     $654,970

BID BONDS                                           2,900
                                                 --------

TOTAL GROSS REVENUE                              $657,870
                                                 --------













   The accompanying notes are an integral part of these Financial Statements,

                    GUARDIAN INSURANCE & FINANCIAL SERVICES
                        AND ITS WHOLLY OWNED SUBSIDIARY
                        CONGRESS REINSURANCE CORPORATION
                       ANALYSIS OF CONTINGENT LIABILITY)
                             AS OF DECEMBER 31,1995


                   CONTINGENT LIABILITY ON PERFORMANCE BONDS


As of December 31, 1995                         $21,459,000

As of December 31, 1994                              23,000

TOTAL CONTINGENT LIABILITY                      $21,482,000
                                                -----------









   The accompanying notes are an integral part of these Financial Statements.

                    GUARDIAN INSURANCE & FINANCIAL SERVICES
                        AND ITS WHOLLY OWNED SUBSIDIARY
                        CONGRESS REINSURANCE CORPORATION
                       ANALYSIS OF ADDITIONAL COLLATERAL
                            AS OF DECEMBER 31, 1995


                             ADDITIONAL COLLATERAL



1994     BALL HOME IMPROVEMENT CO.
                  Machinery & Equipment            $     900,000

2120/95  BERNARD MCLAUGHLIN
                  Real Estate                             75,000

5/14/95  C. ELVIN FELTNER
                  Krypton/Feltner Film Library       172,000,000

9/20/95  R.A. BANKS CONSTRUCTION
                  Real Estate                          7,000,000

10/4/95  B. WALL CONSTRUCTION
                  U.C.C. on Corporation                  500,000

10/6/95  SOLOMON 0F NU, INC.

                  (1) Mining Claim                     2,000,000
                                                   -------------
TOTAL ADDITIONAL COLLATERAL                        $ 379,975,000






   The Accompanying Notes Are An Integral Part Of These Financial Statements.

                  ACADEMY INSURANCE & FINANCIAL SERVICES, INC.
                        AND ITS WHOLLY OWNED SUBSIDIARY
                       CONGRESS REINSURANCE CORPORATION
                       NOTES TO THE FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1995

NOTE A- HISTORY OF COMPANY

Academy Insurance & Financial Services, Inc. was incorporated February 8, 1988, in the State of Nevada, with the intent to locate suitable business ventures to acquire. In October, 1994, the company acquired P.A.P Financial, Inc. in a tax free stock for stock transaction, whereby P.A.P. became a wholly owned subsidiary. P.A.P. Financial, Inc. operates as a network of insurance agencies with three offices located in Florida. Its principal activity is the performance of retail insurance services which involves placing property and casualty insurance with insurers on behalf of commercial and individual clients in a variety of industries.

Congress Reinsurance Corporation, Inc., and its wholly owned subsidiaries, is a non-regulated surety company operating pursuant to the Federal Miller Act U.S.C. Title 40 Section 270(b) as it pertains to corporate and individual surety and state regulations which pertain to the same. The Miller Act authorizes the issuance of corporate surety bonds, performance bonds, bid bonds, and various forms and types of financial guaranty bonds and other similar obligations.

In July, 1995, an agreement and plan of reorganization was entered into between Academy Insurance and Financial Services, Inc. (NASDAQ-B.B.-OTC-AIFS) whereby Academy acquired Congress Reinsurance, as a wholly owned subsidiary, in a tax free stock transaction.

In November 1995, Mr. Stan Cohen resigned as CEO of Academy, a tax free exchange ensued, whereby P.A.P. was spun off. The management of Congress Reinsurance, with Mr. Mohamed Zayed as CEO, remains the same. Congress Reinsurance is the only operating subsidiary of Academy Insurance. Mr. Zayed is also CEO of Academy. After the reorganization, Academy has 31,955,555 shares of common stock authorized and issued, of which 434,530 shares are free trading.

NOTE B-  SUMMARY OF ACCOUNTING POLICIES

The consolidated financial statements contain the accounts of Congress Reinsurance and its wholly owned subsidiaries, Financial Guaranty Indemnity Corporation, Inc., Intertech Investment Corporation and Guarantee Settlement Corporation, Inc. after elimination of intercompany balances and transactions.

NOTE C-  CASH IN BANKS

Each corporation has an independent bank account. Intertech Investment Group, Inc. banks with First Union National Bank. Bank statements indicate a balance of $143,009.09 as of December

31, 1995. The balance was the same as of December 31, 1994. In addition to its commercial bank account, Congress Reinsurance maintains a trading account at Merrill Lynch Company, The cash balance as of December 31, 1995 was $18,778.

NOTE D-  GOLD COINS

Corporate policy has been to invest all surplus funds in gold coins that are readily convertible into cash.

NOTE E-  INVESTMENTS - YEN BONDS

The corporation through Intertech investment Group, Inc., has entered into a joint venture and collateral transfer agreement with Southeast Financial Acceptance Corporation, Crossville, Tennessee, whereby one certain Japanese government issued Yen Bond, bearing the face value equivalent of Eighty Million Dollars ($89,000,000.00) shall be made available for the purpose of using said Yen Bond to apply for transaction specific encumbrance as a collateral security instrument for specific surety bond purposes.

NOTE F-  INVESTMENTS-CORUNDUM

The corporation has entered into an agreement with M.I.G., INC., Miami, Florida, for the possession of 192,000 carats of corundum, to be used for hypothecation in surety contracts. Appraisal value said corundum at $2,304,000. The corporation paid a fee of $ 100,000 for the perpetual use of these assets.

NOTE G-  INVESTMENTS - MATSUI BONDS

The corporation acquired the right to use, for bonding purposes, a portfolio of Japanese corporate bonds, issued by Matsui First Merchant (Overseas) Ltd. The marketability of said bonds is through any NASDAQ broker. Orderly liquidation of said bonds will generate in excess of $29,500.000.00.

NOTE H-  INVESTMENTS - GOLD DORE' BARS

The corporation has acquired a first security agreement and a UCC-1 filing on Dore' Bars (semi-refined gold bars) from First American Company. Said bars are located in the vault of Bank of America. The net value, fully refined, is $ 8,500,000.00.

NOTE I-  INVESTMENTS - GOLD LEASE MINE

The corporation received an assignment of all rights under a certain gold mine lease held by Solomon of Nu, Inc., for use as a collateral security in Surety Bond transactions. Such assignment and all of its accompanying certificates has been determined to be worth $18,000,000,00.

NOTE J-  FIXED ASSETS

Office Fumiture and Office equipment are stated at acquisition cost. Depreciation is provided on a straight line method over the estimated useful life of the asset.

NOTE K-  INCOME TAX

The books and records all subsidiaries are kept on the accrual method for financial purposes, For income tax purposes reserves for contingent liabilities are reported. Indications are that there is no corporate income tax due.

NOTE L-  PAID IN SURPLUS

On December 24,1995 the corporation acquired Serenity Acres, a 622 acre farm and 5 capped gas wells. The corporation assumed a liability of a first mortgage of $ 206,000 and issued 406,626 shares of 144 treasury stock. At the time of sale the seller was asking $1,158,000 for the property. This was the appraised value of the property.

NOTE M-  PAID IN SURPLUS

The corporation has no obligation to return any of the assets listed as investments, and has the unrestricted use of these assets for surety purposes. Consequently, then assets are being treated as Paid-In Surplus.

NOTE N-  CONTINGENCIES

The corporation is party to certain law suits arising in the course of business. In the opinion of management and its legal counsel, the potential effect of these suits is not significant. As of December 31, 1995 there are various bonds and Sureties in effect with a face value of $35,653,000.00.

NOTE 0-  SUBSEQUENT EVENTS

In December, 1995, conditional Letters of Commitment were exchanged between the corporation and the Nevele Country Club, Inc., Ellenwood, New York, whereby the Nevele would be acquired by the corporation in a tax free exchange of treasury stock of the corporation. The Nevele is a $27,000,000 destination resort having complete recreational facilities that has been in business since 1901. As of February 15, 1996, this matter is still be negotiated.

NOTE P-   LEASING ARRANGEMENTS

The corporation conducts its operations from facilities that are leased under a five (3) year operating lease expiring December 31, 2000.

The following is a schedule of minimum rental payments required under the above operating lease.


                1996        $ 33,660
                1997          33,660
                1998          33,660

                TOTAL       $100,980
                            --------

                 GUARDIAN INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                             CHATTANOOGA, TENNESSEE



                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

                 GUARDIAN INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                             CHATTANOOGA, TENNESSEE


                               TABLE OF CONTENTS



                                                      PAGE


Report of Independent Accountant                       133

Balance Sheet                                          134

Statement of Operations                                135

Notes To Financial Statements                          136

                                  HERBERT WOLL
                          CERTIFIED PUBLIC ACCOUNTANT


2891 GANT QUARTERS DRIVE                         23611 CHAGRIN BLVD. STE 101
   MARIETTA, GA 30068                                BEECHWOOD, OH  44122
     (770) 565-7299                                     (216) 292-7505
   FAX (770) 977-5622                                FAX (216)  464-1802



                        REPORT OF INDEPENDENT ACCOUNTANT

Board of Directors and Shareholders
Guardian Insurance & Financial Services, Inc.
Chattanooga, Tennessee

I have audited the accompanying consolidated balance sheet of Guardian Insurance & Financial Services, Inc. and its wholly owned subsidiaries, as of December 31, 1994, and the related consolidated statement of operations for the period then ended. These consolidated financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I have conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement preparation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guardian Insurance & Financial Services, Inc. and its subsidiaries as of December 31, 1994 and the results of their consolidated operations for the period then ended in conformity with generally accepted accounting principles.



Herbert E. Woll, C.P.A.
December 31,  1994

                        CONGRESS REINSURANCE CORPORATION
                             AS OF DECEMBER 31,1994
                                     ASSETS


CURRENT ASSETS
               Cash in Banks       (Note C)         $143,099
               Gold Coins          (Note D)           67,311
               Loans Receivable                       22,700
                                                    --------

TOTAL CURRENT ASSETS                                $233,110

INVESTMENTS
               Yen Bonds           (Note E)      $80,000,000
               Corundum            (Note F)        2,304,000
               Matsui Bonds        (Note G)       29,500,000
               Gold Dore' Bonds    (Note H)        8,500,000
               Gold Mining Lease   (Note H)       18,000,000
               Real Estate         (Note L)        1,158,000

TOTAL INVESTMENTS                               $138,304,000

FURNITURE & OFFICE EQUIPMENT
               Office Furniture - Net           $      4,543
               Office Equipment - Net                  3,496
                                                ------------

TOTAL FURNITURE & EQUIPMENT                     $      8,039

OTHER ASSETS  - LICENSES & PERMITS              $    105,000

TOTAL ASSETS                                    $138,650,149



                       LIABILITIES & STOCKHOLDERS' EQUITY



CURRENT LIABILITIES - Accounts Payable                15,407

OTHER LIABILITIES - Notes Payable                  1,445,000

STOCKHOLDERS' EQUITY                             137,189,742

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY        $138,650,149


  The Accompanying Notes Are An Integral Part Of These Financial Statements.

                        CONGRESS REINSURANCE CORPORATION
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31,1994



Commission Income                                 $288,175

Cost of Operations
------------------

                Commissions              $28,401
                Executive Salary          31,000
                Rent & Leases              9,573
                Professional Services      9,683
                Travel                    45,152
                Telephone                 19,613
                Payroll & Payroll Taxes    9,657
                Office Expenses            8,389
                Automobile Expenses        5,757
                Miscellaneous              2,661
                Advertising                  649
                Postage & Delivery         4,989

Total Administrative                              $175,524
--------------------

Profit before Depreciation                         112,651

Depreciation and Bad Debt Reserve                   12,010

Profit before Corporate Income Tax                $100,641
----------------------------------









   The Accompanying Notes Are An Integral Part Of These Financial Statements.

           CONGRESS RE-INSURANCE CORPORATION, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31,1994

NOTE A:   SUMMARY OF ACCOUNTING POLICIES
     Congress Re-Insurance Company Inc., through its subsidiaries, Financial Guarantee Indemnity Corporation Inc., and Intertech Investment Corporation, is a non-regulated surety company operating under the auspices of the Federal Miller Act, U.S.C. Title 40 Section 270(a) - 270 (b) authorized to issue financial guarantee bonds, performance bonds, and various types of bid and guarantee bonds.

     The consolidated financial statements include the accounts of the company and its subsidiaries after elimination of intercompany balances and transactions.

REVENUE RECOGNITI'ON
     Finance fees incorporated over the life of the bond issued. A bond is not issued until fees are received. Bonds are subject to 10 days cancellation for failure to perform at the scheduled level. This method is in accord with industry protocol for private guarantee facilities.

NOTE B: FIXED ASSETS:
     Furniture, Fixtures, and Office Equipment are stated at acquisition cost. Depreciation is provided on the straight line method over the estimated useful life of the asset.

     Major expenditures which substantially increase useful lives of assets are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. Upon retirement or other disposition of equipment, the cost and related accumulated provisions for depreciation are removed from the accounts and the resulting gains or losses are included in income.

NOTE C: CASH IN BANKS:
     Each corporation has an independent bank account. Intertech Investment Group Inc. banks with First Union National Bank. Bank records indicate a balance of $143,009.19 as of December 31, 1994.

NOTE D:  INVESTMENTS-GOLD COINS:
     The company has determined to invest its surplus funds into gold coins that are readily convertible into cash.

NOTE E: INVESTMENTS-YEN BOND:
     The corporation, through Intertech Investment Group Inc., has entered into a JOINT VENTURE AND COLLATERAL TRANSFER AGREEMENT with Southeast Financial Acceptance Corporation, Crossville, Tennessee, whereby one certain Japanese Government issued yen bond, bearing the face value of Eighty Million Dollars ($80,000,000) shall be made available for the purpose of using said yen bond to apply for transaction specific encumbrance as a collateral security instrument for specific surety bond purposes.

NOTE F: INVESTMENTS-CORUNDUM:
     The corporation has entered into an agreement with M.I.G., INC, Miami, Florida for the use of 192,000 carats of corundum for the use of hypothecation in surety contracts. Professional expert appraisals value said corundum at $2,304,000. The corporation paid a fee of $100,000 for this agreement.

NOTE G: INVESTMENTS-MATSUI BONDS:
     The corporation acquired the right to use for bonding purposes a portfolio of Japanese Corporate bonds issued by Matsui First Merchants (Overseas) Ltd. The marketability of said bonds is through any NASD broker. Orderly liquidation of these bonds will generate in excess of $29,500,000.

NOTE H:  INVESTMENTS-GOLD DORE' BARS:
     The corporation has acquired a first security agreement and a UCC-1 filing on Dore' (pre-refined gold) bars from First American Company. Said bars are located in the Bank of America. The net value, fully refined, is $ 8,500,000.

NOTE I:  INVESTMENTS-GOLD MINING LEASE:
     Congress received an assignment of all rights under a certain Idaho mining lease from Solomon of Nu, Inc. for use as collateral security in Surety Bond transactions. such assignment and all of its certificates has been determined to be worth $18,000,000 for Balance Sheet purposes.

NOTE J: SUBORDINATED CAPITAL
     As stated in the various notes, the company reports $138,304,000 as investment in various assets. The company has no obligation to return these assets at any specific date, and has the unrestricted use of these assets for surety purposes. Consequently, these assets are being treated as subordinated capital.

NOTE K:  CONTINGENCIES:
     The company is party to certain law suits arising in the normal course of business. In the opinion of management and its legal counsel, the potential effect of these suits is not significant.

                         [JAMES E. PRATT LETTERHEAD]









                                                February 1, 1996



Guardian Insurance & Financial Services, Inc.
Congress Re-Insurance Corporation, Inc.
(its wholly owned subsidiary)
Boards of Directors of both corporations
735 Broad Street
James Building, Suite 1001
Chattanooga, TN  37402

Attn:  Mr. Mohamed Khairy Mohamed Zayed, II
       President and Chief Executive Officer

Dear Mr. Zayed:

        After careful consideration and review of the documentation provided by Guardian Insurance & Financial Services, Inc. ("Guardian") and Congress Re-Insurance Corporation, Inc. ("Congress") regarding the rights of Guardian, Congress and you to encumber the various assets of Southeastern Financial Acceptance Corporation, Solomon of Nu, Inc., Chase Capital Services, Inc.,
First American Companies, Inc., MIG, Inc. and others listed in the documentation provided by Guardian and Congress, it is my opinion that Guardian, Congress, you and Congress' financial consulting department d/b/a Intertech Investment Group have the unrestricted right to encumber these assets and to utilize the same as subordinated capital assets guaranteeing the various indemnification agreements (corporately issued indemnity bonds) pursuant to the covenants set out therein.

        Thank you for your time and assistance with regard to this matter. It is a pleasure working with you and your fine staff.

                                                Very truly yours,



                                                /s/ James E. Pratt
                                                -----------------------
                                                James E. Pratt, Esq.

SUBSEQUENT EVENTS (AMENDED)


DATE:   January 23, 1996

RE:     Summary and Analysis of Book Value.

        Since the previous inclusion of subsequent events in this report, other additional events which materially affect the value of the Company have transpired, and are generally as follows:

        Earlier this month, Academy Insurance Financial Services, Inc., changed its name to Genesis Insurance Financial Services, Inc., to better reflect the operations of the Company. Additionally, Genesis Insurance Financial Services, Inc., through its newly-formed subsidiary, Guarantee Settlement Corporation, Inc., and its subdivision, Longhorn Energy Corporation, Inc. (both Delaware corporations), acquired a 620-acre agricultural operation, yielding an additional $325,000 in revenues, and over $1.2 Million in asset value (real estate, equipment, livestock, etc.). This property has been announced to the public during this previous week, and the same were deeded to Guarantee Settlement Corporation, Inc., a wholly-owned subsidiary of GUARDIAN.

        Further, in addition to this transaction, five drilled and capped gas wells tested for reserves and appraised, utilizing state-certified geologists' analysis and audit reports on the natural gas wells, original valuation of $3.2 million, was reported based on a previous gas price obtained through public data, selecting last years' prices (1995). However, due to the increased price of over $3 per unit of gas sold, the value has increased dramatically to over $5 million. These energy rights and the liberty interest therein, together with the wells, have been deeded into LONGHORN ENERGY CORPORATION, INC., a wholly-owned subsidiary of GUARDIAN (a Delaware corporation).

        Further, based on these new events, together with previous history and earnings, it is estimated current book value of GUARDIAN INSURANCE FINANCIAL SERVICES, INC., and its wholly-owned subsidiary divisions, is determined to be approximately $14.50 per share, utilizing a calculation of 20% in calculating contingent liabilities (this being the standard of the regulated insurance industry); however, GUARDIAN and its wholly-owned subsidiaries, not being regulated insurers, has taken a more conservative approach to calculating the book value of the Company. The Company has used a 100% subtraction of contingent liabilities outstanding at the present time (rather than 20%), to estimate the book value of the Company based on outstanding shares of 10 million to date, to be approximately $11.

        This information has been provided by certified geologists' appraisals, reports and information from the Company and management, together with public information available for consideration; therefore, based upon investigation of the facts, it is believed that the foregoing representations accurately reflect the current book value of GUARDIAN INSURANCE FINANCIAL SERVICES, INC. at the present time. Pending economic and market conditions could affect the book value of the Company, as well as any addition and subtraction of contingent liabilities; likewise, real-time analysis of the current financial status of GUARDIAN INSURANCE FINANCIAL SERVICES, INC. should be made, and it is recommended that individuals not sophisticated in reviewing such matters contact specialized consultants prior to making investment decisions.

                   CURRENT AND PROJECTED EARNINGS PER SHARE



        Based on current outstanding shares at 10,500,000 shares of common stock, the current earnings per share is approximately $0.035 gross earnings per share to date. While earnings per share based on current projections for the next five years are as follows:

        1995:   $0.03 per share
        1996:   $0.27 per share
        1997:   $0.11 per share
        1998:   $1.51 per share
        1999:   $2.25 per share
        2000:   $3.54 per share

        It should be noted that these projections take into consideration that additional shares will be issued and pursuant to an anticipated secondary public offering; and, even though anticipated revenue projections are sizable, the number of shares outstanding will have increased dramatically, resulting in the estimated earnings per share as represented above.

        It should also be noted that, should the anticipated secondary offering not be successful, or should economic or other adverse conditions ensue, the estimated earnings per share could be dramatically less, or nonexistent, should economic conditions negatively impact the balance sheet and operations of GUARDIAN and its wholly-owned subsidiaries.

        Conversely, should economic conditions have an increased positive effect on the operations and balance sheets of GUARDIAN, and should the secondary offering be successful, the estimated earnings per share could be higher than represented above. Consequently, caution should be exercised with the knowledge that earnings per share as well as the current book value of GUARDIAN and its wholly-owned subsidiaries could be dramatically decreased and shareholder value could be lost entirely under adverse circumstances which are present on any industry which relies upon current economic conditions to support its projected value and success.

                 GUARDIAN INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                             CHATTANOOGA, TENNESSEE



                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

                 GUARDIAN INSURANCE & FINANCIAL SERVICES, INC.
                       AND ITS WHOLLY OWNED SUBSIDIARIES
                             CHATTANOOGA, TENNESSEE


                               TABLE OF CONTENTS



                                                      PAGE


Report of Independent Accountant                       144

Balance Sheet                                          145

Statement of Operations                                146

Notes To Financial Statements                          147

                                  HERBERT WOLL
                          CERTIFIED PUBLIC ACCOUNTANT


2891 GANT QUARTERS DRIVE                    23611 CHAGRIN BLVD. STE 101
   MARIETTA, GA 30068                           BEECHWOOD, OH  44122
     (770) 565-7299                                (216) 292-7505
   FAX (770) 977-5622                           FAX (216)  464-1802



                        REPORT OF INDEPENDENT ACCOUNTANT

Board of Directors and Shareholders
Guardian Insurance & Financial Services, Inc.
Chattanooga, Tennessee

I have audited the accompanying consolidated balance sheet of Guardian Insurance & Financial Services, Inc. and its wholly owned subsidiaries, as of December 31, 1993, and the related consolidated statement of operations for the period then ended. These consolidated financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I have conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement preparation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guardian Insurance & Financial Services, Inc. and its subsidiaries as of December 31, 1993 and the results of their consolidated operations for the period then ended in conformity with generally accepted accounting principles.



Herbert E. Woll, C.P.A.
December 31,  1993

                        CONGRESS REINSURANCE CORPORATION
                             AS OF DECEMBER 31,1993
                                     ASSETS

CURRENT ASSETS
--------------
                     Cash in Banks        (Note C)      $    143,344
                     Loans Receivable                         10,500
                                                        ------------

TOTAL CURRENT ASSETS                                    $    153,844
--------------------

INVESTMENTS
-----------
                       Yen Bonds          (Note D       $ 80,000,000
                       Corundum           (Note E)         3,600,000
                       Gold Coins         (Note F)            18,762
                                                        ------------

TOTAL INVESTMENTS                                       $ 83,618,762
-----------------

FURNITURE & OFFICE EQUIPMENT
----------------------------
          Office Furniture - Net                        $      5,679
          Office Equipment - Net                               4,369
                                                        ------------

TOTAL FURNITURE & EQUIPMENT                             $     10,049
---------------------------

OTHER ASSETS  - LICENSES & PERMITS                      $    105,000
----------------------------------

TOTAL ASSETS                                            $ 83,887,655
------------



          LIABILITIES & STOCKHOLDERS' EQUITY



CURRENT LIABILITIES - Accounts Payable                         7,555
--------------------------------------

STOCKHOLDERS' EQUITY                                      83,880,100
--------------------

EARNED SURPLUS                                                30,100

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                $ 83,887,655
---------------------------------------


  The Accompanying Notes Are An Integral Part Of These Financial Statements.

                        CONGRESS REINSURANCE CORPORATION
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993



Commission Income                                       $238,556

Cost of Operations
------------------

                 Commissions              $61,973
                 Executive Salary          52,000
                 Rent & Leases              6,615
                 Professional Services      2,544
                 Travel                    19,574
                 Telephone                  4,285
                 Payroll & Payroll Taxes   15,069
                 Office Expenses            5,701
                 Automobile Expenses        5,521
                 Miscellaneous                508
                 Advertising                4,847

Total Administrative                                    $178,637
--------------------

Profit before Depreciation                                59,915

Depreciation and Bad Debt Reserve                          1,250

Profit before Corporate Income Tax                      $ 58,661
----------------------------------

           CONGRESS RE-INSURANCE CORPORATION, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1993

NOTE A:  SUMMARY  OF ACCOUNTING POLICIES
     Congress Re-insurance Corporation, Inc., through its subsidiaries, Financial Indemnity Corporation Inc., and Intertech Investment Corporation is a non-regulated surety company operating under the auspices of the Federal Miller Act, U.S.C. Title 40 Section 270(a) - 270 (b) authorized to issue financial guarantee bonds, performance bonds, and various types of bid and guarantee bonds.

     The consolidated financial statements include the accounts of the company and its subsidiaries after elimination of intercompany balances and transactions,

REVENUE  RECOGNITION
     Finance fees are pro-rated over the life of the bond issued. A bond is not issued until fees are received. Bonds are subject to 10 days cancellation for failure to perform at the scheduled level. This method is in accord with industry protocol for private guarantee facilities.

NOTE B: FIXED ASSETS
     Furniture and Fixtures, and Office Equipment are stated at acquisition cost. Depreciation is provided on the straight line method over the estimated useful life of the asset.

     Major expenditures which substantially increase useful lives of assets are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. Upon retirement or other disposition of equipment, the cost and related accumulated provisions for depreciation are removed from the accounts and the resulting gains or losses are included in income.

NOTE  C:  CASH IN BANKS:
     Each corporation has an independent bank account. Intertech Investment Group Inc. banks with First Union National Bank. Bank records indicate a balance of $143,009.19 as of December 31, 1993.

NOTE D:  INVESTMENTS-YEN BOND:
     The corporation, through Intertech Investment Group Inc., has entered into a JOINT VENTURE AND COLLATERAL TRANSFER AGREEMENT with Southeast Financial Acceptance Corporation, Crossville, Tennessee, whereby one certain Japanese Government issued yen bond, bearing the face value of Eighty Million Dollars ($80,000,000) shall be made available for the purpose of using said yen bond to apply for transaction specific encumbrance as a collateral security instrument for specific surety bond purposes.

NOTE E:  INVESTMENTS-CORUNDUM:
     The corporation has entered into an agreement with M.I.G., INC., Miami, Florida for the use of 192,000 carats of corundum for the use of hypothecation in surety contracts. Professional expert appraisals value said corundum at $ 2,304,000. The corporation paid a fee of $ 100,000 for this agreement.

NOTE F: INVESTMENTS-GOLD COINS:
     The corporation acquired 50 U.S. gold coins at a cost of $18,762.50.

NOTE G: INCOME TAX:
     The books and records of all subsidiaries are kept on the accrual method for financial reporting purposes. For income tax purposes, reporting is on the cash method. Tax returns for 1991, 1992, and 1993 are being prepared for filing. Indications are that there will be no corporate tax due.

NOTE H:  SUBORDINATED CAPITAL:
     As stated in Notes D and E, the company carries as an investment an $80,000,000 yen bond and 192,000 carats of corundum. The company is not obligated to return these assets at any specific date, and has the unrestricted right to use these assets for surety purposes. Consequently, these assets are being treated as subordinated capital.

NOTE I:  CONTINGENCIES:
     The company is party to certain law suits arising in the normal course of business. In the opinion of management and its legal counsel, the potential effect of these claims against the company is not significant. As of December 31, 1993, there are no surety bonds outstanding for which the company has any contingent liability.